Exhibit 10.1

CREDIT AGREEMENT,

dated as of October 15, 2024,

among

EPIC CRUDE HOLDINGS, LP,

as Holdings,

EPIC Crude Services, LP,
as Borrower,

THE LENDERS AND L/C ISSUERS PARTY HERETO FROM TIME TO TIME,

Goldman Sachs Bank USA,

as Administrative Agent

and

Goldman Sachs Bank USA,

as Collateral Agent

as amended by Amendment No. 1 to Credit Agreement, dated as of July 10, 2025

Goldman Sachs Bank USA,

MUFG BANK, LTD.,

WELLS FARGO SECURITIES, LLC,

cibc world markets corp.,

and

CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section 9.09.	Interest Rate Limitation	183
Section 9.10.	Entire Agreement	183
Section 9.11.	Waiver of Jury Trial	184
Section 9.12.	Severability	184
Section 9.13.	Counterparts	184
Section 9.14.	Headings	184
Section 9.15.	Jurisdiction; Consent to Service of Process	184
Section 9.16.	Confidentiality	185
Section 9.17.	Communications	186
Section 9.18.	Release of Liens and Guarantees	187
Section 9.19.	U.S.A. PATRIOT Act and Similar Legislation	189
Section 9.20.	Judgment	189
Section 9.21.	No Fiduciary Duty	189
Section 9.22.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	190
Section 9.23.	Certain ERISA Matters	190
Section 9.24.	Non-Recourse	192
Section 9.25.	Acknowledgment Regarding Any Supported QFCs	192
Section 9.26.	Electronic Signatures	193

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Prepayment Notice
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	[Reserved]
Exhibit F	Form of Solvency Certificate
Exhibit G-1	Form of Term Note
Exhibit G-2	Form of Revolving Note
Exhibit G-3	Form of Incremental Term Loan Note
Exhibit G-4	Form of Incremental Revolving Note
Exhibit H-1	Form of Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I	Form of Administrative Questionnaire
Exhibit J	Form of Non-Debt Fund Affiliate Assignment and Assumption
Exhibit K-1	Acceptance and Prepayment Notice
Exhibit K-2	Discount Range Prepayment Notice
Exhibit K-3	Discount Range Prepayment Offer
Exhibit K-4	Solicited Discounted Prepayment Notice
Exhibit K-5	Solicited Discounted Prepayment Offer
Exhibit K-6	Specified Discount Prepayment Notice
Exhibit K-7	Specified Discount Prepayment Response
Exhibit L	Form of Junior Lien Intercreditor Agreement

Exhibit M	Form of First Lien Intercreditor Agreement
Exhibit N	Form of Compliance Certificate

Schedule 2.01	Revolving Commitments; Term Loan Commitments; Letter of Credit Sublimits
Schedule 3.04	Governmental Approvals
Schedule 3.07(e)	Loan Parties
Schedule 3.07(f)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.12	Tax Liabilities
Schedule 3.15	Environmental Matters
Schedule 3.17	Material Real Property
Schedule 3.21	Subsidiary Information
Schedule 5.12	Post-Closing Requirements
Schedule 6.01(g)	Terms of Subordination for Permitted Subordinated Debt
Schedule 6.01(p)	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

This CREDIT AGREEMENT, dated as of October 15, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among EPIC Crude Holdings, LP, a Delaware limited partnership (“Holdings”), EPIC Crude Services, LP, a Delaware limited partnership (the “Borrower”), the LENDERS and L/C ISSUERS party hereto from time to time, Goldman Sachs Bank USA, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”) for the Lender Parties and as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H :

WHEREAS, the Borrower is a wholly owned Subsidiary of Holdings, and Holdings is, as of the Closing Date, directly or indirectly controlled by the Sponsors;

WHEREAS, the Borrower has requested that (a) the Term Lenders extend term loans on the Closing Date, in an aggregate principal amount of $1,200,000,000 and (b) the Revolving Lenders provide revolving commitments in an aggregate principal amount of $125,000,000; and

WHEREAS, the Lenders are willing to extend such term loans and revolving commitments, and the L/C Issuers are willing to issue letters of credit, in each case to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I
Definitions

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2025 Refinancing Lenders” shall have the meaning assigned to the term “Refinancing Lenders” in Amendment No. 1.

“2025 Refinancing Term Loans” shall have the meaning assigned to the term “Refinancing Term Loans” in Amendment No. 1.

“ABR Borrowing” shall mean a Borrowing consisting of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.09(c)(iv)(B).

“Acceptable Prepayment Amount” shall have the meaning assigned to such term in Section 2.09(c)(iv)(C).

“Acceptance and Prepayment Notice” shall mean a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K-1.

“Acceptance Date” shall have the meaning assigned to such term in Section 2.09(c)(iv)(B).

“Additional Refinancing Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address as set forth in Section 9.01, or such other address as the Administrative Agent may from time to time notify to the Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Agent Fee Letter” shall mean that certain Agent Fee Letter dated July 18, 2024, by and between the Borrower and Goldman Sachs Bank USA.

“Agent Parties” shall mean the Agents or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, OID, upfront fees or Benchmark or ABR floor, in each case, incurred or payable by the Loan Parties generally to all lenders of such Indebtedness; provided that (a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if the actual maturity is less than four years from incurrence, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and (b) “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees payable to any lead arranger (or its Affiliate) in connection with the commitment or syndication of such Indebtedness, consent fees paid to consenting Lenders, ticking fees on undrawn commitments and any other fees not paid or payable generally to all lenders ratably.

“Alternate Base Rate” shall mean, for any day, the greatest of (a) the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (b) the Federal Funds Effective Rate as of such date plus 0.50% per annum, (c) Term SOFR as of such date for a one-month Interest Period plus 1.00% per annum; provided that this clause (c) shall not be applicable during any period in which Term SOFR, or any component thereof, is unavailable or unascertainable and (d) 1.00%. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Amendment No. 1” shall mean that certain Amendment No. 1 to Credit Agreement, dated as of July 10, 2025, among Holdings, the Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent and the 2025 Refinancing Lenders.

“Amendment No. 1 Effective Date” shall have the meaning assigned to the term “Refinancing Closing Date” in Amendment No. 1.

“Applicable Discount” shall have the meaning assigned to such term in Section 2.09(c)(iii)(B).

“Applicable Margin” shall mean, for any day:

(a)            with respect to the Term Loans, 2.50% per annum in the case of any SOFR Loan and 1.50% per annum in the case of any ABR Loan; and

(b)            with respect to the Revolving Loans, 2.50% per annum in the case of any SOFR Loan and 1.50% per annum in the case of any ABR Loan.

“Applicable Prepayment Percentage” shall mean:

(a)            for the period commencing on the Closing Date until and excluding the date that is the six-month anniversary of the Closing Date, 1.00%;

(b)            for the period commencing on the date that is the six-month anniversary of the Closing Date until and including the Amendment No. 1 Effective Date, zero;

(c)            for the period commencing after the Amendment No. 1 Effective Date until and excluding the date that is the six-month anniversary of the Amendment No. 1 Effective Date, 1.00%; and

(d)            thereafter, zero.

“Appropriate Lender” shall mean, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Lenders.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Goldman Sachs Bank USA, MUFG Bank, Ltd., Wells Fargo Securities, LLC, CIBC World Markets Corp. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners under this Agreement with respect to the Initial Term Loans and the Initial Revolving Facility.

“Asset Acquisition” shall mean any acquisition, directly or indirectly, by the Borrower or any of its Restricted Subsidiaries from any Person other than Holdings, the Borrower or any of its Restricted Subsidiaries, to the extent otherwise permitted hereunder of any asset or group of related assets in one or a series of related transactions, with an aggregate consideration exceeding $5,000,000.

“Asset Disposition” shall mean any sale, transfer or other disposition, directly or indirectly, by the Borrower or any of its Restricted Subsidiaries to any Person other than Holdings, the Borrower or any of its Restricted Subsidiaries to the extent otherwise permitted hereunder of any asset or group of related assets in one or a series of related transactions, the Net Proceeds from which exceed $5,000,000.

“Asset Sale” shall mean any Disposition (other than a sale and leaseback transaction permitted pursuant to Section 6.03) by the Borrower or any of its Restricted Subsidiaries (a) not in the ordinary course of business to any Person (other than the Borrower or any of its Restricted Subsidiaries) pursuant to Section 6.05(j) or (b) due to a casualty or condemnation event in respect of their property pursuant to Section 6.05(i); provided that no Disposition shall constitute an Asset Sale except to the extent it results in the receipt of Net Proceeds in excess of $40,000,000 for all such Dispositions in any fiscal year of the Borrower (and solely to the extent of such excess Net Proceeds).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and include all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Debt” shall mean with respect to any sale and leaseback transaction, at the time of determination, the lesser of (a) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (b) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.09(c) or any Permitted Debt Exchange pursuant to Section 2.23; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.24(b)(iii).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.24(b)(iv).

“Availability Period” shall mean, in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the termination of the Revolving Commitments in full in accordance with Sections 2.06(b) or 2.06(c) and (c) the date of the termination of the Revolving Commitments in full pursuant to Section 7.01.

“Available Amount” shall mean, at any time (the “Reference Date”), the sum of (without duplication):

(i)            the greater of (x) $110,000,000 and (y) 50% of LTM Consolidated Adjusted EBITDA; plus

(ii)            the greater of (x) 50% of Consolidated Net Income for the period (treated as one accounting period) commencing on the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to such date for which financial statements are required to have been provided pursuant to Section 5.04 and (y) 100% of Excess Cash Flow Available for Distribution; plus

(iii)            to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other Cash Distributions received by the Borrower or any of its Restricted Subsidiaries from any Investments (to the extent that such Investments are made with a prior utilization of the Available Amount) during the period from and including the Closing Date through and including the Reference Date; provided, in no case shall such amount exceed the amount of such Investment made using the Available Amount; plus

(iv)            in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 6.04 in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any Investment, an amount equal to the aggregate amount received by the Borrower or any of its Restricted Subsidiaries in cash and Permitted Investments from: (i) the sale (other than to Holdings, the Borrower or any of its Restricted Subsidiaries) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment less any amounts that would be deducted pursuant to the definition of “Net Proceeds” if such sale constituted a Disposition, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment; plus

(v)            in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 6.04 in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries, an amount equal to the fair market value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(vi)            in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 6.04 in a joint venture and thereafter such joint venture becomes a wholly-owned or otherwise Controlled Restricted Subsidiary of the Borrower or its Restricted Subsidiaries or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries, an amount equal to the fair market value of the Investments of the Borrower and its Restricted Subsidiaries in such joint venture at the time of such acquisition, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(vii)            proceeds (consisting of cash or Permitted Investments) (other than proceeds of ordinary course asset sales) of any Disposition by the Borrower or any of its Restricted Subsidiaries that are Not Otherwise Applied; minus

(viii)            any Investment made pursuant to Section 6.04(m) or any Restricted Payment made pursuant to Section 6.06(o) or any payment made pursuant to Section 6.09(d)(iii) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (viii), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Equity Amount” shall mean, as of any time of determination, an aggregate amount not greater than (a) 200.0% of the amount of any capital contributions, net cash proceeds and Permitted Investments received by the Borrower since the Closing Date from (i) the issuance or sale of its Qualified Equity Interests, (ii) contributions to its common equity with the net cash proceeds and Permitted Investments from the issuance and sale by Holdings (or any direct or indirect parent of Holdings) of its Qualified Equity Interests or a contribution to its common equity and/or (iii) issuances of debt securities representing obligations of the Borrower and/or its Restricted Subsidiaries (other than debt securities representing intercompany Indebtedness among the Borrower and its Restricted Subsidiaries) that have been converted into or exchanged for Qualified Equity Interests of the Borrower (in each case of (i), (ii) and (iii), other than (x) proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (y) proceeds of any Specified Equity Contribution and (z) proceeds from the sale of Equity Interests applied pursuant to Section 6.06(f) or Section 6.06(g)(ii)), minus (b) the amount of Indebtedness incurred, Liens incurred, Sale and Lease-Back Transactions, Investments, Restricted Payments or prepayments, redemptions, purchases, defeasances, and other payments of Junior Indebtedness made, in reliance on the Available Equity Amount pursuant to Sections 6.01(d), Section 6.02(d), Section 6.03(b), Section 6.04(l), Section 6.06(b) and Section 6.09(d)(ii).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(c)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” shall have the meaning set forth in the definition of “Permitted Investments”.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Base Rate Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(c)(i).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower) for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that if such Benchmark Replacement as so determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to such Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(c).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation (in the form approved by the LSTA).

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.09(c)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” shall mean the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.09(c)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” shall mean the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.09(c)(iv).

“Borrowing” shall mean a group of Loans of a single Type under any Facility and made on a single date to the Borrower and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York; provided that, in addition to the foregoing, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loans or any other dealings of such SOFR Loans, any such day shall be a Business Day only if it is also a U.S. Government Securities Business Day .

“Capital Expenditures” of any Person shall mean, for any period, the aggregate of all capital expenditures during such period of such Person that, in conformity with GAAP, are, or are required to be, included as cash flows from investing activities during such period to property, plant, or equipment reflected in the consolidated statement of cash flows of such Person; provided, however, that “Capital Expenditures” for the Borrower and its Restricted Subsidiaries shall not include:

(a)            expenditures to the extent they are made with Net Proceeds in respect of a Disposition that would have constituted Asset Sales but for the proviso in the definition of “Asset Sales”,

(b)            expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Restricted Subsidiaries pursuant to the terms of Section 2.09(b)(i),

(c)            expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower or any of its Restricted Subsidiaries) and for which neither the Borrower nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(d)            the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used, surplus, worn out or obsolete equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used, worn out or obsolete or surplus equipment, in each case, in the ordinary course of business,

(e)            Investments made pursuant to Section 6.04(a),

(f)            the purchase price paid in connection with any acquisition permitted hereunder; or

(g)            the purchase price of equipment that is purchased in the ordinary course of business substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP as in effect on the Closing Date and, for purposes hereof, the amount of such obligations at any time shall be the capitalized or financed amount thereof at such time determined in accordance with GAAP as in effect on the Closing Date.

“Capital Project” shall have the meanings assigned to such term in the Holdings Partnership Agreement.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries.

“Cash Collateral” shall have the meaning assigned to such term in Section 2.24(g).

“Cash Collateral Account” shall mean a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.24(g).

“Cash Distributions” shall mean, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash or Permitted Investments by or on behalf of such Person during such period.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Revolving Lender, an Agent, or an Arranger or an Affiliate of a Revolving Lender, an Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

A “Change in Control” shall be deemed to occur if:

(a)            any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than any of the Sponsors, any Affiliates thereof (other than any portfolio company of any of the foregoing, but including Salt Creek Midstream, LLC) and/or any Qualified Transferees shall directly or indirectly own and control more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(b)            at any time, Holdings shall cease to directly own and control, of record and beneficially, 100% of the issued and outstanding limited partnership interests (including such interests representing 100% of the economic interests) of the Borrower.

provided that, notwithstanding the foregoing, solely with respect to the Term Facility, no Change in Control shall occur in any circumstance or transaction that would otherwise constitute a Change in Control with respect to clause (a) of the definition thereof if a ratings reaffirmation is provided by Moody’s and S&P in respect of the then-prevailing public ratings of the Initial Term Facility after giving effect to the proposed transaction (reaffirming the rating then in effect immediately prior to such transaction, with no negative outlook).

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments under the Initial Revolving Facility, Incremental Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Extended Term Loans of a given Extension Series, Other Revolving Commitments, Term Loan Commitments under the Initial Term Facility, Incremental Term Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans under the Initial Revolving Facility, Incremental Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Incremental Revolving Loans under Other Revolving Commitments, Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Incremental Revolving Commitments, Extended Revolving Commitments, Other Revolving Commitments, Term Loan Commitments under the Initial Term Facility, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three Classes of revolving credit facilities and four Classes of term loan facilities under this Agreement.

“Closing Date” shall mean October 15, 2024.

“Closing Date Affiliate Transactions” shall have the meaning assigned to such term in Section 6.07(b)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the “Collateral” and “Mortgaged Property” referred to in the Security Documents and all of the other property and assets that are or purport to be under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided that Collateral shall in no event include any Excluded Assets and shall be subject to the Hedging Security Rules (as defined in the definition of “Excluded Swap Obligations”).

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Closing Date, among the applicable Loan Parties and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean, subject to Section 5.12 and Section 5.13, the requirement that:

(a)            the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.02(c) or from time to time pursuant to Section 5.09, Section 5.12 or Section 5.13, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)            the Secured Obligations shall have been guaranteed pursuant to the Collateral Agreement by each Person that is required to be Guarantor hereunder;

(c)            the Secured Obligations and the Guaranty shall have been secured pursuant to the Collateral Agreement by a first-priority security interest, subject to Liens permitted by Section 6.02, in (i) all the Equity Interests of the Borrower owned by Holdings and (ii) all Equity Interests of each wholly-owned or otherwise Controlled Restricted Subsidiary directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement (including clauses (xiii) and (xv) of the definition of Excluded Assets below) and the Security Documents (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d)            all Pledged Debt owing to any Loan Party that is evidenced by a promissory note with a principal amount in excess of $25,000,000 shall have been delivered to the Collateral Agent pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)            within 120 days after the Closing Date, the Secured Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all Collateral, subject to exceptions and limitations otherwise set forth in this Agreement, including this definition, and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(f)            subject to limitations and exceptions of this Agreement and the Security Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (e) above or under Section 5.09, Section 5.12 or Section 5.13 (each, a “Mortgaged Property”), within 120 days after the Closing Date (or the applicable later date in accordance with Section 5.09, Section 5.12 or Section 5.13, or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the applicable Loan Party, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in subclause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording and mortgage taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) at the reasonable request of the Administrative Agent in consultation with the Borrower, fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, subject to Liens permitted pursuant to Section 6.02; provided, however, that in lieu of a zoning endorsement the Administrative Agent may accept a zoning report from a nationally recognized zoning report provider; further, provided, however, and notwithstanding anything to the contrary, in no event shall Borrower be obligated to obtain Mortgage Policies with respect to any Real Property other than Material Real Property, (iii) (A) American Land Title Association/National Society of Professional Surveyors land title surveys, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent or (B) if applicable, previously obtained ALTA/NSPS land title surveys and affidavits of “no-change” with respect to each such survey; provided that such surveys and affidavits are sufficient to cause the applicable title company to issue Mortgage Policies to the Collateral Agent without any standard survey exceptions and with customary survey related endorsements (collectively, “Surveys”), provided, however, that in no event shall any Loan Party be obligated to obtain Surveys with respect to any Real Property other than Material Real Property, (iv) customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Property is located; and (v) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any improvement is located (and, if applicable, together with an executed notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance to the extent required under Section 5.02(c);

(g)            except as otherwise contemplated by this Agreement or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Security Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded; and

(h)            after the Closing Date, each Material Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to the Collateral Agreement pursuant to a joinder agreement in accordance with Section 5.09 or Section 5.13 and a party to the Security Documents in accordance with Section 5.13.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)            the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of Mortgage Policies or other title insurance or delivery of Surveys or taking of any other actions with respect to any of the following (collectively, the “Excluded Assets”),

(i)            mortgages of any (1) fee-owned real property or real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters) other than any Material Real Property, (2) rights of way, easements, servitudes and other related real property rights, other than any Material Real Property and (3) pipelines and pipeline systems, other than any pipelines or pipeline systems located on Material Real Property,

(ii)           motor vehicles and other assets subject to certificates of title,

(iii)           commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $25,000,000,

(iv)           assets if the pledge thereof or the security interest therein is prohibited by Law (including any requirement to obtain the consent of any Governmental Authority, regulatory body or third party (other than a Loan Party) unless such consent has been obtained),

(v)           Margin Stock and Equity Interests in any Person other than Equity Interests specified in clause (c) of the definition of Collateral and Guarantee Requirement,

(vi)          any governmental permits, franchises, approvals, charters, authorizations or licenses or state or local permits, franchises, approvals, charters, authorizations or licenses, to the extent a security in any such permit, franchise, approval, charter, authorization or license is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction,

(vii)         any property or asset, the creation or perfection of pledges of, or security interests in or Lien upon, which would result in material adverse tax consequences to Holdings, the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, as reasonably determined by the Borrower,

(viii)        letter of credit rights less than, in the aggregate, $25,000,000, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement,

(ix)          any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law,

(x)            any property and assets the pledge of which would require governmental consent, approval, permit, license or authorization (except to the extent such requirement, consent, approval, permit, license or authorization is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in effect in the State of New York)),

(xi)          any lease, license, contract, agreement, asset or other general intangible or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement, asset or other general intangible or property, Capital Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition,

(xii)          any asset located in or governed by any non-U.S. jurisdiction or agreement (other than stock certificates otherwise required to be pledged, certain material debt otherwise required to be pledged and assets that can be perfected by the filing of a Uniform Commercial Code financing statement),

(xiii)         any assets if the Administrative Agent and the Borrower reasonably agree in writing that the burden, cost or consequences (including, without limitation, in connection with title insurance, surveys and flood insurance, and any adverse tax consequences) of creating or perfecting such pledges or security interests therein or Liens thereon or obtaining title insurance is excessive in relation to the practical benefits to be obtained therefrom by the Lenders under the Loan Documents,

(xiv)         any assets over which the granting of security interests or Liens in such assets would be prohibited by contract or agreement (to the extent existing (x) on the Closing Date or (y) at the time such assets are acquired and not entered into in contemplation thereof), applicable Law or regulation or the organizational documents of any non-wholly owned and non-Controlled Subsidiary (including permitted Liens, leases and licenses) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code),

(xv)          any assets over which the granting of security interests or Liens would require the consent of any Person (other than a Loan Party or any of its Affiliates) that has not been obtained (to the extent such consent right (x) existed on the Closing Date or (y) at the time such assets are acquired and not in contemplation thereof) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code),

(xvi)         voting Equity Interests in any (x) Foreign Subsidiary that is a CFC or (y) Excluded Subsidiary under clause (i) of the definition thereof (a “CFC Holdco”), in each case to the extent such Equity Interest represent more than 65% of the voting Equity Interests of such CFC or CFC Holdco,

(xvii)       any asset of any CFC or CFC Holdco,

(xviii)      any cash or other credit support posted to third parties in the ordinary course of business or otherwise maintained in fiduciary accounts or other accounts (including escrow accounts) maintained solely to secure obligations permitted under this Agreement; or

(xix)        deposit, securities or commodities accounts the balance of which consists of funds used for the payment of salaries and wages, workers compensation, employee benefits and similar expenses and taxes related thereto.

(B)            (i) the foregoing definition shall not require control agreements or control with respect to cash, Permitted Investments, deposit accounts, securities accounts or commodity accounts, including any securities entitlements or related assets on deposit therein, (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any IP Rights registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (iii) no actions other than the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or any Guarantor shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, except to the extent set forth in clause (d) to the first paragraph of this definition, (iv) no actions other than the filing of Uniform Commercial Code financing statements shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral, (v) no actions shall be required to perfect a security interest in letter of credit rights constituting Excluded Assets, (vi) no landlord waivers, bailee letters, estoppels, warehouseman waivers or other collateral access or similar letters or agreements shall be required, (vii) no filings or registrations or other actions shall be required with respect to any As-Extracted Collateral (as defined in Article 8 of the UCC) and (viii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or any Guarantor, the Loan Parties shall not be required to perfect or provide priority with respect to any security interest on any assets or property except as required pursuant to the Collateral and Guarantee Requirement;

(C)            the Collateral Agent (at the direction of the Administrative Agent, in its discretion) may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions with respect to, particular assets (including extensions beyond the dates set forth in this definition) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party and (ii) to the extent applicable, any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Domestic Subsidiaries (to the extent certificated and other than Equity Interests constituting Excluded Assets) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel such that certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); provided further that the Administrative Agent shall have received the items set forth on Schedule 5.12 on or prior to the date(s) set forth therein;

(D)            Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; and

(E)            the foregoing definition shall not require guarantees of the Secured Obligations to the extent (1) such guarantee is prohibited by Law (including any requirement to obtain the consent of any Governmental Authority or third party (other than a Loan Party) unless such consent has been obtained), (2) if existing on the Closing Date (or any applicable acquisition date), provisions in any lease, license, contract, agreement, asset or other general intangible or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a guarantee of the Secured Obligations would violate or invalidate such lease, license, contract, agreement, asset or other general intangible, Capital Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or (3) such guarantee would result in material adverse tax consequences to Holdings, the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, as reasonably determined by the Borrower.

“Commercial Bank” shall mean any Bank that provides revolving loans to its customers in its ordinary course of business.

“Commercial Operation Date” shall have the meaning set forth in the definition of “Material Project Consolidated EBITDA Adjustment”.

“Commitment Fee Rate” shall mean, for any day, (a) until delivery of the first compliance certificate after the Closing Date pursuant to Section 5.04(c), 0.50% per annum and (b) thereafter, the percentage per annum determined in accordance with the pricing grid set forth below, based on the Consolidated Net Leverage Ratio as specified in the most recent compliance certificate delivered to the Administrative Agent pursuant to Section 5.04(c):

Consolidated Net Leverage Ratio	Commitment Fee Rate
Greater than 5.00:1.00	0.50%
Less than or equal to 5.00:1.00	0.375%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective on the date that is three Business Days after the date on which the applicable compliance certificate is delivered pursuant to Section 5.04(c) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any compliance certificate referred to above is not delivered within the time periods specified in Section 5.04(c), then, at the option of the Required Revolving Lenders, until the date that is three Business Days after the date on which such compliance certificate is delivered, the highest rate set forth in the above pricing grid shall apply.

“Commitments” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment, Revolving Commitment, and Incremental Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Company Parties” shall mean the collective reference to Holdings, the Borrower and its Restricted Subsidiaries, and “Company Party” shall mean any one of them.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA” shall mean, with respect to any period, the Consolidated Net Income of Holdings, the Borrower and its Restricted Subsidiaries for such period plus the sum of (in each case without duplication, and without duplication of any modifications contained in the definition of Consolidated Net Income):

(i)            provision for Taxes based on income, profits, revenue or capital of Holdings, the Borrower and its Restricted Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii)            Interest Expense (and to the extent not included in Interest Expense, (A) solely to the extent deducted from Consolidated Net Income, all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or disqualified stock and (B) costs of surety bonds in connection with financing activities) of Holdings, the Borrower and its Restricted Subsidiaries for such period (net of interest income of Holdings, the Borrower and its Restricted Subsidiaries for such period),

(iii)          depreciation and amortization expenses and capitalized fees, including, without limitation, the amortization of intangible assets, contributions in aid of construction costs, deferred financing costs, contract acquisition costs, prepaid cash items, debt issuance costs, commissions, fees and expenses, and any Capitalized Software Expenditures of Holdings, the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(iv)            non-cash items; provided that accruals or reserves for potential cash items in any future period may or may not (at the election of Holdings or the Borrower) be added back in such period and, to the extent added back, the cash payment in respect of such accrual or reserve in a future period shall be subtracted from Consolidated Adjusted EBITDA in such future period,

(v)             extraordinary, unusual, infrequent or non-recurring items, whether or not classified as such under GAAP, including the following: (i) restructuring, severance, relocation, consolidation, integration or other similar items, (ii) start-up, closure or transition costs, (iii) expenses associated with strategic initiatives, facilities shutdown and opening costs, (iv) signing, retention and completion bonuses, (v) relocation or recruiting expenses, (vi) costs, expenses and losses incurred in connection with any strategic or new initiatives, (vii) transition, consolidation and closing costs for facilities, (viii) business optimization expenses (including costs and expenses relating to business optimization programs), expenses and charges attributable to the implementation of costs savings initiatives, and any restructuring costs, charges or reserves, whether or not classified as such under GAAP, including restructuring costs, charges and reserves related to acquisitions prior to or after the Closing Date (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), (ix) new systems design and implementation costs, (x) public company expenses, including costs associated with an initial public offering, (xi) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (xii) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business,

(vi)            all (i) costs, fees and expenses incurred in connection with, or relating to, the Facilities and/or the transactions contemplated by the Loan Documents, (ii) costs, fees and expenses incurred in connection with transactions that are out of the ordinary course of business of Holdings, the Borrower and its Restricted Subsidiaries (including transactions proposed but not consummated) including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of indebtedness and (iii) non-operating professional fees, costs and expenses,

(vii)           the amount of any permitted management, monitoring, consulting, transaction or advisory fees and related expenses and indemnities paid to the Parent Companies to the extent permitted to be paid,

(viii)          the aggregate amount of expenses for such period attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary not included in calculating Consolidated Net Income in such period,

(ix)             to the extent permitted to be paid, any costs or expense incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement and any compensation paid to members of the board of directors at Holdings, the Borrower or any of its Restricted Subsidiaries,

(x)             any earn-out payment permitted hereunder to the extent paid and to the extent such earn-out payments reduce Consolidated Net Income,

(xi)            to the extent relating to any acquisition, merger, business combination, Investment, Disposition or similar transaction or minimum volume commitment, the amount of “run-rate” cost savings, operating expense reductions and synergies that are reasonably identifiable and factually supportable and projected by Holdings or the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the consummation of such transaction (other than any transaction that is the basis of a Material Project Consolidated EBITDA Adjustment), net of the amount of actual benefits realized prior to or during such period from such transactions (which cost savings, operating expense reductions and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period); provided that, for any Test Period, the aggregate amount of such cost savings, operating expense reductions or synergies added back pursuant to this clause (xi) shall not exceed 25% of the total Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries for such Test Period (calculated without giving effect to any such addbacks or adjustments), and

(xii)            any cost and expense incurred by Holdings, the Borrower or its Restricted Subsidiaries in respect of the operation and maintenance of its assets, to the extent such costs and expenses are paid for with the proceeds of cash contributions to the common equity of Holdings or the Borrower and/or purchases of or investments in equity interests of Holdings or the Borrower;

provided that in the event the Borrower or any of its Restricted Subsidiaries undertakes a Material Project or enters into an MVC Contract, a Material Project Consolidated EBITDA Adjustment or MVC EBITDA Adjustment, as applicable, may be added to Consolidated Adjusted EBITDA at Holdings’ or the Borrower’s option (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information (including pro forma projections) relating to such Material Project or MVC Contract); provided further that Consolidated Adjusted EBITDA shall be calculated to give Pro Forma Basis to give effect to any Asset Disposition and any Asset Acquisition.

“Consolidated First Lien Funded Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Funded Debt outstanding on such date that is secured by a Parity Lien (including, for the avoidance of doubt, the aggregate outstanding amount of Superpriority Facilities, but excluding any debt to the extent secured by Junior Liens).

“Consolidated First Lien Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated First Lien Funded Debt as of the last day of such Test Period, minus the aggregate amount of cash and Permitted Investments of Holdings, the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on an applicable consolidated balance sheet (provided that cash or Permitted Investments that would appear as “restricted” on an applicable consolidated balance sheet solely because such cash or Permitted Investments are part of the Collateral shall not be restricted for purposes of this definition) to (b) Consolidated Adjusted EBITDA for such Test Period.

“Consolidated Funded Debt” shall mean, as of any date of determination, without duplication, the outstanding principal amount of all Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of (a) Capital Lease Obligations, (b) Indebtedness under clause (a) and clause (b) of the definition of Indebtedness, including purchase money Indebtedness but excluding Capital Lease Obligations, and (c) except to the extent the primary Indebtedness is otherwise included in the foregoing clauses (a) and (b), Guarantees of Indebtedness of the type set forth in clauses (a) and (b) above, in each case of clauses (a), (b) and (c), which would be reflected as indebtedness on a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that the foregoing shall exclude (i) performance bonds and (ii) obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder that are not cash collateralized.

“Consolidated Net Income” shall mean, with respect to Holdings, the Borrower and its Restricted Subsidiaries for any period, the consolidated net income (or loss) of Holdings, the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP; provided, however that, without duplication,

(a)            any effect of extraordinary, unusual or non-recurring gains or losses (less all fees and expenses relating thereto) or expenses, expenses attributable to the expiration or termination of contracts, the implementation of cost savings initiatives and other restructuring and integration costs (including related to acquisitions after the Closing Date and to the start-up, closure, and/or consolidation of facilities), and one-time compensation charges shall be excluded,

(b)            the net income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c)            any effect of income or loss from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned, closed, or discontinued operations shall be excluded,

(d)            any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or transfers other than in the ordinary course of business, as determined by the Borrower in good faith, shall be excluded,

(e)            the net income for such period of any person (an “Excluded Person”) that is not Holdings, the Borrower or its Restricted Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) from cash generated at such Excluded Person to Holdings, the Borrower or its Restricted Subsidiaries thereof in respect of such period,

(f)            accruals and reserves (including contingent liabilities) that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(g)            any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded,

(h)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i)            to the extent covered by insurance and actually reimbursed, or, so long as Holdings or the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other Disposition of assets, to the extent actually reimbursed, or, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k)            any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, new contract start-up, assets Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded, and

(l)            any non-cash portion of straight line rent expense and any non-cash portion related to rent expense as a result of change of accounting policies shall be excluded.

“Consolidated Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Funded Debt as of the last day of such Test Period, minus the aggregate amount of cash and Permitted Investments of Holdings, the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on an applicable consolidated balance sheet (provided that cash or Permitted Investments that would appear as “restricted” on an applicable consolidated balance sheet solely because such cash or Permitted Investments are part of the Collateral shall not be restricted for purposes of this definition) to (b) Consolidated Adjusted EBITDA for such Test Period.

“Consolidated Secured Funded Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Funded Debt outstanding on such date that is secured by a Lien on any Collateral (including, for the avoidance of doubt, the aggregate outstanding amount of Superpriority Facilities).

“Consolidated Secured Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Secured Funded Debt as of the last day of such Test Period, minus the aggregate amount of cash and Permitted Investments of Holdings, the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on an applicable consolidated balance sheet (provided that cash or Permitted Investments that would appear as “restricted” on an applicable consolidated balance sheet solely because such cash or Permitted Investments are part of the Collateral shall not be restricted for purposes of this definition) to (b) Consolidated Adjusted EBITDA for such Test Period.

“Consolidated Superpriority Funded Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Funded Debt under the Superpriority Facilities outstanding on such date.

“Consolidated Superpriority Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Superpriority Funded Debt as of the last day of such Test Period, minus the aggregate amount of cash and Permitted Investments of Holdings, the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on an applicable consolidated balance sheet (provided that cash or Permitted Investments that would appear as “restricted” on an applicable consolidated balance sheet solely because such cash or Permitted Investments are part of the Collateral shall not be restricted for purposes of this definition) to (b) Consolidated Adjusted EBITDA for such Test Period (as adjusted in accordance with Section 1.10, as applicable).

“Consolidated Tangible Net Worth” shall mean, with respect to any Person at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Subsidiaries under stockholders’ equity at such date minus the amount of all intangible items included therein, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (but only to the extent that such items would be included on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Consolidated Working Capital” shall mean, with respect to Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Agreements.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Extension” shall mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, with respect to Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, with respect to Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) any costs or expenses relating to restructuring reserves or severance, (e) any outstanding L/C Obligations or Revolving Loans and any letter of credit obligations, swing line loans or revolving loans under any other revolving credit facility, (f) escrow account balances, (g) deferred revenue, (h) liabilities in respect of unpaid earn outs, (i) amounts related to derivative financial instruments and assets held for sale and (j) accruals of any costs or expenses related to bonuses, pension and other post-retirement benefit obligations.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may (in consultation with the Borrower) establish another convention in its reasonable discretion.

“Debt Fund Affiliates” shall mean (a) any fund managed by, or under common management with, any Sponsor and (b) any other Affiliate of any Sponsor that, in each case is a Bona Fide Debt Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business.

“Debt Service” shall mean, for any period, the sum of all (a) scheduled cash interest expense payable, letter of credit fees and scheduled principal amortization payable, in each case during such period in respect of the Facilities and (b) any payments paid by Holdings, the Borrower and its Restricted Subsidiaries during such period pursuant to Interest Rate Hedge Agreements minus any payments received by Holdings, the Borrower and its Restricted Subsidiaries during such period pursuant to Interest Rate Hedge Agreements. For the avoidance of doubt, Debt Service shall not include (i) mandatory prepayments pursuant to the Loan Documents and (ii) any bullet payment required to be paid on the maturity date of any Facility.

“Debt Service Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA (as adjusted in accordance with Section 1.10, as applicable) to (b) Debt Service, in each case for such Test Period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.09(b)(iv).

“Default” shall mean any event or condition that upon notice, lapse of time or both hereunder would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.11(c).

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with its funding obligations under any Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, become the subject of a proceeding under a Bail-In Action or any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with any Disposition that is so designated as Designated Non-Cash Consideration, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Discount Prepayment Accepting Lender” shall have the meaning set forth in Section 2.09(c)(ii)(B).

“Discount Range” shall have the meaning set forth in Section 2.09(c)(iii)(A).

“Discount Range Prepayment Amount” shall have the meaning set forth in Section 2.09(c)(iii)(A).

“Discount Range Prepayment Notice” shall mean a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.09(c)(iii) substantially in the form of Exhibit K-2.

“Discount Range Prepayment Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit K-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” shall have the meaning set forth in Section 2.09(c)(iii)(A).

“Discount Range Proration” shall have the meaning set forth in Section 2.09(c)(iii)(C).

“Discounted Prepayment Determination Date” shall have the meaning set forth in Section 2.09(c)(iv)(C).

“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.09(c)(ii)(A), Section 2.09(c)(iii)(A) or Section 2.09(c)(iv)(A), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” shall have the meaning set forth in Section 2.09(c)(i).

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the holder thereof in accordance with clause (b)) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of Holdings (or any direct or indirect parent thereof), the Borrower or the other Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” shall mean (a) those Persons identified in writing by or on behalf of the Borrower, any Parent Company or any Sponsor to the Administrative Agent on or prior to July 18, 2024, (b) those Persons identified in writing by or on behalf of the Borrower to the Administrative Agent from time to time as competitors of the Borrower or any of its Subsidiaries and (c) in the case of each of clauses (a) and (b), any of their respective Affiliates (other than, in the case of this clause (c), any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a Bona Fide Debt Fund and the applicable Person referred to in clause (a) or (b) above does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Person (except to the extent separately identified under clause (a) or (b) above)) that are either identified in writing by or on behalf of the Borrower or clearly identifiable solely on the basis of such Affiliate’s name.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DQ List” shall have the meaning assigned to such term in Section 9.04(l)(iv).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person other than (a) a natural Person, (b) a Defaulting Lender, (c) any Lender who has requested compensation under Section 2.13 or (d) a Disqualified Institution.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, orders, demand letters, requests for information, investigations, claims, complaints, notices of non-compliance or violation, notices of liability or potential liability, liens, proceedings, consent orders or consent agreements, in each instance in writing, relating to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Materials.

“Environmental Law” shall mean, collectively, all applicable federal, state, provincial, local or foreign laws, ordinances, regulations, rules, codes, orders, judgments or other binding requirements or rules of law that relate to the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or, to the extent relating to exposure to Hazardous Materials, human health, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Restricted Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excepted Debt” shall mean:

(a)            Indebtedness of the Borrower or its Restricted Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(b)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person incurred in the ordinary course of business;

(c)            Indebtedness in respect of performance, bid appeal, surety, stay and customs bonds and performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees and similar instruments, in each case provided in the ordinary course of business or consistent with industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with industry practices;

(d)            obligations under Cash Management Agreements and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, net services, automatic clearinghouse arrangements, overdraft protections or other cash management services in the ordinary course of business;

(e)            Indebtedness arising from agreements of Holdings, the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs or deferred payments of a similar nature or other similar obligations, in each case, incurred or assumed in connection with the Disposition of any business or assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(f)            (i) Indebtedness consisting of obligations in respect of deferred compensation or other similar arrangements with employees of Holdings, the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business, including in respect of any costs incurred in connection with the termination of any contract or agreement, and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with acquisitions or any other Investment permitted hereunder;

(g)            Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted hereunder or any sale, transfer or other disposition of any asset or property, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(h)            Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business; and

(i)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

“Excepted Investments” shall mean:

(a)            Investments resulting from pledges and deposits referred to in clause (c), clause (d), clause (p) or clause (ff) of the definition of Excepted Liens;

(b)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and deposits, prepayments and other credits to suppliers in the ordinary course of business;

(c)            Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (ii) arising in the ordinary course of business or upon a foreclosure or other transfer of title with respect to any secured Investment in default, (iii) in satisfaction of judgments against other Persons and (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates;

(d)            Investments in respect of lease, utility and other similar deposits in the ordinary course of business;

(e)            earnest money deposits required in connection with Permitted Acquisitions (or similar Investments);

(f)            promissory notes and other non-cash consideration received in connection with Dispositions permitted hereunder;

(g)            Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(h)            the licensing, sublicensing or contribution of IP Rights in the ordinary course of business;

(i)            Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment in the ordinary course of business;

(j)            advances of payroll payments and business expenses to employees in the ordinary course of business;

(k)            Permitted Intercompany Activities;

(l)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit or UCC Article 4 customary trade arrangements with customers;

(m)           Guarantees of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n)            Investments in respect of lease, utility and other similar deposits in the ordinary course of business; and

(o)            Investments consisting of transactions permitted under Section 6.03 and Section 6.05.

“Excepted Liens” shall mean:

(a)            Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(b)            Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, the Borrower or such Restricted Subsidiary shall have set aside on its books reserves to the extent required in accordance with GAAP;

(c)            (i) pledges, deposits or Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any of its Restricted Subsidiaries;

(d)            pledges, deposits or Liens to secure the performance of bids, trade contracts and leases (other than Capital Lease Obligations), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds, costs of litigation where required by law, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e)            zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements which are of record, trackage rights, leases (other than Capital Lease Obligations) which are of record, licenses which are of record, permits, special assessments, servitudes, sewers, electric lines, drains, telegraph, telephone, cable and fiber lines, development agreements, oil and gas pipelines, deferred services agreements, restrictive covenants which are of record, encroachments protrusions, permits, owners’ association encumbrances, rights-of-way, restrictions on use of real property, minor title defects or other irregularities in title which are of record and minor survey exceptions and other similar encumbrances which are of record that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Loan Party or would not result in a Material Adverse Effect;

(f)            Liens securing judgments or orders for the payment of money that do not constitute an Event of Default under Section 7.01(j) or securing appeal or other surety bonds related to such judgments;

(g)           any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries, as tenant, in the ordinary course of business;

(h)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and its Restricted Subsidiaries or (iii) under agreements entered into with customers of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(i)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(j)            licenses and sublicenses of IP Rights granted in the ordinary course of business;

(k)            Liens solely on any cash earnest money deposits made by the Borrower or its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(l)            Liens arising from precautionary UCC financing statement or similar filings;

(m)           Liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(n)            Liens in favor of any tenant, occupant, licensee or sublicensee under any lease, sublease, occupancy agreement, license or sublicense with the Borrower or its Restricted Subsidiaries;

(o)            Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(p)            Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of Holdings, the Borrower or any of its Restricted Subsidiaries under any Environmental Law to which any assets of such Person are subject;

(q)           ground leases in respect of Real Property on which facilities owned or leased by Holdings, the Borrower or any of its Restricted Subsidiaries are located;

(r)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business;

(s)            Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(t)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)            (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(v)            Liens on pipelines or pipeline facilities that arise by operation of law;

(w)           Liens consisting of contractual restrictions in existence on the Closing Date under the Closing Date Affiliate Transactions;

(x)            Liens in respect of the cash collateralization of letters of credit in the ordinary course of business;

(y)            Liens on cash in an aggregate amount not exceeding $20,000,000 posted to third parties in the ordinary course of business;

(z)            with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the Mortgage Policies or disclosed by any Survey;

(aa)      Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(bb)      Liens in favor of the Borrower or any Guarantor;

(cc)      Liens (i) on cash advances or Permitted Investments in favor of (x) the seller of any property to be acquired in any Investment permitted under Section 6.04 or (y) the buyer of any property to be Disposed of pursuant to Section 6.05 to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of customary rights and restrictions contained in any agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(dd)      to the extent constituting Liens, Dispositions permitted under Section 6.05;

(ee)      in the case of the Equity Interests of any joint venture, any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such joint venture set forth (A) in its organizational documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type or (B) any agreement or document governing Indebtedness of such joint venture not prohibited hereunder;

(ff)       security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(gg)      Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from the issuances of debt securities issued after the Closing Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(a)            the sum, without duplication, of:

(i)            Consolidated Net Income for such period,

(ii)            all non-cash charges to the extent deducted in arriving at Consolidated Net Income,

(iii)            decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(iv)            the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) or any cash gain, in each case to the extent deducted in arriving at Consolidated Net Income,

(b)            minus, the sum, without duplication, of

(i)             an amount equal to the amount of all non-cash credits included in arriving at Consolidated Net Income and cash charges excluded in arriving at Consolidated Net Income,

(ii)             Capital Expenditures made in cash, including the amount of Capital Expenditures for or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash during such period,

(iii)            the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries during such period (other than (i) Indebtedness that reduces the amount of Excess Cash Flow applied to prepay the Term Loans pursuant to Section 2.09(b)(iii) and (ii) prepayments funded with Long Term Debt of the Borrower or its Restricted Subsidiaries),

(iv)            an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(v)            increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi)            cash payments by the Borrower and its Restricted Subsidiaries made during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii)            the amount of Investments and acquisitions (including associated transactions costs whether or not such transactions were consummated) made by the Borrower and its Restricted Subsidiaries paid in cash (other than Permitted Investments, Investments pursuant to Section 6.04(i) and Permitted Intercompany Activities), so long as such Investments and acquisitions were not funded with Indebtedness, capital contributions or the proceeds of issuances of Equity Interests,

(viii)           the amount of Restricted Payments paid in cash during such period pursuant to Section 6.06(g), Section 6.06(h) or Section 6.06(l),

(ix)             the aggregate amount of expenditures made by the Borrower and its Restricted Subsidiaries in cash during such period to the extent such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x)             to the extent such were not deducted in calculating Consolidated Net Income, the aggregate amount of interest, administrative fees, indemnities and other transaction costs related to Indebtedness and (to the extent not funded with Indebtedness) any premium or penalty payments paid in cash during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)            any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case for the period of four consecutive fiscal quarters of the Borrower following the end of such period,

(xii)            the amount of cash taxes paid (including in connection with Permitted Tax Distributions) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)           cash expenditures in respect of Swap Agreements to the extent not deducted in arriving at Consolidated Net Income,

(xiv)           any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xv)            any amounts payable in connection with the Facilities and the Transactions, in each case to the extent not funded with Indebtedness, and

(xvi)           at the option of the Borrower, (A) amounts paid after the end of such period and prior to the next mandatory prepayment due date in respect of Excess Cash Flow and (B) amounts required to be paid over the next two (2) consecutive fiscal quarters pursuant to binding commitments entered into prior to the next mandatory prepayment due date in respect of Excess Cash Flow; provided that, to the extent that the amount of payments made pursuant to such binding commitments over the next two (2) consecutive fiscal quarters is less than the amount specified in this clause (b)(xvi)(B), such shortfall shall be added to the calculation of Excess Cash Flow at the end of the next two (2) consecutive fiscal quarters unless such payment becomes required to be paid over the next fiscal year pursuant to a binding commitment (and if not so paid at the end of such fiscal year, such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period).

“Excess Cash Flow Available for Distribution” shall mean, at any date, the sum of (a) the Declined Proceeds as set forth under Section 2.09(b)(iv) plus (b) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow that is not required to be applied to prepay the Term Loans as set forth in Section 2.09(b)(iii) minus (c) the amount of Liens incurred, Investments, Restricted Payments or prepayments, redemptions, purchases, defeasances, and other payments of Junior Indebtedness made, in reliance on Excess Cash Flow Available for Distribution included in the calculation of Available Amount or in reliance on Excess Cash Flow Available for Distribution pursuant to Section 6.02(d)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Excluded Person” shall have the meaning set forth in the definition of “Consolidated Net Income”.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Subsidiary or otherwise a Controlled Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary that is not a Material Subsidiary, (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Secured Obligations or if guaranteeing the Secured Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any other Subsidiary with respect to which providing a Guarantee would result in a material adverse tax consequence, as reasonably determined by the Borrower in consultation with the Administrative Agent, (f) any direct or indirect Foreign Subsidiary of the Borrower, (g) any not-for-profit Subsidiaries, (h) any Unrestricted Subsidiaries, (i) other special purpose entities (including any receivables Subsidiary), (j) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests or Indebtedness of one or more Foreign Subsidiaries that are CFCs, (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC and (l) any joint ventures; provided that the Borrower, in its sole discretion (and in the case of a Foreign Subsidiary with the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof and thereafter such Restricted Subsidiary shall not constitute an “Excluded Subsidiary” (unless released from its obligations under its Guarantee in accordance with the terms thereof and hereof).

“Excluded Swap Obligation” shall mean, with respect to any guarantor, (x) as it relates to all or a portion of the guarantee of such guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such guarantor becomes effective with respect to such Swap Obligation (the case of clauses (x) and (y), the “Hedging Security Rules”). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income or net profits by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, L/C Obligation, or Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.17(b), any federal withholding tax imposed by the United States on amounts payable to or for the account of such Agent, Lender or other recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Agent, Lender or other recipient acquires such interest in the Loan or Commitment (or designates a new lending office), except to the extent that such Agent, Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a) or Section 2.15(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.15(e), and (e) any withholding taxes imposed under FATCA.

“Existing Revolver Tranche” shall have the meaning assigned to such term in Section 2.22(b).

“Existing Term Loan Tranche” shall have the meaning assigned to such term in Section 2.22(a).

“Exiting Term Lender” shall mean, with respect to any amendment, modification or waiver, any Term Lender that immediately after giving effect to such amendment, modification or waiver shall no longer be a Term Lender.

“Extended Revolving Commitments” has the meaning provided in Section 2.22(b).

“Extended Revolving Loans” shall mean one or more Classes of Revolving Loans that result from an Extension Amendment.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Revolving Lender” shall have the meaning assigned to such term in Section 2.22(c).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.22(c).

“Extension” shall mean the establishment of an Extension Series by amending a Loan pursuant to Section 2.22 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.22(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.22(c).

“Extension Project” shall have the meanings assigned to such term in the Holdings Partnership Agreement.

“Extension Request” shall mean any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” shall mean any Term Loan Extension Series or Revolver Extension Series, as the case may be.

“Facility” shall mean the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, the Initial Revolving Facility, a given Class of Incremental Revolving Commitments, a given Refinancing Series of Other Revolving Commitments or a given Extension Series of Extended Revolving Commitments, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“FCPA” shall have the meaning assigned so such term in Section 3.08(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean collectively, (a) that certain Arranger Fee Letter, dated July 18, 2024, among the Borrower and Goldman Sachs Bank USA, (b) that certain Revolving Upfront Fee Letter, dated July 18, 2024, between the Borrower and Goldman Sachs Bank USA, (c) the Agent Fee Letter and (d) each (if any) fee letter, dated the Amendment No. 1 Effective Date, among the Borrower and Goldman Sachs Bank USA.

“FERC” shall have the meaning assigned to such term in Section 3.08(b)(i).

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, or any other officer or similar official having equivalent or similar functions of such Person or of its general partner.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 6.10.

“First Lien Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement, substantially in the form of Exhibit M hereto (subject to changes thereto to which the Administrative Agent and the Collateral Agent are each authorized to enter into), dated as of the Closing Date, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent, the Administrative Agent, and any Indebtedness representative party thereto, as amended and restated, supplemented or otherwise modified from time to time.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained by the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan; or (d) the existence of unfunded liabilities of the Borrower or any of its Restricted Subsidiaries in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority.

“Foreign Subsidiary” shall mean any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Free and Clear Incremental Amount” shall mean:

(a) for purposes of an Incremental Term Facility or Incremental Equivalent Debt, the greater of (i) $220,000,000 and (ii) 100% of LTM Consolidated Adjusted EBITDA, and

(b) for purposes of an Incremental Revolving Facility, $50,000,000.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall have the meaning assigned to such term in Section 1.02(b).

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantors” shall mean Holdings, the Borrower (solely as guarantor with respect to the primary Secured Obligations of the Subsidiary Guarantors under Secured Cash Management Agreements and Secured Swap Agreements entered into by such Subsidiary Guarantors) and each of the Borrower’s existing and subsequently acquired or organized direct and indirect domestic Material Subsidiaries that becomes a party to the Security Documents pursuant to and in accordance with Section 5.13(a), in each case, until such time as such Person ceases to be a Guarantor in accordance with this Agreement.

“Guaranty” shall mean, collectively, each guaranty of the Secured Obligations of the other Loan Parties by each Guarantor pursuant to the Collateral Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes and hazardous or toxic materials or substances, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials or polychlorinated biphenyls, in each case subject to regulation due to their harmful nature pursuant to, or which can give rise to liability under, any Environmental Laws.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Holdings Partnership Agreement” shall mean the Second Amended and Restated Limited Partnership Agreement of Holdings, dated as of July 2, 2018, as amended by that certain Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement dated as of September 7, 2018, as further amended by that certain Second Amendment to the Second Amended and Restated Limited Partnership Agreement dated as of March 8, 2019 and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Honor Date” shall have the meaning set forth in Section 2.24(c)(i).

“Identified Participating Lenders” shall have the meaning assigned to such term in Section 2.09(c)(iii)(C).

“Identified Qualifying Lenders” shall have the meaning assigned to such term in Section 2.09(c)(iv)(C).

“Immaterial Subsidiary” shall mean, as of any date, any Restricted Subsidiary of the Borrower whose (a) gross assets as of the last day of the most recently ended Test Period do not exceed 5.0% of the Total Assets and (b) contribution to the revenues of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, do not exceed 5.0% of the consolidated revenue of the Borrower and its Restricted Subsidiaries for such Test Period; provided that the gross assets and revenue of all Restricted Subsidiaries of the Borrower that are Immaterial Subsidiaries as of the last day of the most recently ended Test Period shall not exceed, in the aggregate, 10.0% of the Total Assets and/or consolidated revenue of the Borrower and its Restricted Subsidiaries.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20(b).

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.20(c)(viii).

“Incremental Availability Amount” shall have the meaning assigned to such term in Section 2.20(a)(iii).

“Incremental Commitments” shall mean the Incremental Term Commitments and the Incremental Revolving Commitments.

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(i).

“Incremental Equivalent First Lien Debt” shall have the assigned to such term in Section 6.01(i).

“Incremental Facilities” shall mean the Incremental Term Facilities and Incremental Revolving Facilities, as applicable.

“Incremental Facility Request” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.20(b).

“Incremental Loan” shall mean Incremental Term Loans and Incremental Revolving Loans.

“Incremental Maturity Date” shall mean the maturity date of any Incremental Facility.

“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Commitment or with outstanding Incremental Revolving Loans.

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Incurrence-Based Incremental Amount” shall have the meaning assigned to such term in Section 2.20(a)(iii).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than (i) trade liabilities and other liabilities incurred in the ordinary course of business, (ii) earnouts, (iii) accruals for payroll, retirement obligations, workers compensation and other liabilities accrued in the ordinary course of business and (iv) prepaid or deferred revenue in the ordinary course of business), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Liabilities” shall have the meaning assigned to such term in Section 8.12.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of ay Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Initial Facilities” shall mean (a) prior to the Amendment No. 1 Effective Date, the Facilities as of the Closing Date and (b) from and after the Amendment No. 1 Effective Date, the Facilities as of the Amendment No. 1 Effective Date .

“Initial Revolving Facility” shall mean the Revolving Facility as of the Closing Date.

“Initial Term Facility” shall mean (a) prior to the Amendment No. 1 Effective Date, the Term Facility as of the Closing Date and (b) from and after the Amendment No. 1 Effective Date, the Term Facility as of the Amendment No. 1 Effective Date.

“Initial Term Loans” shall mean (a) prior to the Amendment No. 1 Effective Date, the Term Loans as of the Closing Date and (b) from and after the Amendment No. 1 Effective Date, the 2025 Refinancing Term Loans.

“Inside Maturity Basket” shall mean up to $75,000,000 in an aggregate principal amount of, at the Borrower’s option, Incremental Term Facilities, Incremental Equivalent Debt, Ratio Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Intellectual Property Security Agreement” shall mean, an Intellectual Property Security Agreement among the Borrower, certain subsidiaries of the Borrower and the Collateral Agent in such form that is reasonably acceptable to the Administrative Agent.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, in substantially the form of Exhibit D.

“Interest Expense” shall mean, with respect to Holdings, the Borrower and its Restricted Subsidiaries for any period, the sum of (a) gross interest expense and letter of credit fees and commissions of Holdings, the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, including to the extent included in interest expense under GAAP: (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Interest Rate Hedge Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense under GAAP, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) redeemable preferred stock dividend expenses, (b) capitalized interest of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis and (c) cash dividends and similar distributions made in cash in respect of Disqualified Equity Interests of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings, the Borrower and its Restricted Subsidiaries with respect to Interest Rate Hedge Agreements during such period.

“Interest Payment Date” shall mean (a) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, the respective dates that fall every three months after the beginning of such Interest Period shall also be an Interest Payment Date and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter (commencing with the first full calendar quarter ending after the Closing Date).

“Interest Period” shall mean, as to any Borrowing consisting of a SOFR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or 12 months or a period shorter than 1 month, if at the time of the relevant Borrowing, all Lenders consent to making interest periods of such length available), as the Borrower may elect, or the date any SOFR Borrowing is converted to an ABR Borrowing, in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.08 or 2.09; provided that, (a) if any Interest Period for a SOFR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no Interest Period shall extend beyond the latest of the Term Maturity Date, Revolving Maturity Date or any Incremental Maturity Date, as applicable. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (d) no tenor that has been removed from this definition pursuant to Section 2.12(c)(iv) shall be available for specification in any Borrowing or conversion or continuation notice.

“Interest Rate Hedge Agreements” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Restricted Subsidiaries’ operations.

“Investment” shall mean, for any Person: (a) purchase or acquire any Equity Interests or the Indebtedness of another Person, (b) make any loans, advances or capital contribution to another Person (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries) and (c) the purchase or acquisition (in one or a series of related transactions) of all or substantially all of the property or business of another Person or assets constituting a business unit, line of business or division of such other Person. For purposes of covenant compliance, the amount of any Investment at any time shall be (i) the amount actually invested (measured at the time when made) minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment. For purposes of clarity, a Swap Agreement shall not be an Investment.

“IP Rights” shall have the meaning set forth in the Collateral Agreement.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of the relevant Letter of Credit).

“Junior Indebtedness” shall mean any Indebtedness that is or is required to be subordinated, in right of payment, to the Secured Obligations pursuant to the terms of the Loan Documents (including any Permitted Subordinated Debt) or that is secured by Junior Liens (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Indebtedness); provided that in no event shall the Initial Term Loans or Loans in respect of the Initial Revolving Facility or any other Loans incurred under this Agreement that are secured by Parity Liens be deemed to constitute Junior Indebtedness.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement, substantially in the form of Exhibit L hereto, (subject to changes thereto to which the Collateral Agent is authorized to enter into) among the Collateral Agent and one or more collateral agents or representatives for the holders of Incremental Term Loans, Incremental Equivalent Debt or Secured Swap Agreements, as applicable, that are intended to be secured by Junior Liens. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries to be secured by Junior Liens, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Junior Liens” shall mean Liens on any Collateral junior in lien priority with the Liens on such Collateral securing Parity Lien Debt.

“Latest Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the scheduled maturity date then in effect for the applicable Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans, or any Incremental Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent applicable.

“L/C Advance” shall mean, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Loan.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or increase of the amount thereof.

“L/C Disbursement” shall mean any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” shall mean each of Goldman Sachs Bank USA, MUFG Bank, Ltd., Wells Fargo Bank, National Association, Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A. and any other Revolving Lender that becomes an L/C Issuer in accordance with Section 2.24(k) or 9.04(k) in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.24(l).

“LCT Election” shall have the meaning assigned to such term in Section 1.02(d).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.02(d).

“Lender” shall mean each Revolving Lender, Term Lender, or any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Parties” shall mean the Lenders and L/C Issuers.

“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit shall only be a standby letter of credit and no L/C Issuer shall be required to issue a commercial letter of credit (unless otherwise agreed by such L/C Issuer).

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit, which shall be in a form reasonably acceptable to the relevant L/C Issuer.

“Letter of Credit Sublimit” shall mean, with respect to any L/C Issuer, the amount set forth on Schedule 2.01 under the heading Letter of Credit Sublimit, as such amount may be modified from time to time as agreed by such L/C Issuer and the Borrower.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital or finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” shall mean (a) any acquisition (including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise) or Investment by the Borrower or any of its Restricted Subsidiaries permitted by this Agreement, and any related incurrence of Indebtedness or Liens by the Borrower or any of its Restricted Subsidiaries, whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing, (b) any Disposition made by the Borrower or any of its Restricted Subsidiaries pursuant to a previously executed letter of intent or purchase and sale agreement or (c) any Restricted Payment made by the Borrower or any of its Restricted Subsidiaries pursuant to a legally binding obligation.

“Loan Documents” shall mean (a) this Agreement, (b) the Security Documents, (c) any promissory note issued under Section 2.07(a) (to the extent requested thereunder), (d) any Refinancing Amendment, Incremental Amendment or Extension Amendment and (e) any other document to which a Loan Party is a party that is designated in writing by the Borrower and the Administrative Agent as a Loan Document thereunder.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans, the Revolving Loans, the Incremental Term Loans and the Incremental Revolving Loans.

“Long Term Debt” shall mean Indebtedness of the type set forth in clauses (a) and (b) of the definition of Indebtedness that is extended by a Person other than Holdings, the Borrower and its Restricted Subsidiaries that matures more than one year from the date of its incurrence.

“LTM Consolidated Adjusted EBITDA” shall mean the Consolidated Adjusted EBITDA for the Test Period most recently ended prior to the date of determination for which financial statements have been delivered or were required to have been provided pursuant to Section 5.04(a) or Section 5.04(b) (or, at the Borrower’s option, the most recently ended Test Period for which financial statements are internally available), calculated on a Pro Forma Basis.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, properties, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Lenders and the Agents under the Loan Documents or (c) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Indebtedness” shall mean, with respect to any Loan Party, Indebtedness of the type set forth under clause (a) and clause (b) of the definition of Indebtedness (excluding Indebtedness under the Loan Documents and Indebtedness under Swap Agreements or Cash Management Agreements, and, for avoidance of doubt, excluding undrawn letters of credit and performance bonds and drawn letters of credit that are cash collateralized) of such Loan Party, in an aggregate principal amount exceeding $75,000,000.

“Material Project” shall mean the construction or expansion of any Capital Project, Extension Project or Related Project (including, in each case, any series of projects which constitutes a single Capital Project, Extension Project or Related Project) of the Borrower or any of its Restricted Subsidiaries designated by written notice by the Borrower to the Administrative Agent (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information (including pro forma projections) relating to such Material Project).

“Material Project Consolidated EBITDA Adjustment” shall mean with respect to each Material Project of the Borrower or a Restricted Subsidiary of the Borrower:

(a)            prior to the date on which a Material Project is substantially complete and commercially operable (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent in its reasonable discretion as the projected Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on predominantly contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated Adjusted EBITDA for the fiscal quarter in which construction of the Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date) (and it being understood that for any four fiscal quarter test period, such amounts for a 12-month period shall be deemed to be added only to the most recently ended fiscal quarter); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for periods ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b)            beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent in its reasonable discretion as the projected Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Holdings’ or the Borrower’s option, be added to actual Consolidated Adjusted EBITDA for such fiscal quarters (but net of any actual Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date) (and it being understood that for any four fiscal quarter test period, such amounts shall be deemed to be added only to the most recently ended fiscal quarter).

“Material Real Property” shall mean any fee-owned real property interests, leasehold interests and/or rights of way, easements, servitudes and other real property rights on which any storage terminals owned by the Borrower and its Restricted Subsidiaries with a value in excess of $25,000,000 are located.

“Material Subsidiary” shall mean, as of any date, any Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Protection” has the meaning set forth in Section 2.20(c)(vii).

“Minimum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereof.

“Mortgage Policies” shall have the meaning assigned to such term in the clause (f) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” shall have the meaning assigned to such term in the clause (f) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” shall mean collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Borrower, Administrative Agent and the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 5.09, 5.12, or 5.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MVC Contract” shall mean any minimum volume commitment, acreage dedication or other revenue contract of the Borrower or any of its Restricted Subsidiaries designated by written notice by the Borrower to the Administrative Agent (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information (including pro forma projections) relating to such MVC Contract).

“MVC EBITDA Adjustment” shall mean, with respect to each MVC Contract (other than any MVC Contracts to which a portion of Consolidated Adjusted EBITDA is then attributed by virtue of a Material Project Consolidated EBITDA Adjustment to the extent of such portion of Consolidated Adjusted EBITDA) of the Borrower or any of its Restricted Subsidiaries, an amount approved by the Administrative Agent in its reasonable discretion as the projected Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries with respect to such MVC Contract for the first 12-month period following the execution of such MVC Contract, which may, at Holdings’ or the Borrower’s option, be added to actual Consolidated Adjusted EBITDA for the fiscal quarter in which such MVC Contract is executed and for each fiscal quarter thereafter (it being understood that for any four fiscal quarter test period, such amounts for a 12-month period shall be deemed to be added only to the most recently ended fiscal quarter) until four full fiscal quarters have passed since the execution of such MVC Contract at which point no MVC EBITDA Adjustment (including in respect of prior fiscal quarters) shall be made to Consolidated Adjusted EBITDA in respect of such MVC Contracts (and any MVC EBITDA Adjustment shall, in each case, be net of any actual Consolidated Adjusted EBITDA of Holdings, the Borrower and its Restricted Subsidiaries attributable to such MVC Contract).

“Net Proceeds” shall mean, with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, 100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable and including casualty insurance settlements and condemnation awards, but only as and when received (and excluding business interruption insurance)) in connection with such Disposition minus (a) the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than pursuant hereto) or (B) any other required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (b) the out-of-pocket fees and expenses actually incurred by the Borrower, its Restricted Subsidiaries (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees, sales commissions, transfer taxes and charges and brokerage and consultant fees) in connection with such Disposition, (c) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued by Holdings, the Borrower or any of its Restricted Subsidiaries or any of their direct or indirect owners as a result thereof (calculated in accordance with Section 6.06(h)(iii) hereof), (d) in the case of any Disposition by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (d)) attributable to minority or other third party interests and (e) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities related to any of the applicable assets or retained by the Borrower or any of its Restricted Subsidiaries, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Debt Fund Affiliate” shall mean any Affiliate of Sponsors other than (a) any Sponsor or any Subsidiary of any Sponsor, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Debt Fund Affiliate Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender, as assignor, and a Non-Debt Fund Affiliate, Holdings, the Borrower or a Subsidiary thereof, as assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit J or such other form as shall be approved by the Administrative Agent.

“Non-Debt Fund Affiliate Cap” shall have the meaning assigned to such term in Section 9.04(e)(ii).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.24(b)(iii).

“Non-Recourse Persons” shall have the meaning assigned to such term in Section 9.24.

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.24(b)(iv).

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.15(e).

“Not Otherwise Applied” shall mean, with reference to any amount of Net Proceeds of any Disposition, that such amount (a) was not required to be applied to prepay the Loans (or to be reinvested) pursuant to Section 2.09(b), and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) of this definition.

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any L/C Issuer pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties owed to Agents, the Lenders and the L/C Issuers under or pursuant to the terms of this Agreement or the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest or fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest or fees are allowed claims in such proceeding; provided that the Obligations shall not include any Excluded Swap Obligation.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offered Amount” shall have the meaning set forth in Section 2.09(c)(iv)(A).

“Offered Discount” shall have the meaning set forth in Section 2.09(c)(iv)(A).

“OID” shall mean original issue discount.

“Other Connection Taxes” shall mean, with respect to any Agent or Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, L/C Obligation or Loan Document).

“Other Debt Representative” shall mean, with respect to (a) any series of Permitted Refinancing Indebtedness or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, or (b) Secured Swap Agreements, the counterparty to such Secured Swap Agreement or any agent acting on its behalf and, in the case of clauses (a) and (b), each of their successors and assigns in such capacities.

“Other Revolving Commitments” shall mean one or more Classes of Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean any and all present or future stamp, court, recording, filing, documentary or similar Taxes or any other similar excise or property Taxes, intangible Taxes, charges or levies arising from any payment made under, or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” shall mean (a) with respect to the Term Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing under a Revolving Facility), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Loan) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” shall mean EPIC Midstream Holdings, LP, a Delaware limited partnership.

“Parent Company” shall mean any Person that is a direct or indirect parent company (which may be organized, among other things, as a partnership), including any managing member, of the Borrower.

“Parity Liens” shall mean Liens on any Collateral pari passu in lien priority with the Liens on such Collateral securing the Initial Facilities or any other Parity Lien Debt.

“Parity Lien Debt” shall mean the Initial Facilities and any other then outstanding Incremental Facilities, Incremental Equivalent Debt and Refinancing Series, in either case secured by Liens on any Collateral pari passu in lien priority with the Liens on such Collateral securing the Initial Facilities.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participating Lender” shall have the meaning assigned to such term in Section 2.09(c)(iii)(C).

“Payment in Full” shall mean (a) the Commitments have been terminated, (b) the principal of and interest on each Loan and all other Obligations payable under any Loan Document shall have been paid in cash in full other than contingent obligations not then due and payable, and (c) each Letter of Credit has terminated or has been cancelled (unless such Letters of Credit have been Cash Collateralized or have had other arrangements made with respect to them, in each case, on terms and conditions reasonably satisfactory to each applicable L/C Issuer).

“Payment or Bankruptcy Event of Default” shall mean an Event of Default as defined in Sections 7.01(b), 7.01(c), 7.01(h) or 7.01(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(a)(i)(A).

“Permitted Debt Exchange” shall have the meaning assigned to such term in Section 2.23(a).

“Permitted Debt Exchange Notes” shall have the meaning assigned to such term in Section 2.23(a).

“Permitted Debt Exchange Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Permitted Earlier Maturity Indebtedness Exception” shall mean, with respect to any Permitted Refinancing Indebtedness, that up to $5,000,000 aggregate principal amount of such Indebtedness (the “Specified Debt”) may have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Initial Term Loans or the Latest Maturity Date of any Term Loans outstanding at the time such Specified Debt is incurred or issued.

“Permitted Intercompany Activities” shall mean any transactions between or among Holdings, the Borrower and its Restricted Subsidiaries that are entered into in the ordinary course of business of Holdings, the Borrower and its Restricted Subsidiaries or, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Restricted Subsidiaries, including, but not limited to, (a) payroll, cash management, purchasing, insurance and hedging arrangements, (b) management, technology and licensing arrangements, (c) arrangements relating to easements, rights of way and other real property rights, (d) tax planning and/or tax restructuring transactions and (e) transactions taken in connection with and reasonably related to consummating a Qualified IPO.

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)            time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) (each, a “Bank”);

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, A-1 (or higher) according to S&P or A-1 (or higher) according to Fitch;

(e)            securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A-2 by Moody’s or A by Fitch;

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch or (iii) have portfolio assets of at least $500,000,000; and

(h)            time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the Total Assets.

“Permitted Line Dispositions” shall mean: (a) any Disposition of capacity in the Pipeline not exceeding 10.0% of total capacity in the Pipeline in the aggregate (excluding from such calculation any interests in lateral lines comprising the Pipeline); (b) any Disposition of undivided joint interests in lateral lines for fair market value (as determined by the Borrower in good faith); and (c) any swap of undivided joint interest in the Pipeline in exchange for an undivided joint interest in a third party lateral line of comparable value, after taking into account all costs savings associated with such swap (in each case, as determined by the Borrower in good faith); provided that, in each case, such transaction would not interfere in any material respect with the operations of the Pipeline or the ordinary conduct of the business of the Borrower and its Subsidiaries.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that

(a)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced plus (i) unpaid accrued interest, breakage costs and premium thereon, underwriting discounts, defeasance costs, fees, expenses and commissions and similar charges plus (ii) in the case of any revolving facility, the unused commitments in respect thereof and letters of credit undrawn thereunder, plus (iii) original issue discount and upfront fees, plus (iv) other fees and expenses incurred in connection with such Permitted Refinancing Indebtedness,

(b)            subject to the Permitted Earlier Maturity Indebtedness Exception and the Inside Maturity Basket, the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced,

(c)            subject to the Permitted Earlier Maturity Indebtedness Exception and the Inside Maturity Basket, (i) the Permitted Refinancing Indebtedness does not mature (or require commitment reductions) prior to the maturity date of the Indebtedness being Refinanced and (ii) in the case of any Refinanced Revolving Facility, the Permitted Refinancing Indebtedness does not mature (or require commitment reductions) prior to the maturity date of the Revolving Commitments being Refinanced,

(d)            if the Indebtedness being Refinanced is subordinated in right of payment to the Secured Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced,

(e)            in respect of any Permitted Refinancing Indebtedness of Indebtedness originally incurred pursuant to Section 2.20, Section 6.01(a), Section 6.01(n) or Section 6.01(i), no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced;

(f)            if the Indebtedness being Refinanced was subject to a First Lien Intercreditor Agreement, a Junior Lien Intercreditor Agreement and/or another intercreditor agreement, (i) the holders of the Permitted Refinancing Indebtedness (if such Indebtedness if secured) or their representative on their behalf shall become party to such First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement and/or such other intercreditor agreement as is reasonably acceptable to the Administrative Agent and the Collateral Agent, as applicable, or, in the case of Indebtedness secured by Parity Liens being Refinanced as Junior Indebtedness, shall become party to a Junior Lien Intercreditor Agreement and/or such other intercreditor agreement as is reasonably acceptable to the Administrative Agent and the Collateral Agent, as applicable, or (ii) such Permitted Refinancing Indebtedness shall be unsecured;

(g)            with respect to any Permitted Refinancing Indebtedness in respect of Incremental Equivalent Debt, such Permitted Refinancing Indebtedness shall be subject to the provisions of Section 6.01(i)(viii) as if such Permitted Refinancing Indebtedness were Incremental Equivalent Debt; and

(h)            with respect to any Permitted Refinancing Indebtedness in respect of the Facilities, otherwise on terms and conditions that are, taken as a whole, either (x) not materially more restrictive on the Borrower and the Restricted Subsidiaries (when taken as a whole) than, those applicable to the Indebtedness being Refinanced, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (1) for covenants applicable only to periods after the Latest Maturity Date at the time of incurrence and (2) any term or condition to the extent such term or condition is also added for, in the case of any Permitted Refinancing Indebtedness in respect of Term Loans, the benefit of the Lenders under the Term Loans or, in the case of any Permitted Refinancing Indebtedness in respect of Revolving Commitments, the benefit of the Lenders under the Revolving Facility, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment); provided, further, that this clause (h)(x) will not apply to (A) terms addressed in the other clauses of this “Permitted Refinancing Indebtedness” definition, (B) interest rate, rate floors, fees, funding discounts and other pricing terms, (C) redemption, prepayment or other premiums, and (D) optional prepayment or redemption terms or (y) reflect market terms and conditions, as determined in good faith by a Responsible Officer of the Borrower.

For the avoidance of doubt, any Refinancing of Permitted Refinancing Indebtedness permitted hereunder shall constitute Permitted Refinancing Indebtedness.

“Permitted Subordinated Debt” shall mean any unsecured loans of or notes issued by the Borrower or a Guarantor; provided that such Indebtedness is otherwise subordinated on terms set forth in Schedule 6.01(g).

“Permitted Tax Distribution” shall have the meaning assigned to such term in Section 6.06(h)(iii).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership (general or limited), limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Pipeline” shall mean the greenfield crude oil pipeline operated by the Borrower and its Subsidiaries linking the Permian and Eagle Ford basins to Corpus Christi, Texas.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Debt” shall have the meaning assigned to such term in the Collateral Agreement.

“Predecessor Credit Agreement” shall mean that certain Credit Agreement, dated as of March 1, 2019, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, by and among Holdings, the Borrower, the lenders and letter of credit issuers party thereto, Goldman Sachs Bank USA, as administrative agent, and Wells Fargo Bank, National Association, as collateral agent.

“primary obligor” shall have the meaning set forth in the definition of the term “Guarantee.”

“Prime Rate” shall have the meaning assigned to such term in clause (a) of the definition of “Alternate Base Rate”.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a)            in making any determination of Consolidated Adjusted EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(b)            in making any determination on a Pro Forma Basis, all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period, after giving effect to any substantially concurrent repayment of Indebtedness, shall be deemed to have been incurred or repaid at the beginning of such period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower.

“Pro Rata Share” shall mean, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Project” shall mean all facilities related to the Pipeline, including pump stations and pipelines connected thereto.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” shall mean unsecured Indebtedness of Holdings:

(a)            that is not subject to any Guarantee by any Subsidiary of Holdings (including the Borrower),

(b)            that will not mature prior to the date that is six months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof,

(c)            that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) below),

(d)            that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is 91 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and

(e)            that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company);

provided that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified IPO” shall mean (a) an initial public offering or direct listing of Equity Interests of the Borrower or any Parent Company (other than a public offering pursuant to a registration statement on Form S-8 or any successor form) pursuant to an effective registration statement filed with the Securities Exchange Commission under the Securities Act of 1933 (whether alone or in connection with a secondary public offering) or (b) any transaction or series of related transactions following consummation of which the Borrower or any Parent Company has a class or series of equity securities traded on a recognized securities exchange (including, for the avoidance of doubt, a transaction or series of related transactions with a special purpose acquisition company, also known as a “deSPAC” transaction).

“Qualified Operator” shall mean any of (a) EPIC Consolidated Operations, LLC or any of its Controlled Affiliates or (b) any other Person that is experienced in the operation of crude oil pipelines in the United States or any of such Person’s Controlled Affiliates.

“Qualified Transferee” shall mean any entity that either (a) is, or is a direct or indirect Subsidiary of an entity that is rated at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch or (b) has or is a direct or indirect Subsidiary of an entity that has, or has its obligations guaranteed by an entity that has, a Consolidated Tangible Net Worth, or uncalled capital commitments, of at least $1,000,000,000; provided that, if and only if as a result of a transaction that would otherwise constitute a “Change in Control”, the operator of the Project becomes a Person other than a Qualified Operator, then such entity must also have either (x) owned and operated one or more crude oil pipelines in the United States within the three years prior to the applicable date of determination or (y) contracted with an operator experienced in the operation of crude oil pipelines in the United States.

“Qualifying Lender” shall have the meaning set forth in Section 2.09(c)(iv)(C).

“Quarterly Payment Date” shall mean the last Business Day of the month immediately following the end of any fiscal quarter of the Borrower commencing with the first full fiscal quarter ending after the Closing Date.

“Ratio Debt” shall have the meaning assigned to such term in Section 6.01(n).

“RC Financial Covenant” shall have the meaning assigned to such term in Section 6.10(b).

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any other Loan Party in and to any and all parcels of real property owned or leased by the Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements, other property and rights incidental to the lease or operation thereof and all right, title and interest of the Borrower or any other Loan Party in and to all or easements, rights-of-way or licenses or other limited property interests held by Borrower or any other Loan Party.

“Reference Date” shall have the meaning set forth in the definition of the term “Available Amount.”

“Reference Period” shall have the meaning set forth in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning set forth in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Series” shall mean all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments or Other Revolving Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments or Other Revolving Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” shall mean one or more Classes of Term Loan Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” shall mean with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.09(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, controlling persons, members, representatives and the successors of each of the foregoing, of such Person and such Person’s Affiliates.

“Related Project” shall have the meanings assigned to such term in the Holdings Partnership Agreement.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the Environment, and “Released” shall have meanings correlative thereto.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period has been waived, with respect to a Plan.

“Repricing Amendment” shall have the meaning set forth in the definition of “Repricing Transaction”.

“Repricing Transaction” shall mean (a) any amendment, amendment and restatement or other modification of the Loan Documents that has the effect of reducing the All-In Yield then in effect for Initial Term Loans and primary purpose (as determined by the Borrower in good faith) of which is to reducing the All-In Yield then in effect for Initial Term Loans (collectively, a “Repricing Amendment”) or (b) any transaction in which a Non-Consenting Lender must assign its Initial Term Loans as a result of its failure to consent to a Repricing Amendment, in the case of each of clauses (a) and (b), other than in connection with a Qualified IPO, a dividend recapitalization, a Change in Control or a Transformative Acquisition or any other transaction that would, if consummated, constitute any of the foregoing.

“Required Class Lenders” shall mean, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Class Lenders at any time and the Loans and Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 9.04(e).

“Required Facility Lenders” shall mean, with respect to any Facility, at any time, Lenders having Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Facility that, taken together, represent more than 50% of the sum of all Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Facility. The Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Facility of any Defaulting Lender shall be disregarded in determining Required Facility Lenders at any time and the Loans and Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 9.04(e).

“Required Lenders” shall mean, at any time, Lenders having Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding) that, taken together, represent more than 50% of the sum of all Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding). The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and the Loans and Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 9.04(e).

“Required Percentage” shall mean, (a) 75%, if the Borrower’s Consolidated First Lien Net Leverage Ratio as of the end of the immediately preceding fiscal quarter, as reflected in the compliance certificate delivered pursuant to Section 5.04(c), exceeds 5.50:1.00 or no such compliance certificate has been delivered for such fiscal quarter, (b) 50%, if the Borrower’s Consolidated First Lien Net Leverage Ratio as of the end of the immediately preceding fiscal quarter, as reflected in the compliance certificate delivered pursuant to Section 5.04(c), equals or is less than 5.50:1.00 but exceeds 5.00:1.00, (c) 25%, if the Borrower’s Consolidated First Lien Net Leverage Ratio as of the end of the immediately preceding fiscal quarter, as reflected in the compliance certificate delivered pursuant to Section 5.04(c), equals or is less than 5.00:1.00 but exceeds 4.50:1.00, and (d) 0%, if the Borrower’s Consolidated First Lien Net Leverage Ratio as of the end of the immediately preceding fiscal quarter, as reflected in the compliance certificate delivered pursuant to Section 5.04(c), equals or is less than 4.50:1.00.

“Required Revolving Lenders” shall mean, with respect to the Revolving Facility, at any time, Lenders having Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Revolving Facility that, taken together, represent more than 50% of the sum of all Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Revolving Facility. The Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Lenders” shall mean, with respect to any Term Facility, at any time, Lenders having Term Loans and Term Loan Commitments outstanding under such Term Facility that, taken together, represent more than 50% of the sum of all Term Loans and Term Loan Commitments outstanding under such Term Facility. The Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time and the Term Loans and Term Loan Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 9.04(e).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person (or, as applicable, of its general partner) and any other officer or similar official or authorized representative thereof.

“Restricted Junior Payment” shall have the meaning assigned to such term in Section 6.09.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings or the Borrower, as the context shall require, other than an Unrestricted Subsidiary.

“Revolver Extension Request” shall have the meaning assigned to such term in Section 2.22(b).

“Revolver Extension Series” shall have the meaning assigned to such term in Section 2.22(b).

“Revolving Commitments” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading Revolving Commitments opposite such Lender’s name, together with any Incremental Revolving Commitment, Other Revolving Commitment or Extended Revolving Commitment, as the context may require. The aggregate principal amount of the Revolving Commitments on the Closing Date is $125,000,000.

“Revolving Credit Exposure” shall mean, as to each Revolving Lender, the sum of the amount of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations outstanding at such time.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made hereunder.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or with outstanding Revolving Loans.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b), or any Incremental Revolving Loan, Other Revolving Loan or Extended Revolving Loan, as the context may require.

“Revolving Maturity Date” shall mean the fifth anniversary of the Closing Date (or if such date is not a Business Day, the next succeeding Business Day).

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc., or any successor thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Obligations” shall have the meaning assigned to such term in the Collateral Agreement; provided that the Secured Obligations shall not include any Excluded Swap Obligation.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Secured Swap Agreement” shall mean any Swap Agreement permitted under this Agreement that is entered into by and between any Loan Party and any Specified Swap Counterparty.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Mortgages, any Intellectual Property Security Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.09.

“Similar Business” shall mean (a) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date (including in connection with Investments and other transactions permitted hereunder), and any natural outgrowth or reasonable extension thereof, (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date, including (x) activities related to the transportation, storage and terminaling of hydrocarbons and (y) any crude oil gathering activities upstream of the Pipeline that may arise as a result of Investments permitted hereunder, or (c) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Borrowing comprised of SOFR Loans.

“SOFR Loan” shall mean a Loan that bears interest at a rate per annum determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Solicited Discount Proration” has the meaning set forth in Section 2.09(c)(iv)(C).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.09(c)(iv)(A).

“Solicited Discounted Prepayment Notice” shall mean a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.09(c)(iv) substantially in the form of Exhibit K-4.

“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender, substantially in the form of Exhibit K-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.09(c)(iv)(A).

“Specified Debt” shall have the meaning set forth in the definition of “Permitted Earlier Maturity Indebtedness Exception”.

“Specified Discount” shall have the meaning set forth in Section 2.09(c)(ii)(A).

“Specified Discount Prepayment Amount” shall have the meaning set forth in Section 2.09(c)(ii)(A).

“Specified Discount Prepayment Notice” shall mean a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.09(c)(ii) substantially in the form of Exhibit K-6.

“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender, substantially in the form of Exhibit K-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” shall have the meaning set forth in Section 2.09(c)(ii)(A).

“Specified Discount Proration” shall have the meaning set forth in Section 2.09(c)(ii)(C).

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.02.

“Specified Swap Counterparty” shall mean any Person that, (a) for Swap Agreements entered into after the Closing Date, at the time it enters into a Swap Agreement, and (b) for Swap Agreements in effect on the Closing Date, on the Closing Date, is a Revolving Lender, an Agent or an Arranger or an Affiliate of a Revolving Lender, an Agent or an Arranger, in its capacity as a party to such Swap Agreement (regardless of whether such Person subsequently ceases to be a Revolving Lender, an Agent or an Arranger, or an Affiliate of a Revolving Lender, an Agent or an Arranger).

“Sponsors” shall mean each of (a) (i) Parent, (ii) AF V Energy III AIV, L.P., (iii) AEOF Warehouse Holdings I, L.P., (iv) Ares Corporate Opportunities Fund V, L.P., (v) Ares EPIC Co-Invest, L.P., (vi) AEOF EPIC Holdings, L.P., (vii) ACOF Investment Management LLC (in its capacity as manager on behalf of one or more investment funds), (viii) Kinetik Holdings Inc., (ix) Diamondback Energy, Inc. and (x) any of their respective Affiliates (excluding any operating portfolio companies thereof), (b) any funds, investment vehicles or accounts managed or advised by Ares Management LLC or any of its Affiliates (excluding any operating portfolio companies thereof) and (c) each of their respective successors.

“Submitted Amount” shall have the meaning assigned to such term in Section 2.09(c)(iii)(A).

“Submitted Discount” shall have the meaning assigned to such term in Section 2.09(c)(iii)(A).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership (general or limited), association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary Guarantors” shall mean, collectively, the Guarantors that are Subsidiaries of the Borrower.

“Successor Company” shall have the meaning assigned to such term in Section 6.05(c).

“Superpriority Facility” shall mean (a) the Initial Revolving Facility, (b) subject to Section 2.20(c)(ix), any Incremental Revolving Facility that is designated as a “Superpriority Facility” by the Borrower to the Administrative Agent and (c) any Permitted Refinancing Indebtedness in respect of the foregoing that is a Revolving Facility and is designated as a “Superpriority Facility” by the Borrower to the Administrative Agent. The aggregate principal amount of the “first out” revolving loans and commitments under the Superpriority Facility shall not exceed $175,000,000.

“Superpriority Secured Obligations” shall mean all Secured Obligations under (a) any Superpriority Facilities and (b) Superpriority Secured Swap Agreements.

“Superpriority Secured Parties” shall mean each holder of Superpriority Secured Obligations.

“Superpriority Secured Swap Agreement” shall mean any Secured Swap Agreement where such Secured Swap Agreement has been designated as a “Superpriority Secured Obligation” in accordance with the terms of the First Lien Intercreditor Agreement.

“Supplemental Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Surveys” shall have the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including Interest Rate Hedge Agreements; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, assessments, fees or other charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, (a) as of the Closing Date, the amount set forth on Schedule 2.01 opposite such Lender’s name, (b) as of the Amendment No. 1 Effective Date, the amount set forth on Schedule I to Amendment No. 1 opposite such Lender’s name and (c) after the Amendment No. 1 Effective Time, any Incremental Term Commitments and Refinancing Term Commitments, in each case established from time to time. The aggregate principal amount of the Term Loan Commitments on the Amendment No. 1 Effective Date is $1,117,000,000.

“Term Loan Extension Request” shall have the meaning assigned to such term in Section 2.22(a).

“Term Loan Extension Series” shall have the meaning assigned to such term in Section 2.22(a).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a), or any Incremental Term Loan, Refinancing Term Loan (including, for the avoidance of doubt, any 2025 Refinancing Term Loan) or Extended Term Loan, as the context may require.

“Term Maturity Date” shall mean the seventh anniversary of the Closing Date (or if such date is not a Business Day, the next succeeding Business Day).

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean, at any date of determination, subject to Section 1.02(d), the most recently completed four consecutive fiscal quarters of the Borrower for which financial statements have been delivered or were required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b), as applicable (or, for the period prior to the time any such statements are so delivered pursuant to Section 5.04, the most recently ended fiscal quarter for which financial statements were delivered pursuant to Section 4.02(g)).

“Total Assets” shall mean the total assets of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 5.04(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.04(a) or (b), the financial statements delivered pursuant to Section 4.02(g).

“Trade Date” shall have the meaning assigned to such term in Section 9.04(l)(i).

“Transactions” shall mean, collectively, (a) the execution and delivery of the Loan Documents and the initial borrowings and uses of proceeds hereunder on the Closing Date and (b) the payment of fees and expenses owing in connection with the foregoing.

“Transformative Acquisition” shall mean any acquisition or investment by the Borrower or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its Subsidiaries with adequate flexibility hereunder for the continuation and/or expansion of the combined operations following such consummation (as determined by the Borrower in good faith) or (c) results in a refinancing of the Term Loans that involves the incurrence of additional Indebtedness in connection with such acquisition or Investment.

“Type” shall, when used in respect of any Loan or Borrowing, refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include Term SOFR and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.24(c)(i).

“Unrestricted Subsidiary” shall mean (a) any Restricted Subsidiary of the Borrower that becomes an Unrestricted Subsidiary in accordance with Section 5.14 subsequent to the Closing Date, (b) any Subsidiary of the Borrower set forth on Schedule 3.07(e), in each case, until any such Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 5.14 or (c) any Subsidiary of an Unrestricted Subsidiary, in each case, until any such Unrestricted Subsidiary is (and its Subsidiaries are) re-designated as a Restricted Subsidiary in accordance with Section 5.14.

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(a).

“Voluntary Prepayment Amount” shall have the meaning assigned to such term in Section 2.20(a)(ii).

“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person all of the Equity Interests of which (other than, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are directly owned by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.      Interpretative Provision.

(a)            General. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All references to “knowledge” or “awareness” of any Loan Party or any Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of such Loan Party or such Restricted Subsidiary. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. Unless the context requires otherwise, all references to a Person shall include such Person’s successors and assigns.

(b)            Accounting. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature not specifically or completely defined herein shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Borrower in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Borrower is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.

(c)            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (i) references to organizational documents, agreements (including the Loan Documents), and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Loan Document; and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

(d)            Testing for Limited Condition Transactions. Solely for purposes of:

(i)             measuring the relevant ratios and baskets with respect to the incurrence of any Indebtedness or Liens or the making of any acquisitions or other Investments, Restricted Payments, restricted debt payments, Asset Sales or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries; or

(ii)            determining compliance with any provision of this Agreement which requires the calculation of any ratio, testing availability under any basket or (other than in connection with any Credit Extension under the Revolving Facility unless otherwise agreed in respect of any Incremental Revolving Facility in accordance with Section 2.20) the making of any representation or warranty or the absence of the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), if the Borrower has made an LCT Election with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date of the execution of a binding letter of intent or the definitive agreements for such Limited Condition Transaction or, in the case of a Restricted Payment constituting a Limited Condition Transaction, the date such Restricted Payment is declared and becomes a legal obligation (the “LCT Test Date”), and, if after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation or warranty or the absence of any such Default or Event of Default, such ratio, basket, representation or warranty shall be deemed to have been complied with or such Default or Event of Default shall be deemed to not have occurred or be continuing. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken (but, for the avoidance of doubt any improvements in the applicable ratio, test or basket may be utilized in applicable calculations as of the date of the applicable Limited Condition Transaction). If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket, in each case, relied on in connection with such Limited Condition Transaction, on or following the relevant LCT Test Date and prior to the earlier of (A) the date on which such Limited Condition Transaction is consummated or (B) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (1) on a Pro Forma Basis assuming such Limited Condition Transactions and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) in connection with any other subsequent calculation of ratio or basket availability, any such ratio or basket shall be tested disregarding such Limited Condition Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) until the date such Limited Condition Transaction and other transactions have been consummated.

In connection with any action being taken solely in connection with a Limited Condition Transaction (other than in connection with any Credit Extension under the Revolving Facility unless otherwise agreed in respect of any Incremental Revolving Facility in accordance with Section 2.20), for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Payment or Bankruptcy Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower (with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction), be deemed satisfied, so long as no Default, Event of Default or Payment or Bankruptcy Event of Default, as applicable, exists on the LCT Test Date. For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.02(d), and any Default, Event of Default or Payment or Bankruptcy Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Payment or Bankruptcy Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

Section 1.03.      Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04.      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05.      Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day (it is understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well).

Section 1.06.      Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to Article VI (other than the Financial Performance Covenants) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken (or, to the extent the Borrower has made an LCT Election, on the LCT Test Date as described in Section 1.02(d) above), as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the relevant Company Parties from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the relevant Company Parties comply with any negative covenant in Article VI (other than the Financial Performance Covenants), to the extent that any obligation, transaction or action could be attributable to more than one exception to any such negative covenant, the Borrower may categorize or re-categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such negative covenant that permit such obligation, transaction or action; provided that (i) all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(a) and (ii) all Liens created pursuant to the Loan Documents on the Closing Date will be deemed to have been incurred in reliance on Section 6.02(b) and shall not be permitted to be recategorized pursuant to this paragraph. Unless the Borrower elects otherwise and except as otherwise herein specified, compliance under an applicable covenant will be deemed first to be pursuant to a basket or exception based on a financial ratio (to the maximum extent permitted by such basket or exception) prior to being determined to be pursuant to any other basket or exception under such covenant, including those based on a fixed dollar amount. Compliance with a negative covenant may be permitted in part by one basket or exception and in part by another basket or exception in such covenant.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously but shall instead occur in the order determined by the Borrower, i.e., each transaction must be permitted under the Available Amount as so calculated.

Section 1.07.      Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.08.      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

Section 1.09.      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate (to the extent calculated by reference to the Term SOFR Reference Rate), the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate (to the extent calculated by reference to the Term SOFR Reference Rate), the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate (to the extent calculated by reference to the Term SOFR Reference Rate), the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate (to the extent calculated by reference to the Term SOFR Reference Rate), the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10.      Financial Performance Covenant. Notwithstanding anything to the contrary, solely with respect to compliance with the Financial Performance Covenant for any Test Period and any pro forma calculation with respect thereto, the Borrower may elect to deem Consolidated Adjusted EBITDA to be the result of annualizing Consolidated Adjusted EBITDA for the applicable most recently completed fiscal quarter of the Borrower for which financial statements have been delivered or were required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or Section 5.04(b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.04(a) or (b), the most recently completed fiscal quarter for which financial statements were delivered pursuant to Section 4.02(g), by multiplying such quarterly Consolidated Adjusted EBITDA by four. Notwithstanding anything to the contrary, any projected financial covenant calculations included in any projections or any model or other information delivered in connection with this Agreement is provided for informational purposes only and no Default or Event of Default shall be declared or deemed to result in respect of any such projected financial covenant calculation (it being understood and agreed that all financial covenants shall be tested solely in accordance with the terms set forth in Section 6.10).

Section 1.11.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

Section 2.01.      Commitments.

(a)            The Term Loan. Subject to the terms and conditions set forth herein, each Term Lender party hereto on the Closing Date agrees to make Term Loans to the Borrower in the applicable amount set forth opposite its name on Schedule 2.01 on the Closing Date in U.S. Dollars in an aggregate principal amount that will not result in the aggregate amount of such Term Lender’s Term Loans exceeding such Term Lender’s Term Loan Commitment. Subject to the terms and conditions set forth herein and in Amendment No. 1, each 2025 Refinancing Lender agrees to make Term Loans to the Borrower in the applicable amount set forth opposite its name on Schedule I to Amendment No. 1 on the Amendment No. 1 Effective Date in U.S. Dollars in an aggregate principal amount that will not result in the aggregate amount of such Term Lender’s Term Loans exceeding such Term Lender’s Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term Facility shall be made available as ABR Loans and SOFR Loans.

(b)            The Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender party hereto agrees to make Revolving Loans in U.S. Dollars to the Borrower on any Business Day during the Availability Period, in an aggregate principal amount not to exceed such Revolving Lender’s Revolving Commitment set forth opposite its name on Schedule 2.01. Amounts repaid or prepaid in respect of Revolving Loans may be reborrowed. The Revolving Facility shall be made available as ABR Loans and SOFR Loans.

Section 2.02.      Loans and Borrowings.

(a)            Borrowings; Several Obligations. Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Types of Loans. Each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.

(c)            Number of Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Interest Periods in respect of Borrowings outstanding under any Revolving Facility, Incremental Revolving Facility, credit facility for any Other Revolving Loans or credit facility for any Extended Revolving Loans, Term Facility, Incremental Term Facility, credit facility for any Refinancing Term Loans or credit facility for any Extended Term Loans (unless agreed by the Administrative Agent).

(d)            Minimum Amounts. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that any Borrowing may be in an aggregate amount that is equal to the entire remaining balance of the Term Loans, the unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.24(c).

(e)            Latest Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date, Revolving Maturity Date or any Incremental Maturity Date, as applicable.

Section 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request (or such other form as may be approved by the Administrative Agent) and signed by the Borrower (i) in the case of a Borrowing consisting of Term Loans, (a) that are SOFR Loans, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days (or, if the proposed Borrowing is on the Closing Date or the Amendment No. 1 Effective Date, one Business Day) before the date of the proposed Borrowing or (b) that are ABR Loans, not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of Revolving Loans, (a) that are SOFR Loans, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) that are ABR Loans, not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing; provided that that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as provided in Section 2.24(c). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)            whether such Borrowing consists of Term Loans or Revolving Loans;

(b)            the aggregate amount of the requested Borrowing,

(c)            the date of such Borrowing, which shall be a Business Day;

(d)            whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(e)            in the case of a Borrowing consisting of a SOFR Loan, the initial Interest Period to be applicable thereto; and

(f)            the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be made as an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.      Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (i) on the Closing Date, the relevant accounts in accordance with the flow of funds on the Closing Date and (ii) thereafter, the account designated by the Borrower in the Borrowing Request. For the avoidance of doubt, no Revolving Lender shall be required to fund any Revolving Loan to the extent that the Revolving Credit Exposure of such Revolving Lender shall exceed the Revolving Commitment of such Revolving Lender.

(b)            Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower, severally, agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05.      Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may on any Business Day, upon provision of an irrevocable Interest Election Request by the Borrower to the Administrative Agent not later than 12:00 p.m., New York City time, on (x) in the case of a conversion to ABR Loans, the Business Day prior to the date of the proposed conversion and (y) in the case of a conversion to, or a continuation of, a SOFR Borrowing, the third U.S. Government Securities Business Day prior to the date of the proposed conversion or continuation, in either case, elect, in the case of a Borrowing to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary herein, the initial Interest Period for the 2025 Refinancing Term Loans shall be deemed to terminate on the Quarterly Payment Date occurring on October 31, 2025 (which date shall be the Interest Payment Date in connection with such Interest Period) but such Interest Period shall otherwise be treated as a three-month Interest Period.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by an Interest Election Request (or in another form approved by the Administrative Agent) and signed by the Borrower.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)            if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to one of its SOFR Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Payment or Bankruptcy Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.      Termination of Commitments. The parties hereto acknowledge that:

(a)            Term Loan Commitments. The Term Loan Commitments as of the Closing Date of each Lender will terminate upon the funding of the Term Loans to be made by it on the Closing Date. The Term Loan Commitments as of the Amendment No. 1 Effective Date of each Lender will terminate upon the funding of the Term Loans to be made by it on the Amendment No. 1 Effective Date.

(b)            Optional Revolving Commitment Termination. The Borrower (A) shall have the right at any time and from time to time to terminate any unutilized portion of the Revolving Commitments or from time to time permanently reduce any unutilized portion of the Revolving Commitments (which reduction shall apply to the Revolving Commitment of each Revolving Lender in accordance with such Revolving Lender’s Pro Rata Share of such reduction) and (B) may upon notice to the Administrative Agent, terminate the Revolving Commitments or from time to time permanently reduce any portion of the Revolving Commitments (which reduction shall apply to the Revolving Commitment of each Revolving Lender in accordance with such Revolving Lender’s Pro Rata Share of such reduction); provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon, New York City time (x) in the case of clause (A), on the date thereof and (y) in the case of clause (B), at least one Business Day prior to the date of termination or reduction, (ii) any such partial reduction with respect to the Revolving Commitments shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $250,000 and (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Outstanding Amount under the Revolving Facility would exceed the Revolving Commitments under the Revolving Facility. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of the foregoing, and any such notice may be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked by the Borrower.

(c)            Mandatory Revolving Commitment Termination. The Revolving Commitments will terminate at 11:59 a.m. New York City time on the Revolving Maturity Date.

Section 2.07.      Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any Lender (through the Administrative Agent) may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender (through the Administrative Agent) a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the relevant form, which shall evidence such Lender’s Loans.

(b)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)            The entries made in the accounts maintained pursuant to Sections 2.07(a) or 2.07(b) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.08.      Repayment of Loans.

(a)            Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made to the Borrower on such dates and in such amounts as provided in this Section. To the extent that the following amounts have not already been paid and applied in accordance with Section 2.09(a) or 2.09(b), the Borrower shall repay on each Quarterly Payment Date (beginning with the Quarterly Payment Date occurring on October 31, 2025) an amount equal to 0.25% of the original aggregate principal amount of the Term Loans as of the Amendment No. 1 Effective Date (after giving effect to Amendment No. 1).  The Borrower shall repay on the Term Maturity Date all remaining principal amounts of the Term Loans then outstanding. All payments for account of the Term Lenders in respect of this Section 2.08(a) shall be applied to the Term Loans on a pro rata basis based on such Term Lender’s Pro Rata Share.

(b)            Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender on the Revolving Maturity Date the aggregate principal amounts of all of its Revolving Loans then outstanding. All payments for the account of the Revolving Lenders in respect of this Section 2.08(b) shall be applied to the Revolving Loans on a pro rata basis based on such Revolving Lender’s Pro Rata Share.

Section 2.09.      Prepayment of Loans.

(a)            Optional Prepayments.

(i)            Mechanics. The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part without premium or penalty (but subject to Section 2.09(a)(iii) in the case of the Initial Term Loans and subject to Section 2.14), in an aggregate principal amount that is an integral multiple of (A) $250,000 and not less than $250,000 in the case of the Revolving Loans and (B) $500,000 and not less than $500,000 in the case of the Term Loans or (C) in each case, if less, the amount outstanding under such Facility. The Borrower shall notify the Administrative Agent by written notice substantially in the form of Exhibit B hereto of any prepayment hereunder (1) in the case of prepayment of a SOFR Borrowing, not later than 2:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment, or (2) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment (or such later times to which the Administrative Agent may agree). Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify the Term Lenders of any such notice of the foregoing with respect to the Term Loans and the Revolving Lenders of any such notice of the foregoing with respect to the Revolving Loans, and any such notice may be contingent upon the consummation of a refinancing or other event and such notice may otherwise be extended or revoked by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and fees to the extent required by Section 2.10 or 2.11(d).

(ii)            Application of Voluntary Prepayments. Prepayment of the Loans pursuant to Section 2.09(a) shall be applied to any Facility or Facilities as directed by Borrower (it being understood, for avoidance of doubt, that the Borrower may direct such prepayments to any installment payments on the Initial Term Loans that it elects; however, in the absence of such direction, such prepayments shall be applied in direct order of maturity); provided that, for any specific Facility or Facilities (or Class or tranche within such Facility), such prepayments shall be applied ratably among the Lenders to that specific Facility or Facilities (or Class or tranche within such Facility).

(iii)            Voluntary Prepayment Premium. In the event that, prior to the date that is six months after the Amendment No. 1 Effective Date, (x) the Borrower makes a prepayment or refinancing (other than a prepayment or refinancing of the Initial Term Loans in connection with a Qualified IPO, a dividend recapitalization, a Change in Control or a Transformative Acquisition or any other transaction that would, if consummated, constitute any of the foregoing) of Initial Term Loans pursuant to Section 2.09(a) or Section 2.09(b)(ii) with the proceeds of, or exchange of any Initial Term Loans into, other broadly syndicated term loans under credit facilities with a lower All-In Yield than the All-In Yield then effect for Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, the Applicable Prepayment Percentage of the aggregate principal amount of the Initial Term Loans so prepaid or refinanced or (y) the Borrower undertakes a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (1) in the case of a Repricing Amendment, a fee equal to the Applicable Prepayment Percentage of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment and (2) in the case of a Repricing Transaction occurring under clause (b) of the definition of Repricing Transaction, each Non-Consenting Lender being replaced shall be entitled to receive a fee equal to the Applicable Prepayment Percentage of the aggregate principal amount of the Initial Term Loans held by it as determined immediately prior to it being so replaced.

(iv)            No Premium or Penalty. Prepayments under this Section 2.09(a) (other than pursuant to Section 2.09(a)(iii) in the case of the Initial Term Loans) shall be without premium or penalty, except as required under Section 2.14.

(b)            Mandatory Prepayments.

(i)            Non-Ordinary Course Asset Sales. Promptly upon the receipt of Net Proceeds from an Asset Sale (but in any event within 10 Business Days after receipt), the Borrower shall apply such Net Proceeds in excess of the amounts set forth in the proviso of the definition of “Asset Sale” to prepay the Initial Term Loans made to the Borrower in accordance with Section 2.09(b)(vi) and (vii); provided that, if the Borrower notifies the Administrative Agent in writing of its intention to reinvest such Net Proceeds in assets used or useful in the business of the Borrower and its Restricted Subsidiaries, then the Borrower shall not be required to make such prepayment to the extent that such Net Proceeds are so reinvested within 18 months following receipt thereof, which 18 month period shall be extended by another six (6) months to the extent that the Borrower and/or its Restricted Subsidiaries have committed to reinvest such Net Proceeds during such initial 18 month period; provided, further, that, to the extent such Net Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Initial Term Loans after the expiration of the applicable period in an amount equal to the amount of Net Proceeds in excess of the amounts set forth in the proviso of the definition of “Asset Sale” that were intended to be reinvested during such applicable period but were not reinvested; and provided, further, that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested in accordance with the provisions hereof (it being understood that such deemed expenditure shall have been made no earlier than the earliest of notice of such intended Asset Sale, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale).

(ii)            Prohibited Debt Incurrences. Promptly upon receipt (but in any event within 10 Business Days after receipt), the Borrower shall apply 100% of the cash proceeds from the incurrence or issuance received by the Borrower or its Restricted Subsidiaries of any Indebtedness that is not permitted to be incurred or issued pursuant to Section 6.01, net of all taxes and fees (including investment banking fees, upfront fees and underwriting discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or incurrence.

(iii)            Excess Cash Flow Sweep. Commencing with the fiscal year ending December 31, 2025, not later than 15 Business Days after financial statements are required to be delivered pursuant to Section 5.04 for such fiscal year, the Borrower shall calculate Excess Cash Flow for the fiscal year most recently ended for which financial statements were required to be delivered and the Borrower shall apply such amount to prepay the Term Loans in accordance with Sections 2.09(b)(vi) and Section 2.09(b)(vii) in an aggregate amount equal to the Required Percentage (based on the Consolidated First Lien Net Leverage Ratio for the Test Period ending with the last day of such fiscal year) of such Excess Cash Flow for such most recently ended fiscal year, provided that (A) the amount of such prepayment shall be reduced (without duplication of amounts previously deducted in respect of a prior Excess Cash Flow calculation) dollar-for-dollar by any voluntary prepayment of Loans under the Initial Facilities, any Incremental Facility secured Parity Liens or Junior Liens, any Permitted Refinancing Indebtedness in respect of the foregoing secured by Parity Liens or Junior Liens and any other debt to the extent secured by Parity Liens or Junior Liens (in each case of a revolving facility (including the Superpriority Facilities), to the extent accompanied by a permanent reduction of the relevant commitment) (in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase, provided that the amount deducted shall only be the amount expended in respect thereof), but excluding any such prepayments funded with the proceeds of Long Term Debt, in each case made (or committed to be made) during such fiscal year and, at the option of the Borrower, made after fiscal year-end and prior to the payment due date, (B) in connection with any such prepayment, the Borrower shall pay the higher applicable Required Percentage of Excess Cash Flow until, on a Pro Forma Basis, the Borrower has reached the next level of the applicable Required Percentage of Excess Cash Flow, at which point the Borrower will pay such Required Percentage of Excess Cash Flow on any remaining amounts (resulting in a blended percentage rate between any applicable such percentages), (C) Consolidated First Lien Net Leverage Ratio shall be calculated on a Pro Forma Basis, as of the date of such prepayment, to give effect to any prepayments and incurrences of Indebtedness made on or prior to the date of such prepayment and (D) if making such mandatory prepayment would result in the Loan Parties having unrestricted and uncommitted cash in hand of less than $10,000,000 (or such greater amount determined by the general partner of the Borrower to be reasonably necessary for the proper conduct of business of the Borrower and its Subsidiaries in the upcoming fiscal quarter), then the amount of such prepayment shall be reduced so that, after giving effect thereto, the Loan Parties would have unrestricted and uncommitted cash in hand equal to $10,000,000 (or such greater amount determined by the general partner of the Borrower to be reasonably necessary for the proper conduct of business of the Borrower and its Subsidiaries in the upcoming fiscal quarter).

(iv)            Declined Payments. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to Sections 2.09(b)(i), 2.09(b)(ii) or 2.09(b)(iii) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 2.09(b)(i), 2.09(b)(ii) or 2.09(b)(iii) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) three Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower as Excess Cash Flow Available for Distribution.

(v)            Revolving Facility Overdraws. In the event that the total Revolving Credit Exposure of the Revolving Lenders exceeds the total Revolving Commitments of the Revolving Lenders, the Borrower shall eliminate such excess by prepaying the Revolving Loans and then Cash Collateralizing any L/C Obligations.

(vi)            Application of Mandatory Prepayments to Term Loans. Prepayment of the Loans pursuant to Section 2.09(b) (other than Section 2.09(b)(v)) shall be applied to the Term Facility and, subject to the terms thereof, any other Indebtedness secured by Parity Liens (and, in the case of Section 2.09(b)(ii) only, the Revolving Loans), on a pro rata basis; provided that, for the Term Facility, such prepayments shall be applied in direct order of maturity; provided further, that, for any specific Facility or Facilities (or Class or tranche within such Facility), such prepayments shall be applied ratably among the Lenders to that specific Facility or Facilities (or Class or tranche within such Facility) (other than the Lenders that reject such payment pursuant to Section 2.09(b)(iv)). Any prepayment of the Revolving Loans pursuant to Section 2.09(b)(ii) shall be accompanied by a corresponding permanent reduction to the Revolving Commitments.

(vii)            Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 2.09(b) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(viii)            No Premium or Penalty. Prepayments under this Section 2.09(b) (other than pursuant to Section 2.09(a)(iii) in the case of Initial Term Loans prepaid pursuant to Section 2.09(b)(ii)) shall be without premium or penalty, except as required under Section 2.14.

(c)            Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds from any Revolving Loans are used to make such prepayments, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(i)            Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.09(c); provided that no Company Party shall initiate any action under this Section 2.09(c) in order to make a Discounted Term Loan Prepayment unless (A) at least 10 Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (B) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(ii)            (A) Subject to the proviso to subsection (i) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (1) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.09(c)(ii)), (3) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(B)            Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(C)            If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (B) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (1) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (3) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).

(iii)            (A) Subject to the proviso to clause (i) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (1) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (2) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.09(c)(iii)), (3) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (4) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this clause (iii). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (C)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(C)            If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (1) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (3) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (4) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).

(iv)      (A)      Subject to the proviso to clause (i) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (1) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (2) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.09(c)(iv)), (3) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (4) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(B)            The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (B) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.09(c)(iv). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this clause (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (1) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (3) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (4) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).

(v)            In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(vi)            If any Term Loan is prepaid in accordance with clauses (ii) through (iv) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.09(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Shares. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.09(c), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(vii)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.09(c), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.09(c), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)            Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.09(c) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.09(c) as well as activities of the Auction Agent.

(x)            Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.09(c) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

Section 2.10.      Fees. Without duplication of any other obligation to pay the fees set forth therein:

(a)            the Borrower agrees to pay (i) to the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter as and when (and to the extent) set forth therein and (ii) to the Collateral Agent, for its own account, the fees set forth in the Agent Fee Letter as and when (and to the extent) set forth therein;

(b)            the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender under the Revolving Facility in accordance with its Pro Rata Share, a commitment fee equal to the Commitment Fee Rate, multiplied by the actual daily amount by which the aggregate Revolving Commitment for the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans for such Facility and (ii) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on the Revolving Facility shall accrue at all times during the Availability Period and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with December 2024, until the Revolving Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect; and

(c)            The Borrower agrees to pay the Administrative Agent, for the account of each Revolving Lender under the Revolving Facility and each L/C Issuer, the fees specified in Section 2.24 on the dates specified therein.

Section 2.11.      Interest.

(a)            The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at the Alternate Base Rate plus the Applicable Margin.

(b)            The Borrower shall pay interest on the unpaid principal amount of each SOFR Loan made to the Borrower at the Term SOFR for the Interest Period in effect for such SOFR Loan plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the election of the Required Lenders, the Borrower shall pay interest on such overdue amount, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans in Section 2.11(a) (the “Default Rate”); provided that in no event shall the Default Rate apply to any Default or Event of Default that has been waived by the Lenders or cured by the Borrower.

(d)            Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and on the Term Maturity Date, the Revolving Maturity Date or the applicable Incremental Maturity Date, as applicable; provided that (x) interest accrued pursuant to Section 2.11(c) shall be payable promptly on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to its stated maturity), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All computations of interest and fees shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) computations of interest on Loans based on the Alternate Base Rate (including Alternate Base Rate as determined by reference to Term SOFR), shall be made on the basis of a year of 365 days or 366 days, as the case may be; or (ii) all other computations of interest and fees shall be made on the basis of a year of 360 days.

(f)            [Reserved.]

(g)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.12.      Alternate Rate of Interest.

(a)            [Reserved.]

(b)            Subject to the provisions set forth in Section 2.12(c), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)            if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)            with respect to any Revolving Loan that is a SOFR Loan, the Required Revolving Lenders or, with respect to any Term Loan that is a SOFR Loan, the Required Term Lenders, determine that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Revolving Lenders or Required Term Lenders, as applicable, have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, thereafter, the obligation of the Lenders to make any SOFR Loan, and any right of any Borrower to convert any Loan or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Revolving Lenders or the Required Term Lenders, as applicable) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein, and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 9.05. Subject to Section 2.12(c), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(c)            Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective for any Benchmark Replacement (other than a Benchmark Replacement that is determined in accordance with clause (a) of the definition of “Benchmark Replacement”), at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising, with respect to Revolving Loans, the Required Revolving Lenders, or with respect to Term Loans, the Required Term Lenders; provided that for the Benchmark Replacement that is determined in accordance with clause (a) of the definition of “Benchmark Replacement”, such Benchmark Replacement will replace such Benchmark on the applicable Benchmark Replacement Date for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(c) will occur prior to the applicable Benchmark Transition Start Date. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(c).

(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans, and (2) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.13.      Increased Costs

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR); or

(ii)            impose on any Lender any other condition affecting this Agreement, Loans or Letters of Credit made by such Lender (including a condition similar to the events described in clause (i) above in the form of a Tax, cost or expense) (except for Indemnified Taxes indemnified pursuant to Section 2.15 and Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or of issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (except for Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party and Excluded Taxes), then upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or any of the Letters of Credit issued or participated in by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facilities).

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            For purposes of this Section 2.13, the term “Lender” includes any L/C Issuer.

Section 2.14.      Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to make a Loan) to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered by the Borrower pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, which loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR, that would have been applicable to such Loan (and, for the avoidance of doubt, excluding any Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.15.      Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable Law; provided that if a Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to any such payments shall be required to deduct Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party if required to deduct any such Taxes shall make such deductions and (iii) such Loan Party, if required to deduct any such Taxes, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c)            Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (without duplication of any amounts indemnified under Section 2.15(a)) paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H-1 and a Form W-8BEN or W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. To the extent a Non-U.S. Lender is not the beneficial owner, such Non-U.S. Lender shall, to the extent it may lawfully do so, provide executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a statement substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a statement substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner. Each Lender that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement. In addition, each Lender, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.15 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender, subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender.

(f)            If the Administrative Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.15(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)            Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

Section 2.16.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall in each case be made in the currency in which such Loan was made. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder in respect of the Superpriority Facilities, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of interest and fees then due from the Borrower hereunder not included in clause first above, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due from the Borrower hereunder in respect of the Superpriority Facilities, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iv) fourth, towards payment of principal then due from the Borrower hereunder not included in clause third above, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of (i) (subject to clause (ii) below) a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender or (ii) a greater proportion of the aggregate amount of its Loans and accrued interest thereon than it would receive had the payment been applied in accordance with clauses Third through Sixth of Section 7.04, then the Lender receiving such greater proportion shall (x) in the case of clause (i) above, purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and (y) in the case of clause (ii) above, hold such payment in trust for the applicable Secured Parties entitled thereto pursuant to Section 7.04 and forthwith deliver the same to the Administrative Agent in accordance with the provisions of Section 7.04; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) if such payment (or a portion thereof) is delivered to the Administrative Agent and all or any portion of the payment giving rise thereto is recovered, the Administrative Agent (or any of the Secured Parties to whom amounts in respect thereof have been distributed) shall return such amount to the applicable Lender, without interest and (iii) the provisions of this Section 2.16(c) shall not be construed to apply to any payment made by Holdings, the Borrower or their respective Subsidiaries pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (including as contemplated by Section 9.04(f)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17.      Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.13, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender gives notice pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future, or, in respect of Section 2.18, would no longer make it unlawful for such Lender to make or maintain SOFR Loans and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.13, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) if any Lender gives notice pursuant to Section 2.18 or (iv) if any Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c)            If (i) any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed waiver, amendment, other modification, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of Lenders in addition to the Required Lenders or Required Revolving Lenders, as applicable, and with respect to which the Required Lenders or Required Revolving Lenders, (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Class Lenders or Required Facility Lenders, as applicable), as applicable shall have granted their consent, (ii) in connection with the incurrence of Permitted Refinancing Indebtedness, if any Lender does not agree to provide any portion of the applicable Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, (iii) in connection with the entry into an Extension Amendment, if any Lender under any Facility does not consent to an Extension Request in respect of such Facility or (iv) in connection with any Repricing Transaction, if any Lender under any Facility does not agree to participate in such Repricing Transaction, then, in each case the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Lender by requiring such Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent based on the terms of Section 9.04 and deliver any outstanding notes to the Borrower, provided that, (x) all Obligations of the Borrower then owing to such Lender being replaced shall be paid in full to such Lender concurrently with such assignment and (y) the Lender shall receive a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Lender being replaced and the replacement Lender shall otherwise comply with Section 9.04. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by any such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender shall be deemed to have executed and delivered, and in addition hereby authorizes and directs the Administrative Agent to execute and deliver, such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a replaced Lender and any such documentation shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

Section 2.18.      Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all such SOFR Borrowings of such Lender or convert all such SOFR Borrowings of such Lender to ABR Borrowings, in each case on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.19.      Defaulting Lenders

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers hereunder; third, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.24(h).

(iv)            Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.24, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20.      Increase in Commitments

(a)            Incremental Commitments. The Borrower or any Guarantor may, any time or from time to time after the Closing Date, by written notice to the Administrative Agent (an “Incremental Facility Request”) request (x) the establishment of incremental or additional term loan facilities (each, an “Incremental Term Facility”, the commitments thereunder, the “Incremental Term Commitments” and the loans thereunder, the “Incremental Term Loans”) and (y) the establishment of incremental or additional revolving loan facilities (each, an “Incremental Revolving Facility”, the commitments thereunder, the “Incremental Revolving Commitments” and the loans thereunder, the “Incremental Revolving Loans”). Any such Incremental Facility may be implemented by increasing the amount of loans and commitments under an existing Facility or by adding a new facility to the Agreement. Subject to the terms and conditions set forth in this Section 2.20, the Incremental Term Facilities shall be funded or the Incremental Revolving Commitments shall be available on the relevant Increased Amount Date; provided that no Incremental Facility shall be incurred on such date to the extent that the aggregate principal amount of such Incremental Facility when combined with the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt then outstanding exceeds the sum of:

(i)            the Free and Clear Incremental Amount plus

(ii)            an amount equal to aggregate principal amount of all voluntary prepayments, redemptions and repurchases and other permanent reductions (but, with respect to the Revolving Facility or Other Revolving Loans, only to the extent such voluntary prepayment is accompanied by a permanent reduction of the Revolving Commitments or Other Revolving Commitments, as applicable) of the Loans, any Incremental Loans secured by Parity Liens, Incremental Equivalent Debt secured by Parity Liens or any Permitted Refinancing Indebtedness secured by Parity Liens (to the extent previously applied to any of the foregoing) and all debt buy backs, yank-a-bank payments and similar transactions made pursuant to Section 2.09(c), Section 9.04(f) and 9.04(l)(ii) in respect of any of the foregoing (with credit given to the principal amount of the debt purchased) at or prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of Long Term Debt and whether or not offered to all Lenders) (the “Voluntary Prepayment Amount”); plus

(iii)            an additional amount such that, after giving effect to the incurrence of such amount, the use of proceeds thereof (including for purposes of this clause (iii), the full amount of an Incremental Facility incurred at such time but without netting the cash proceeds of such Incremental Facility in the calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Net Leverage Ratio), any acquisition or other transaction consummated in connection therewith and any other pro forma adjustments (A) in the case of Incremental Facilities secured by Parity Liens, the Consolidated First Lien Net Leverage Ratio calculated on a Pro Forma Basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Facility does not exceed 5.00:1.00, (B) in the case of Incremental Facilities secured by Junior Liens, the Consolidated Secured Net Leverage Ratio calculated on a Pro Forma Basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Facility does not exceed 5.50:1.00 and (C) in the case of Incremental Facilities incurred on an unsecured basis, the Consolidated Net Leverage Ratio calculated on a Pro Forma Basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Facility does not exceed 5.75:1.00; provided that the amount of debt for purposes of calculating such Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Net Leverage Ratio, as applicable, for this clause (iii), shall (A) not include any principal amount or cash proceeds of Incremental Facilities and Incremental Equivalent Debt which is being incurred simultaneously or substantially simultaneously by utilizing the Free and Clear Incremental Amount, the Voluntary Prepayment Amount and/or any Revolving Facility Commitment and (B) assume the Incremental Revolving Commitments, if applicable, are fully drawn (the “Incurrence-Based Incremental Amount”, collectively, the amounts in clauses (i) through (iii), the “Incremental Availability Amount”); it is understood, for avoidance of doubt, that the foregoing incurrence test may be satisfied in accordance with the terms of Section 1.02(d). The Borrower may elect to incur any Incremental Facility or Incremental Equivalent Debt by utilizing the Incurrence-Based Incremental Amount, the Free and Clear Incremental Amount, the Voluntary Prepayment Amount or any combination thereof, and Borrower may at any time elect to reclassify any principal amount of any Incremental Facilities or Incremental Equivalent Debt incurred utilizing the Free and Clear Incremental Amount or the Voluntary Prepayment Amount as being incurred by utilizing the Incurrence-Based Incremental Amount, to the extent the Incurrence-Based Incremental Amount, as recalculated at such time, exceeds the aggregate principal amount outstanding of the Incremental Facilities and Incremental Equivalent Debt being reclassified, and such reclassification shall occur automatically on the last day of any fiscal quarter while any Incremental Facility or Incremental Equivalent Debt is outstanding to the extent that the Incurrence-Based Incremental Amount, as recalculated at such time, exceeds the aggregate principal amount outstanding of the Incremental Facilities and Incremental Equivalent Debt. For the avoidance of doubt, any incurrence of Incremental Equivalent Debt in reliance on the Incurrence-Based Incremental Amount shall be calculated as if references to the Incremental Facilities in this clause (iii) were references to such Incremental Equivalent Debt.

(b)            Each such Incremental Facility Request shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments and the date the Incremental Loans shall be made available, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion). The Borrower shall notify the Administrative Agent in writing of the identity of each Lender or other Person (each, an “Incremental Lender”) to whom the Incremental Commitments have been allocated. Any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment (it being understood that no Lender is committing to provide any Incremental Commitment until such time as such Lender agrees in writing to provide all or a portion of the Incremental Commitment and, except as expressly provided above, Borrower has no obligation to approach any Lender).

(c)            The Incremental Facilities shall be subject to the following:

(i)            as of any Increased Amount Date, no Event of Default shall exist and be continuing or would immediately result from the incurrence of such Incremental Facility; provided that, in the case of Incremental Commitments being provided in connection with an acquisition (including any Asset Acquisition) or other Investment permitted by the terms of this Agreement, no Payment or Bankruptcy Event of Default shall exist and be continuing at the time of incurrence or immediately result from the incurrence of such Incremental Commitments (or, with respect to a Limited Condition Transaction, at the Borrower’s option, as of the LCT Test Date in accordance with Section 1.02(d));

(ii)            the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects); provided that the condition set forth in this clause (ii) may be waived or not required by the Persons providing such Incremental Facilities (and may instead be limited to “SunGard” representations and warranties of the Loan Parties and acquisition agreement representations and warranties (conformed by the Borrower as reasonably necessary for the applicable acquisition or other Investment) and only to the extent that the failure of such acquisition agreement representations and warranties would result in a failure of a condition precedent to the obligation of the Borrower, any Restricted Subsidiary or their applicable Affiliates to consummate such acquisition or other Investment);

(iii)            (A) the final maturity date under any Incremental Term Facility shall not be earlier than the Term Maturity Date; provided that this clause (iii)(A) will not apply to up to the Inside Maturity Basket and (B) the final maturity date under any Incremental Revolving Facility shall not be earlier than the Revolving Maturity Date, as applicable;

(iv)            the Weighted Average Life to Maturity applicable to any Incremental Term Facility shall be equal to or greater than the Weighted Average Life to Maturity of the Initial Term Facility (without giving effect to any amortization or prepayments on the outstanding Term Loans), if applicable; provided that this clause (iv) will not apply to the Inside Maturity Basket;

(v)            (A) any Incremental Term Facility may share on a pro rata or less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments of the Initial Term Loans (other than with respect to prepayments of such Incremental Facility at maturity, any greater than pro rata repayment of such Incremental Facility that constitutes an earlier maturing tranche of Term Loans or with the proceeds of Permitted Refinancing Indebtedness in respect thereof) and (B) any Incremental Revolving Facility may share on a pro rata or less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments, prepayments or reductions of the Commitments of the Initial Revolving Facility (other than with respect to prepayments or reductions of the Commitments of such Incremental Facility at maturity, any greater than pro rata repayment of such Incremental Facility or with the proceeds of Permitted Refinancing Indebtedness in respect thereof);

(vi)            the Incremental Facility shall not be (A) guaranteed by any Person who is not, or will not then be, a Guarantor or (B) secured by any assets not constituting or which will not then constitute Collateral under the Loan Documents;

(vii)            the interest margins for any Incremental Term Facility will be determined by the Borrower and the Incremental Lenders thereunder; provided that, if the All-In Yield applicable to any syndicated Incremental Term Loans under any syndicated Incremental Term Facility, in each case, incurred prior to the date that is 12 months after the Closing Date shall be 0.50% per annum or more higher than the corresponding All-In Yield on the Initial Term Facility as of the date of incurrence, then the All-In Yield applicable to the Initial Term Facility shall be increased to cause the then applicable All-In Yield for the then Initial Term Facility to equal the All-In Yield then applicable to such Incremental Term Loans minus 0.50% per annum (this provision, the “MFN Protection”); provided that if any such Incremental Term Loans include a SOFR or Alternate Base Rate floor that is greater than the SOFR or Alternate Base Rate floor applicable to any existing Class of Term Loans, such differential between SOFR or Alternate Base Rate floors, as applicable, shall be included in the calculation of All-In Yield for purposes of this clause (vii) but only to the extent an increase in the SOFR or Alternate Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the SOFR and Alternate Base Rate floors (but not the Applicable Margin) applicable to the existing Term Loans shall be increased to the extent of such differential between SOFR or Alternate Base Rate floors as the case may be; provided, further, that the MFN Protection shall not apply to (w) any Incremental Term Facility that is unsecured or secured by Junior Liens, (x) any Incremental Term Facility incurred in connection with a Permitted Acquisition or other Investment permitted hereunder, (y) any Incremental Term Facility that has an outside maturity date of more than one year after the maturity date of the Initial Term Facility or (z) up to $75,000,000 in aggregate principal amount of Incremental Term Loans;

(viii)            any Incremental Revolving Facility shall (A) not require any scheduled amortization payments prior to the Revolving Maturity Date and (B) be secured by Parity Liens;

(ix)            except as otherwise required or permitted in clauses (i) through (viii) above, all other terms and provisions of the Incremental Commitments (excluding pricing, rate floors, discounts, fee and optional prepayment provisions) shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, subject to satisfying the requirements of this Section 2.20(c) and the terms of such Incremental Commitments shall be effected pursuant to an amendment to this Agreement (an “Incremental Amendment”) executed and delivered by the Borrower, the Administrative Agent and one or more Incremental Lenders; provided that, with respect to terms not addressed by this Section 2.20(c), such terms of the Incremental Commitments shall not be materially less favorable to the Borrower, taken as a whole, than the terms of the Initial Term Facility or the Initial Revolving Facility, as applicable, unless such less favorable terms (x) are not effective until after the Term Maturity Date or the Revolving Maturity Date, as applicable, or (y) are also applied to the Initial Term Facility or the Initial Revolving Facility, as applicable; and

(x)            if the Borrower intends to designate any Incremental Revolving Facility as a Superpriority Facility, the aggregate amount of Superpriority Facilities (taken together with the amount of such Incremental Revolving Facility) shall not exceed $175,000,000 in the aggregate principal amount immediately after the establishment of such Incremental Revolving Facility.

(d)            On any Increased Amount Date on which any Incremental Commitment becomes effective or Incremental Term Loans are funded, subject to the foregoing terms and conditions, each Incremental Lender to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Commitment or Incremental Term Loan; provided that any Person that becomes an Incremental Lender that is not already a Lender hereunder shall be reasonably satisfactory to the Administrative Agent and the Borrower (but, with respect to the Administrative Agent, only to the extent the Administrative Agent would otherwise have a consent right to an assignment of such Loans or Commitments to such Incremental Lender, such consent not to be unreasonably withheld, conditioned or delayed) and, with respect to any Incremental Revolving Facility, the L/C Issuers, to the extent consent would be required under Section 9.04(b) for an assignment of Loans to such Incremental Lender, such consent not to be unreasonably withheld, conditioned or delayed.

(e)            For purposes of this Agreement, any Incremental Loans shall be deemed to be Loans. Each Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.

(f)            Upon any Incremental Amendment effective date on which an Incremental Revolving Commitment increase is effected pursuant to this Section 2.20, (i) each of the existing Incremental Revolving Lenders shall assign to each of the new Incremental Revolving Lenders, and each of the new Incremental Revolving Lenders shall purchase from each of the existing Incremental Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Amendment effective date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Incremental Revolving Loans will be held by existing Incremental Revolving Lenders and new Incremental Revolving Lenders ratably in accordance with their Incremental Revolving Commitments after giving effect to such Incremental Revolving Commitment increase, and (ii) each new Incremental Revolving Lender shall become a Revolving Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in the Incremental Amendment pursuant to which the Incremental Revolving Facility was established shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.21.      Refinancing Amendments.

(a)            On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.21 (each, an “Additional Refinancing Lender”); provided that (i) the Administrative Agent (and, with respect to any Other Revolving Commitments, the L/C Issuers) shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 9.04(b), (ii) with respect to Refinancing Term Loans, any Non-Debt Fund Affiliate providing any Refinancing Term Loans shall be subject to the same restrictions set forth in Section 9.04(e) as they would otherwise be subject to with respect to any purchase by, or assignment to, such Non-Debt Fund Affiliate of Term Loans, Permitted Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement, in the form of Refinancing Term Loans or Refinancing Term Commitments or, solely in respect of Revolving Commitments or Revolving Loans, Other Revolving Commitments, or Other Revolving Loans, in each case, pursuant to a Refinancing Amendment and (iii) Non-Debt Fund Affiliates may not provide Other Revolving Commitments; provided that notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata or less than pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans at such time and (4) such Refinancing Term Loans or Other Revolving Commitments, if secured, shall be secured by liens on the Collateral pari passu or junior in priority with the Liens on such Collateral securing the applicable Indebtedness being refinanced.

(b)            The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of such conditions as are agreed by the Additional Refinancing Lenders in the applicable Refinancing Amendment.

(c)            Each issuance of Permitted Refinancing Indebtedness under Section 2.21(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)            Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Permitted Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 9.08(d) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)            This Section 2.21 shall supersede any provision in Section 2.16 or 9.08 to the contrary.

Section 2.22.      Extension of Term Loans; Extension of Revolving Loans.

(a)            Extension of Term Loans. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be made by the Borrower to all Lenders under such Existing Term Loan Tranche on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans and Commitments) and (y) set forth the terms and conditions on which such Extended Term Loans are to be amended, which terms shall be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $10,000,000.

(b)            Extension of Revolving Commitments. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Commitments of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the Revolving Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be made by the Borrower to all Lenders under such Existing Revolver Tranche on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans and Revolving Commitments) and (y) set forth the terms and conditions on which such Extended Revolving Commitments are to be amended, which terms shall be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the All-In Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); provided that all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the maturity date of the non-extending Revolving Commitments); provided further that the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new Extended Revolving Commitments and the remaining Revolving Commitments under the Existing Revolver Tranche shall be made on a ratable basis as between the Extended Revolving Commitments and the remaining Revolving Commitments under the Existing Revolver Tranche. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $5,000,000.

(c)            Extension Request. The Borrower shall provide the applicable Extension Request at least three Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d)            Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.22(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of such conditions as the Extending Term Lenders or Extending Revolving Lenders, as applicable, may reasonably require. The Borrower may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment; provided that no such Extension Amendment may provide for any Class to be (x) guaranteed by any Person who is not or will not then be a Guarantor or (y) secured by any assets not constituting or which will not then constitute Collateral under the Loan Documents.

(e)            No conversion of Loans pursuant to any Extension in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)            This Section 2.22 shall supersede any provisions in Sections 2.16 or 9.08 to the contrary.

Section 2.23.      Permitted Debt Exchanges.

(a)            Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Refinancing Indebtedness in the form of one or more series of senior secured loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement or otherwise) (and including any bridge financings in lieu of such notes), junior secured or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (any of the foregoing, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (ii) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iii) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (iv) any applicable Minimum Tender Condition shall be satisfied.

(b)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.23, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)            In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23 and without conflict with Section 2.23(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agents nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

Section 2.24.      Letters of Credit.

(a)            The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Lenders set forth in this Section 2.24, (1) from time to time on any Business Day during the period from the Closing Date until five Business Days prior to the Revolving Maturity Date for Revolving Commitments to issue standby Letters of Credit denominated in U.S. Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.24(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.24 and any drawings thereunder; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment or (y) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed its Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)            An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, liquidity, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)            subject to Section 2.24(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or the then-current expiry date, unless the L/C Issuer and the Borrower have approved of such expiration date;

(C)            the expiry date of such requested Letter of Credit would occur after the Latest Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved such expiry date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or otherwise backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

(D)            the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or any policies of the L/C Issuer governing letters of credit in general;

(E)            such Letter of Credit is in an initial amount less than $50,000;

(F)            with respect to any issuance of a Letter of Credit on behalf of any Restricted Subsidiary that is not a Guarantor, such L/C Issuer shall not have received all documentation and other information required by regulatory authorities with respect to such Restricted Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act, that has been reasonably requested by such L/C Issuer; or

(G)            any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued.

(iii)            An L/C Issuer shall be under no obligation to issue an amendment or extension to any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)            Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit or amendment shall be issued, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 am New York City time at least three Business Days prior to the proposed issuance date or amendment date, as the case may be, or such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)            Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon written notice from the Administrative Agent confirming that the conditions contained in Article IV have been satisfied (and the Administrative Agent hereby agrees to deliver such notice upon such satisfaction (it being understood that in making such determination, the Administrative Agent shall be permitted to conclusively rely on a certificate of the Borrower (or the Letter of Credit Application) delivered in connection with such request)), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement multiplied by the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) prior to the end of such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Latest Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.24(a)(ii) or otherwise), or (B) it has received notice (which shall be in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)            If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which shall be in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)            Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and such other information as the Administrative Agent or the Borrower shall reasonably request as to the Letters of Credit issued by such L/C Issuer.

(c)            Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 12:00 noon New York City time on the next Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of ABR Loans but subject to the amount of the unutilized portion of the Revolving Commitments of the Appropriate Lenders and the absence of a Payment or Bankruptcy Event of Default (but not, for the avoidance of doubt, any of the conditions set forth in Section 4.01). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.24(c)(i) shall be in writing.

(ii)            Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.24(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.24(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a ABR Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of ABR Loans because a Payment or Bankruptcy Event of Default exists or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.24(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.24.

(iv)            Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.24(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)            Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.24(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) subject to the immediately following proviso, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.24(c) (but not, for the avoidance of doubt, to make L/C Advances) is subject to the absence of a Payment or Bankruptcy Event of Default (but, for the avoidance of doubt, is not subject to any of the conditions set forth in Section 4.01). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.24(c) by the time specified in Section 2.24(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.24(c)(vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.24(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.24(c)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender that is an Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)            Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent Party nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent Party, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.24(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral. If (i) as of the Latest Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent, the applicable L/C Issuers or the Lenders holding a majority of the Revolving Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 7.01 or (iii) an Event of Default set forth under Section 7.01(h) or (i) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Latest Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 7.01(h) or (i) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, within two Business Days after the request of the Administrative Agent, the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount no less than 103% of the aggregate amount of L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower shall grant to the Administrative Agent and/or the relevant L/C Issuer, at the election of the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders of the applicable Facility, to secure the payment and performance of the Obligations, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.24(g) is cured or otherwise waived by the Required Lenders or following the elimination of the applicable or other Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders for the applicable Revolving Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin for Revolving Loans that are SOFR Loans multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.24 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in U.S. Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Latest Letter of Credit Expiration Date and thereafter on demand.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the available balance of such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Latest Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it such customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect as agreed by the L/C Issuer and the Borrower. Such customary fees and standard costs and charges are due and payable within 10 Business Days of demand and are nonrefundable.

(j)            Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)            Addition of an L/C Issuer. The Borrower may, at any time and from time to time, upon written notice to the Administrative Agent, designate a Revolving Lender to become an additional L/C Issuer hereunder pursuant to a designation notice from the Borrower and accepted by such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Issuer.

(l)            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life of such Letter of Credit at such time.

(m)            Reporting. At the request of the Administrative Agent (and no more frequently than once per calendar month), each L/C Issuer will report in writing to the Administrative Agent (i) the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n)            Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

(o)            Provisions Related to Extended Revolving Commitments. If the Latest Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Latest Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.24(c) and Section 2.24(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.24(g). Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(p)            Reimbursement. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(q)            No Commercial Letters of Credit. No commercial Letters of Credit shall be required to be issued hereunder.

Article III
Representations and Warranties

The Borrower represents and warrants to each of the Lenders with respect to itself and the Subsidiary Guarantors as applicable, and Holdings represents and warrants to the Lender, solely with respect to Sections 3.01, 3.02, 3.03, 3.08(b) and 3.10 and solely with respect to itself, in each case, on and as of the Closing Date and on and as of such other dates to the extent required by Section 2.20 or Section 4.01, as applicable, that:

Section 3.01.      Organization; Powers. Each such Loan Party (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failure to be in good standing which would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02.      Authorization; No Conflicts. The execution, delivery and performance by each such Loan Party of each of the Loan Documents to which it is a party, and, in the case of the Borrower only, the borrowings hereunder and, in the case of the other applicable Loan Parties, the granting of Liens and the Guaranties pursuant to the Loan Documents, (a) have been duly authorized by all necessary corporate, limited liability company or limited partnership action required to be obtained by such Loan Party and (b) will not (i) violate any provision of (A) applicable law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, or (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority, except in the case of subclauses (A) and (C), to the extent that such violation would not reasonably be expected to have a Material Adverse Effect, and (c) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, except as provided under the Loan Documents.

Section 3.03.      Enforceability. This Agreement has been duly executed and delivered by the Borrower and Holdings and constitutes, and each other Loan Document when executed and delivered by each such Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) the need for filings, registrations and recordations necessary to create or perfect Liens on the Collateral granted by such Loan Party in favor of the Secured Parties.

Section 3.04.      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by any such Loan Party of the Loan Documents to which such Loan Party is a party, or, in respect of the Borrower, the borrowings hereunder, except for (a) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (d) such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.      Financial Statements. As of the Closing Date, the financial statements delivered pursuant to Section 4.02(g) were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of Holdings as of the date thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnotes).

Section 3.06.      No Material Adverse Change; No Event of Default. Since the Closing Date there has been no occurrence, development, change, event, or loss which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.07.      Title to Properties; Possession Under Leases.

(a)            Such Loan Parties, as applicable, have good and valid fee simple title to, or valid leasehold interests in, or easements, rights-of-way or licenses or other limited real property interests in, all of the Material Real Property necessary in the ordinary conduct of its business and for the proposed development project contemplated as of the date of this Agreement and valid title to its personal property and assets, in each case, except for Liens permitted by Section 6.02 and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Such Loan Parties have maintained, in all material respects and in accordance with normal industry practice, all of the facilities and other tangible personal property now owned or leased by the Loan Parties that is necessary to conduct their business as it is now conducted, except where the failure to so maintain such property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            Such Loan Parties have complied with all obligations under all material leases to which they are a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Such Loan Parties enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            Such Loan Parties own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Schedule 3.07(e) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each such Loan Party and, as to each such Subsidiary of the Borrower, whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary and the percentage of each class of Equity Interests owned by the Borrower or by any such Loan Party, indicating the ownership thereof.

(f)            As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Restricted Subsidiary, except as set forth on Schedule 3.07(f).

Section 3.08.      Litigation; Compliance with Laws.

(a)            Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority (including FERC and the Railroad Commission of Texas) or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, such Loan Parties or any of their Restricted Subsidiaries or any business, property or rights of any such Person which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or, on the Closing Date, which would reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions. Neither the Borrower nor, to the knowledge of the Borrower, Holdings or any Subsidiary of the Borrower or any of its Affiliates is in violation of any laws relating to terrorism, sanctioned persons or money laundering, including (x) Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”) or (y) the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). None of Holdings, the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any of its Subsidiaries, is subject to any sanctions administered by OFAC. None of Holdings, the Borrower or its Subsidiaries, or any of their respective officers, directors or employees shall use the proceeds of the Loans in any manner that would result in the violation of any economic sanctions administered by OFAC or the FCPA by any party to this Agreement.

(b)            (i) None of such Loan Parties or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including, but not limited to any Federal Energy Regulatory Commission or successor agency (“FERC”) or the Railroad Commission of Texas or successor agency orders, rules and regulations), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) such Loan Parties may be, and the Pipeline included in the Project is, subject to regulation as a common carrier by the FERC under the Interstate Commerce Act or applicable state Governmental Authorities, and the Loan Parties hold all permits (including acceptance or approval of tariffs), licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority, required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09.      Federal Reserve Regulations.

(a)            The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)            No proceeds of any Borrowings and no Letter of Credit will be used for any purpose that violates Regulation U or Regulation X.

Section 3.10.      Investment Company Act. No such Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11.      Use of Proceeds. The Borrower shall use the proceeds of the Term Loans made on the Closing Date (a) to repay in full Indebtedness outstanding under the Predecessor Credit Agreement, (b) to pay transaction costs and expenses incurred in connection with the Facilities and the Transactions, and (c) for other general corporate purposes. The Borrower shall use the proceeds of the Term Loans made on the Amendment No. 1 Effective Date (a) to repay in full the Term Loans outstanding immediately prior to the Amendment No. 1 Effective Date, (b) to pay transaction costs and expenses incurred in connection with Amendment No. 1, and (c) for other general corporate purposes. The Borrower shall use the proceeds of the Revolving Loans and use any Letters of Credit for general corporate purposes, including any other purpose not prohibited by the Loan Documents.

Section 3.12.      Tax Returns. Except as set forth on Schedule 3.12, the Loan Parties (a) have timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by them (as applicable) and such Tax returns are complete and accurate and (b) have timely paid or caused to be timely paid all Taxes due and payable by them (as applicable), except in each case referred to in clauses (a) or (b) above, (1) if the failure to comply would not reasonably be expected to cause a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves to the extent required in accordance with GAAP.

Section 3.13.            No Material Misstatements.

(a)            To the best of the Borrower’s knowledge, as of the Closing Date, all written information (other than the Projections, budgets, forecasts, forward-looking information, third party consultant reports, pro forma financial information, estimates and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Borrower and its Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto).

(b)            As of the Closing Date, the Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof and as of the date such Projections were furnished to the Administrative Agent (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Affiliates, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such Projections will be realized).

Section 3.14.            Employee Benefit Plans. Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower, and each Restricted Subsidiary of the Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans by more than a material amount. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events and Foreign Plan Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.15.            Environmental Matters. Except as set forth on Schedule 3.15 or for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no Environmental Claim or penalty under Environmental Laws has been received or incurred by such Loan Parties, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of such Loan Parties, threatened against such Loan Parties, which allege a violation of or liability under any Environmental Laws, in each case relating to such Loan Parties, (b) such Loan Parties have obtained, and maintain in full force and effect, all permits, registrations and licenses required by Governmental Authorities under Environmental Laws for the conduct of their businesses and operations as currently conducted, including such permits and licenses required for the current stage of the construction, maintenance and operation of the Project, and each such Loan Party is, and has been, in compliance with the terms and conditions of all such required permits, registrations and licenses and with all applicable Environmental Laws, (c) no such Loan Party is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release of Hazardous Materials, (d) there has been no Release or, to the knowledge of such Loan Parties, threatened Release, of Hazardous Materials by such Loan Parties or, to the knowledge of such Loan Parties, by any other Person, at any property currently or, to the knowledge of such Loan Parties, formerly owned or operated by such Loan Parties that would reasonably be expected to give rise to any liability of such Loan Parties or Environmental Claim against such Loan Parties under any Environmental Laws, (e) no Hazardous Material has been generated, owned, or controlled by any such Loan Party and transported for disposal or Released at any location in a manner that would reasonably be expected to give rise to an Environmental Claim or other liability under Environmental Laws of any such Loan Party, (f) no such Loan Party has entered into a contract to assume, guarantee or indemnify any third party for any Environmental Claim, and (g) such Loan Parties have made available to the Administrative Agent prior to the date hereof all material environmental audits, assessment reports, and other environmental reports in their possession or control with respect to the operations of, or any real property operated or leased by, such Loan Parties. Representations and warranties of the Company Parties with respect to environmental matters are limited to those set forth in this Section 3.15.

Section 3.16.            Solvency. As of the Closing Date, after giving effect to the Transactions, (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii)  the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.17.            Real Property. As of the Closing Date, other than as set forth on Schedule 3.17, no such Loan Party owns any Material Real Property.

Section 3.18.            Labor Matters. There are no strikes pending or threatened against such Loan Parties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of such Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from such Loan Parties or for which any claim may be made against such Loan Parties, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Parties to the extent required by GAAP. Consummation of the Transactions on the Closing Date will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of such Loan Parties (or any predecessor) is a party or by which any of such Loan Parties (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.19.            Perfection of Security Interests. The Collateral Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein. To the extent required under the Collateral Agreement, when the filings, deliveries and other actions required under the Collateral Agreement are made or taken, as applicable, the Liens created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Parties in such Collateral to the extent perfection can be obtained by such filings, deliveries and other actions, in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02.

Section 3.20.            Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is EPIC Crude Services, LP; the tax identification number of the Borrower is 83-1164217; and the organizational identification number of the Borrower in its jurisdiction of organization is 6959261 (or as set forth in a notice delivered to the Collateral Agent pursuant to Section 5.09(b)). The Borrower’s principal place of business is located at the address specified in Section 9.01(a) (or as set forth in any notice delivered pursuant to Section 5.09(b) or Section 9.01(a)).

Section 3.21.            Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those disclosed in Schedule 3.21. Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and organizational identification number in its jurisdiction of organization is stated on Schedule 3.21 (or as set forth in any notices delivered pursuant to Section 5.09(b)).

Article IV
Conditions to Credit Events

Except as otherwise agreed to by the relevant Lenders in connection with any Incremental Facility, Refinancing Series or Extension Series, the obligations of the Lenders to make Credit Extensions (each, a “Credit Event”) are subject to the satisfaction or waiver (in accordance with Section 9.08) of the following conditions:

Section 4.01.            All Credit Events. On the date of each Credit Event:

(a)            The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)            The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (or, to the extent qualified by materiality, true and correct in all respects).

(c)            At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing Request or Letter of Credit Application executed by the Borrower and delivered to the Administrative Agent hereunder (other than in respect of any conversion of Loans to the other Type or continuation of SOFR Loans, an Incremental Facility, Permitted Refinancing Indebtedness or an Extension Request) submitted by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date of the applicable Credit Event as to the matters specified in Sections 4.01(b) and 4.01(c).

Section 4.02.            Closing Date. On the Closing Date:

(a)            The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.26, may include electronic signatures sent by telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders on the Closing Date, a customary legal opinion of Latham & Watkins LLP, special New York counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(c)            The Administrative Agent shall have received each of the following:

(i)            a copy of (A) the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, certified by the Secretary or Assistant Secretary or other Responsible Officer, or the general partner, managing member or sole member, of each such Loan Party and (B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) of each Loan Party as of a recent date from the Secretary of State (or other similar official) in the jurisdiction or incorporation or organization of such Loan Party; and

(ii)            a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or other Responsible Officer, or the general partner, managing member or sole member, of each Loan Party, in each case dated the Closing Date and certifying:

(A)            that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement or other equivalent governing documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)            that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)            that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)            as to the incumbency and specimen signature of each officer or director or other authorized representative executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E)            as to the absence of any pending proceeding for the dissolution of such Loan Party, or, to the knowledge of such Person, threatening the existence of such Loan Party.

(iii)            the Collateral Agreement, duly executed by each Loan Party party thereto, together with, subject to Section 5.12:

(A)            certificates, if any, representing the pledged Equity Interests referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt, if any, indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B)            copies of proper financing statements, filed or duly prepared for filing under the UCC in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Collateral Agreement on assets of the Borrower and the Guarantors, covering the Collateral described in the Collateral Agreement; and

(C)            evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that the Borrower providing authorization to the Administrative Agent to take such actions or make such recordings and filings that can be taken or made by the Administrative Agent and to the extent agreed to be taken or made by the Administrative Agent shall be reasonably satisfactory to the Administrative Agent);

(iv)          the First Lien Intercreditor Agreement, duly executed by each Person party thereto; and

(v)           copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(d)            The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Borrower confirming the solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(e)            The Administrative Agent shall have received all fees (including, without limitation, fees payable pursuant to the Fee Letters) due and payable to it or to any Lender or to the Arrangers on or prior to the Closing Date, and to the extent invoiced at least three Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents, including, to the extent so invoiced, reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(f)            The Administrative Agent shall have received (i) at least three Business Days prior to the Closing Date (or such later date as the Administrative Agent may reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act, that has been reasonably requested by the Administrative Agent in writing at least 10 days in advance of the Closing Date and (ii) to the extent requested in writing at least five Business Days prior to the Closing Date, to the extent that Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(g)            The Administrative Agent shall have received (i) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended June 30, 2024 and (ii) to the extent available, for any other fiscal quarter ended 60 days or more prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries for each completed fiscal quarter since the date of the most recent unaudited financial statements.

(h)            [Reserved].

(i)            The Administrative Agent shall have received reasonably satisfactory evidence that all Indebtedness outstanding under the Predecessor Credit Agreement shall be paid in full in cash, and all commitments thereunder terminated (and all Liens securing such Indebtedness shall be released, together with appropriate instruments of release) substantially concurrently with the Closing Date.

For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Notice by the Administrative Agent of the Closing Date to the Borrower and Lenders shall be conclusive and binding.

Article V
Affirmative Covenants

The Borrower covenants and agrees with each Lender that, unless the Required Lenders shall otherwise consent in writing, until Payment in Full, the Borrower (and, solely with respect to Sections 5.01(a) and 5.15, Holdings) will, and will cause its Restricted Subsidiaries to:

Section 5.01.            Existence; Businesses and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05.

(b)            Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations and judgments, writs, injunctions, decrees, permits, licenses, and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this Section 5.01(b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.            Insurance.

(a)            Generally. Maintain with financially sound and reputable insurance companies (as determined by the Borrower in good faith), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)            Requirements of Insurance. On or after the date that is 120 days after the Closing Date or after the acquisition of any Restricted Subsidiary or any material assets or property (or such later date as may be agreed to by the Administrative Agent in its sole discretion), all such insurance shall (i) to the extent the applicable insurer will agree based on the commercially reasonable efforts of the Borrower, provide that no cancellation thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy), insurance certificate with respect thereto or other evidence thereof to the Administrative Agent and Collateral Agent) and (ii) name the Collateral Agent as mortgagee and loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or one of its Subsidiaries and applied in accordance with this Agreement), as applicable.

(c)            Flood Insurance. If any improvement or mobile home situated on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d)            In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)            none of the Agents, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (x) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees;

(ii)            the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any of its Restricted Subsidiaries or the protection of their properties; and

(iii)            the Collateral Agent (acting at the direction of the Administrative Agent) may release Mortgaged Properties from a Lien created by the Loan Documents to avoid adverse impacts to a Lender under Flood Insurance Laws or undue cost and burdens on the Borrower relative to the value to the Lenders provided by such Lien.

Section 5.03.            Payment of Tax Obligations. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower and the other Loan Parties shall have set aside on their books reserves to the extent required in accordance with GAAP with respect thereto or (ii) if the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.            Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2024, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings, the Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the corresponding figures for the prior fiscal year, all audited by KPMG LLP or such other independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2025, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings, the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)            concurrently with any delivery of financial statements under Sections 5.04(a) and 5.04(b), a certificate of a Financial Officer of Holdings substantially in the form of Exhibit N setting forth computations of the Financial Performance Covenants then in effect and Excess Cash Flow for such period;

(d)            promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower and its Restricted Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(e)            promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or its Restricted Subsidiaries or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request;

(f)            promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(g)            no later than 120 days following the first day of each fiscal year of the Borrower, a budget for such fiscal year in form customarily prepared by the Borrower;

(h)            [Reserved]; and

(i)            not more than once per fiscal quarter, within 10 Business Days following the delivery of financial statements under Sections 5.04(a) and 5.04(b) (or such later date as agreed with the Administrative Agent), the Borrower shall host a call for the Lenders to discuss the performance of Holdings, the Borrower and its Restricted Subsidiaries during the last fiscal quarter of the period covered by such financial statements.

Section 5.05.            Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and in any event in the case of clause (a) below, within five Business Days) after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof:

(a)            any (i) Event of Default or (ii) Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto (it being acknowledged and agreed that if the underlying Default or Event of Default is cured, any failure to send a notice (whether timely or untimely) pursuant to this clause (a) shall also be deemed to be cured);

(b)           the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Restricted Subsidiary of the Borrower that would reasonably be expected to have a Material Adverse Effect;

(c)            the occurrence of any ERISA Event and/or Foreign Plan Event, that together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d)            (1) (A) promptly after receipt or publication thereof, a copy of each permit (including any tariff) of the Borrower or any of its Restricted Subsidiaries the loss of which would reasonably be expected to have a Material Adverse Effect and (B) promptly after receipt or publication thereof, any amendments, modifications or supplements to the permits described in clause (1)(A) that would reasonably be expected to have a Material Adverse Effect and (2) written notice of the failure to comply with the terms and conditions of any permit of Borrower or any of its Restricted Subsidiaries described in clause (1)(A) that would reasonably be expected to result in a Material Adverse Effect; and

(e)            any other development specific to the Borrower or any of its Restricted Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.06.            Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07.            Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower and its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower and its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, or attorney-client or similar privilege); provided that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrower’s expense.

Section 5.08.            Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.11.

Section 5.09.            Further Assurances.

(a)            Take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower and its Restricted Subsidiaries, and provide to the Administrative Agent, from time to time upon reasonable request evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            Furnish to the Collateral Agent prompt written notice of any change (A) in Borrower or any Restricted Subsidiary’s corporate or organization name, (B) in Borrower or such Restricted Subsidiary’s identity or organizational structure, (C) in Borrower or such Restricted Subsidiary’s organizational identification number or (D) in Borrower or such Restricted Subsidiary’s principal place of business or location (as defined in Section 9-307 of the UCC); provided that Borrower and its Restricted Subsidiaries shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties.

(c)            The Collateral and Guarantee Requirement and the other provisions of this Section 5.09 need not be satisfied with respect to any assets or property (i) if, and to the extent that, and for so long as (A) (x) doing so would violate applicable law, (y) such law existed at the time of the acquisition thereof and was not created or made binding on the relevant assets or property in contemplation of or in connection with the acquisition of such assets or property, and (z) such law would not be rendered ineffective with respect to the creation of the security interest under this Agreement or the Security Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, (ii) if, and to the extent that, and for so long as the granting of a Lien with respect to such assets or property would result in costs (tax, administrative or otherwise) to a Loan Party that are materially disproportionate to the benefit obtained by the Secured Parties of such Lien, or (iii) that constitute Excluded Assets or to the extent the perfection with respect to such assets or property is otherwise not required by the Collateral and Guarantee Requirement.

Section 5.10.            Fiscal Year. Cause their fiscal year to end on December 31.

Section 5.11.            Credit Ratings. In respect of the Borrower, use its commercially reasonable efforts to obtain and to cause a public credit rating (but not any specific rating) by (i) Moody’s and (ii) either S&P or Fitch to be maintained with respect to the Term Facility and the Borrower.

Section 5.12.            Post-Closing Requirements. The Borrower hereby agrees to deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 5.12 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.

Section 5.13.            Additional Collateral; Additional Guarantors.

(a)            Upon (x) the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary or otherwise Controlled Subsidiary that is a Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Section 5.14 of an existing direct or indirect Wholly Owned Subsidiary or otherwise Controlled Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i)            within 90 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)            cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to the Collateral Agreement, Intellectual Property Security Agreements (if applicable), Mortgages with respect to any Material Real Property owned or leased by such Domestic Subsidiary (if applicable) and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Collateral Agreement, Intellectual Property Security Agreements (if applicable) and other security agreements delivered on the Closing Date or within the time period provided for in Section 5.12), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)            cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to (and subject to the applicable limitations and exceptions of) the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, as applicable;

(C)            take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)            as promptly as practicable after the reasonable request therefor by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders), deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or non-privileged environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent or Collateral Agent any existing environmental assessment report whose disclosure to the Administrative Agent or Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iii)           within 90 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), or (ii) or clause (b) below.

(b)           (i) Not later than 120 days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be reasonably requested by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders) to grant and perfect or record such Lien, in each case to the extent required by, and subject to the applicable limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and (ii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders), deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, abstracts, surveys, appraisals or non-privileged environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent or Collateral Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent or Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(c)            Not later than 90 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after the acquisition by any Loan Party of any IP Rights that is required to be pledged as Collateral pursuant to the Collateral and Guarantee Requirement, which IP Rights would not be automatically subject to a Lien in favor of the Collateral Agent pursuant to the then-existing Security Documents, cause such IP Rights to be subject to a Lien and Intellectual Property Security Agreement, if applicable, in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders) to grant and perfect or record such Lien, in each case to the extent required by, and subject to the applicable limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 5.14.            Unrestricted Subsidiaries; Designation and Re-Designation.

(a)            Any Restricted Subsidiary may be designated as an Unrestricted Subsidiary and any Unrestricted Subsidiary may be designated as a Restricted Subsidiary, in each case upon delivery to the Administrative Agent of written notice from the Borrower; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) immediately after giving effect to such designation, on a Pro Forma Basis, the Borrower shall be in compliance with Section 6.10 and (c) no Unrestricted Subsidiary may own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 6.04 by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(b)            Notwithstanding anything to the contrary in this Agreement, Investments in Unrestricted Subsidiaries shall (i) not consist of assets material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith at the time of making any such Investment) and (ii) be for a bona fide business purpose at the time of making any such Investment.

Section 5.15.            Passive Holding Company Status of Holdings. Holdings shall not engage in any material operating or business activities other than the following (and activities incidental thereto): (a) its direct ownership of Equity Interests of the Borrower and its indirect ownership of the Borrower’s Subsidiaries and joint ventures and such assets and activities to the extent incidental thereto, (b) in connection with compensation and equity plans and related matters in respect of officers, managers, employees and directors of, and financial advisors affiliated with, the Borrower and its Subsidiaries, (c) equity issuances and repurchases permitted hereunder, (d) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (e) the incurrence of Indebtedness, the entering into agreements and documents and the performance of its obligations, in each case, (i) with respect to the Loan Documents (and any refinancings thereof) and any obligations in connection with the Transactions or (ii) in connection with Qualified Holding Company Debt or Permitted Refinancing Indebtedness in respect thereof, and the incurrence of Guarantees (and the entering into agreements and documents and the performance of its obligations, in each case, with respect thereto) in respect of any other Indebtedness permitted to be incurred by the Borrower or any Subsidiary hereunder, (f) any public offering of its common stock or any other issuance or sale of its Equity Interests and, in each case, the redemption thereof, and any transaction permitted under Section 6.05, (g) payment of taxes, dividends, making contributions to the capital of the Borrower, extending Indebtedness to the Borrower or otherwise acting as a conduit for the transmissions of funds between any Parent Company and the Borrower and guaranteeing the obligations of the Borrower or any of its Subsidiaries, (h) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries or the making and filing of any reports required by Governmental Authority, (i) holding any cash incidental to any activities permitted under this Section 5.15, (j) providing indemnification to officers, managers and directors, (k) conducting, transacting or otherwise engaging in any business or operations of the type it conducts, transacts or engages in on the Closing Date, (l) making Investments in assets that are cash or Permitted Investments, (m) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 6.06 pending application thereof by Holdings, and making Restricted Payments with any amounts received pursuant to transactions permitted under Section 6.06 and (n) any other activities incidental to the foregoing or customary for passive holding companies.

Article VI
Negative Covenants

The Borrower covenants and agrees with each Lender that, unless the Required Lenders shall otherwise consent in writing, until Payment in Full, the Borrower will not, and will not cause or permit its Restricted Subsidiaries to:

Section 6.01.            Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness created hereunder and under the other Loan Documents (including any Incremental Facility);

(b)            Excepted Debt;

(c)            Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries owing to Holdings, the Borrower or any of its Restricted Subsidiaries, provided that Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations;

(d)           any Indebtedness in an aggregate principal amount at any time outstanding not in excess of the Available Equity Amount;

(e)           Guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries of any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is permitted to be incurred under this Agreement;

(f)            Letters of credit or bank guarantees having an aggregate available balance not in excess of $25,000,000;

(g)           Indebtedness consisting of Permitted Subordinated Debt;

(h)           Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (together with leases outstanding under Section 6.03(a)), the greater of (i) $110,000,000 and (ii) 50% of LTM Consolidated Adjusted EBITDA;

(i)            Indebtedness of the Borrower and/or any Restricted Subsidiary Guarantor in respect of one or more series of senior secured loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement or otherwise) (and including any bridge financings in lieu of such notes), junior secured or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (the “Incremental Equivalent Debt”); provided that (i) any such Incremental Equivalent Debt that is secured shall not be secured by any property or assets other than the Collateral unless such additional property or assets also become Collateral hereunder, (ii) any such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Term Facilities (without giving effect to any amortization or prepayments on the outstanding Term Loans); provided that the foregoing requirements of this clause (ii) shall not apply to the Inside Maturity Basket or to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (iii) any such Incremental Equivalent Debt shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, provided that the foregoing requirements of this clause (iii) shall not apply to the Inside Maturity Basket or to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred in accordance with this Section 6.01(i), together with the aggregate principal amount of all Incremental Commitments and Incremental Loans shall not exceed the Incremental Availability Amount, (v) such Indebtedness is not guaranteed by any Subsidiaries of Holdings other than the Loan Parties, (vi) if such Incremental Equivalent Debt is secured, the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or such other form of pari passu intercreditor agreement as is reasonably acceptable to the Administrative Agent and the Collateral Agent, as applicable, (vii) in the case of Incremental Equivalent Debt secured by Parity Liens (“Incremental Equivalent First Lien Debt”)in the form of syndicated term loans, the incurrence of such Incremental Equivalent First Lien Debt shall be subject to the MFN Protection in favor of the Initial Term Loans hereunder as if such Indebtedness were an Incremental Term Loan (it being understood that no other Incremental Equivalent Debt shall be subject to the MFN Protection), (viii) any mandatory prepayments of Incremental Equivalent First Lien Debt will be made on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis except for prepayments with the proceeds of Permitted Refinancing Indebtedness) with mandatory prepayments of the Term Facility and any mandatory prepayments of Incremental Equivalent Debt secured by Junior Liens or unsecured Incremental Equivalent Debt may not be made except to the extent that prepayments are offered, to the extent required under the existing Facilities, first pro rata to the Initial Facilities and any Incremental Equivalent First Lien Debt and (ix) subject to clauses (ii), (iii), (vii) and (viii) above, the terms applicable to such Incremental Equivalent Debt shall be determined by the Borrower and the holders of such Incremental Equivalent Debt;

(j)            Indebtedness of a Restricted Subsidiary of the Borrower acquired after the Closing Date or a Person merged into or consolidated with the Borrower or any of its Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with any acquisition, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement; provided that the aggregate principal amount of such Indebtedness incurred by Persons that are not Loan Parties at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, would not exceed the greater of (i) $66,000,000 and (ii) 30% of LTM Consolidated Adjusted EBITDA;

(k)            Indebtedness consisting of Permitted Debt Exchange Notes;

(l)            (i) Indebtedness consisting of the accrual of interest or dividends (including post-petition interest), the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, and the reclassification of preferred equity as Indebtedness due to a change in accounting principles or the payment of dividends on preferred stock or preferred equity in the form of additional shares of the same class of preferred stock or preferred equity and (ii) all premium (if any), fees, expenses, charges and additional or contingent interest on obligations permitted under Section 6.01.

(m)          any Permitted Refinancing Indebtedness of Indebtedness permitted under clauses (a), (d), (g), (h), (i), (j), (k), (n) or (p) of this Section 6.01 and any Permitted Refinancing Indebtedness in respect of such Permitted Refinancing Indebtedness;

(n)            (i) so long as the Consolidated First Lien Net Leverage Ratio as of the most recently ended Test Period determined on a Pro Forma Basis after giving effect to such Indebtedness does not exceed 5.00:1.00, any secured Indebtedness secured by Parity Liens, (ii) so long as the Consolidated Secured Net Leverage Ratio as of the most recently ended Test Period determined on a Pro Forma Basis after giving effect to such Indebtedness does not exceed 5.50:1.00, any secured Indebtedness secured by Junior Liens and (iii) so long as the Consolidated Net Leverage Ratio as of the most recently ended Test Period determined on a Pro Forma Basis after giving effect to such Indebtedness does not exceed 5.75:1.00, any unsecured Indebtedness or (with respect to such Indebtedness incurred by Persons that are not Loan Parties) secured Indebtedness; provided that the aggregate amount of Indebtedness incurred under this clause (n) by any Persons that are not Loan Parties shall not exceed at any time outstanding the greater of (A) $66,000,000 and (B) 30% of LTM Consolidated Adjusted EBITDA (“Ratio Debt”); provided that (x) any Ratio Debt shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Term Facilities (without giving effect to any amortization or prepayments on the outstanding Term Loans); provided that the foregoing requirements of this clause (x) shall not apply to the Inside Maturity Basket or to the extent such Ratio Debt constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (x) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange and (y) any Ratio Debt shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (y) shall not apply to the Inside Maturity Basket or to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(o)           obligations under any Swap Agreements not prohibited hereunder;

(p)            Indebtedness existing on the Closing Date and set forth on Schedule 6.01(p) and Permitted Refinancing Indebtedness in respect thereof;

(q)            [reserved]; and

(r)            additional Indebtedness in an aggregate principal amount at any time outstanding not in excess of the greater of (i) $220,000,000 and (ii) 100% of LTM Consolidated Adjusted EBITDA.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 6.01, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(a). The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 6.02.            Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any of its Wholly Owned Subsidiaries or otherwise Controlled Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)            Liens on property or assets of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date or obligations pursuant to Permitted Refinancing Indebtedness incurred to Refinance such obligations;

(b)            any Lien in favor of the Collateral Agent created under the Loan Documents (including Liens granted for the benefit of Secured Swap Agreements and/or Cash Management Agreements and Liens granted for the benefit of Incremental Facilities incurred as Indebtedness intended to be secured by Parity Liens, Incremental Equivalent Debt incurred as Indebtedness intended to be secured by Parity Liens, Permitted Refinancing Indebtedness in respect thereof, or of such Permitted Refinancing Indebtedness, in each case, to the extent a representative of such Indebtedness has signed the First Lien Intercreditor Agreement or such other form of pari passu intercreditor agreement as is reasonably acceptable to the Administrative Agent and the Collateral Agent);

(c)            Excepted Liens;

(d)            Liens securing Indebtedness permitted under Section 6.01 or other obligations permitted to be incurred under this Agreement in an aggregate amount not to exceed the sum of (i) the Available Equity Amount plus (ii) Excess Cash Flow Available for Distribution;

(e)            Liens on any property or asset of the Borrower or any Restricted Subsidiary of the Borrower securing Indebtedness permitted by Section 6.01(h) or any Permitted Refinancing Indebtedness thereof or of such Permitted Refinancing Indebtedness;

(f)            (i) Liens on any Collateral securing Ratio Debt incurred by the Loan Parties (a) as Indebtedness intended to be secured by Parity Liens, so long as the Consolidated First Lien Net Leverage Ratio (calculated on a Pro Forma Basis taking into account the incurrence of such Ratio Debt and Lien) does not exceed 5.00:1.00 or (b) as Indebtedness intended to be secured by Junior Liens, so long as the Consolidated Secured Net Leverage Ratio (calculated on a Pro Forma Basis taking into account the incurrence of such Ratio Debt and Lien) does not exceed 5.50:1.00; provided that, the representative of the holders of such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and (ii) in respect of Ratio Debt incurred by any Restricted Subsidiaries that are not Loan Parties, Liens on the property or assets of such Restricted Subsidiaries securing such Ratio Debt;

(g)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 5.14), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under Section 6.01(j);

(h)            Liens on the Collateral securing obligations in respect of Incremental Facilities, Incremental Equivalent Debt and Permitted Refinancing Indebtedness in respect thereof or of such Permitted Refinancing Indebtedness, in each case to the extent such Indebtedness is secured by Junior Liens or other Liens on the Collateral on a second priority (or other junior priority) basis to the Liens on such Collateral securing Parity Debt; provided that the representative of the holders of each such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to the Junior Lien Intercreditor Agreement;

(i)            Liens on assets owned by, and on the Equity Interests of, Subsidiaries of the Borrower that are not Loan Parties hereunder securing Indebtedness permitted under Section 6.01 in an aggregate amount not to exceed the greater of (x) $66,000,000 and (y) 30% of LTM Consolidated Adjusted EBITDA;

(j)            [reserved]; and

(k)            Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed the greater of (i) $220,000,000 and (ii) 100% of LTM Consolidated Adjusted EBITDA.

For purposes of determining compliance with this Section 6.02, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents on the Closing Date will be deemed to have been incurred in reliance on the exception in clause (b) above and shall not be permitted to be reclassified pursuant to this paragraph.

Section 6.03.            Sale and Lease-Back Transactions. Sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property (a “Sale and Lease-Back Transaction”) except Sale and Lease-Back Transactions the aggregate Attributable Debt with respect thereto outstanding would not exceed the sum of (a) the greater of (i) $110,000,000 and (ii) 50% of LTM Consolidated Adjusted EBITDA, plus (b) the Available Equity Amount.

Section 6.04.            Investments, Loans and Advances. Purchase, acquire or make any Investments, except:

(a)            any Investment by the Borrower or any of its Restricted Subsidiaries in the form of a purchase or acquisition of one or more Person(s) or assets if as a result of such Investment:

(i)            (A) such Person becomes a Restricted Subsidiary, (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower or (C) such assets are acquired by the Borrower and its Restricted Subsidiaries; provided the aggregate amount of Investments outstanding made by Loan Parties pursuant to this clause and Section 6.04(i) in Restricted Subsidiaries that are not Loan Parties or in Persons that do not become Loan Parties, shall not exceed an aggregate amount (at the time when made) of the greater of (x) $220,000,000 and (y) 100% of LTM Consolidated Adjusted EBITDA (any such purchase or acquisition, a “Permitted Acquisition”);

(ii)            no Payment or Bankruptcy Event of Default has occurred and is continuing immediately after giving effect to such purchase or acquisition (or on the LCT Test Date in accordance with Section 1.02(d), as applicable); and

(iii)           to the extent applicable, Section 5.13 shall be complied with respect to any such Restricted Subsidiary and property;

(b)           cash and Permitted Investments (or Investments that were Permitted Investments when made);

(c)            Investments arising out of the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05:

(d)            loans or advances to officers, directors, managers and employees of the Borrower (or Holdings) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $10,000,000;

(e)            Excepted Investments;

(f)            Investments existing on the Closing Date and set forth on Schedule 6.04;

(g)           Investments in Unrestricted Subsidiaries and in joint ventures of the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of (i) $66,000,000; and (ii) 30% of LTM Consolidated Adjusted EBITDA;

(h)           the Transactions;

(i)            Investments in the Borrower or any of its Restricted Subsidiaries (including Persons that become Restricted Subsidiaries in connection with such transaction); provided that the aggregate amount of Investments outstanding made by Loan Parties pursuant to this clause and Section 6.04(a) in Restricted Subsidiaries that are not Loan Parties or in Persons that do not become Loan Parties shall not exceed an aggregate amount (at the time when made) of the greater of (i) $220,000,000 and (ii) 100% of LTM Consolidated Adjusted EBITDA; provided further that, to the extent applicable, Section 5.13 shall be complied with respect to any such Restricted Subsidiary;

(j)            Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings or any Parent Company;

(k)            Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with this Section 6.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l)            Investments in an aggregate amount not to exceed the Available Equity Amount;

(m)           Investments in an aggregate amount not to exceed the Available Amount;

(n)           any other Investments if the aggregate amount of such Investments does not exceed the greater of (A) $110,000,000 and (B) 50% of LTM Consolidated Adjusted EBITDA;

(o)            Investments in Immaterial Subsidiaries;

(p)            Investments consisting of (i) undivided joint interests in lateral lines, (ii) acquisitions of excess capacity in third party lateral lines, (iii) joint venture arrangements to jointly develop lateral lines and (iv) the build out of a waterborne terminal; provided that in each case such transactions would not interfere in any material respect with the operations or the development of the Pipeline or the ordinary course business of the Borrower and its subsidiaries;

(q)           additional Investments in other joint ventures in an amount not to exceed $100,000,000; and

(r)            any other Investment so long as immediately after giving effect thereto (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio as of the most recently ended Test Period determined on a Pro Forma Basis does not exceed 5.00:1.00.

For purposes of determining compliance with this Section 6.04, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable. In addition, the Borrower, may, in its sole discretion, reallocate amounts available for Investments under Section 6.04(n) to make additional Restricted Payments and additional Restricted Junior Payments. The amount of any non-cash Investments will be the fair market value thereof at the time made. To the extent any Investment in any Person is made in compliance with this Section 6.04 in reliance on a category above that is subject to a U.S. Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the U.S. Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such U.S. Dollar-denominated restriction). To the extent the category subject to a U.S. Dollar-denominated restriction is also subject to an percentage of Consolidated Adjusted EBITDA amount which, at the date of determination, produces a numerical restriction that is greater than such U.S. Dollar amount, then such U.S. Dollar equivalent shall be deemed to be substituted in lieu of the corresponding U.S. Dollar amount in the foregoing sentence for purposes of determining such credit.

Section 6.05.            Mergers, Consolidations, Sales of Assets, Other Fundamental Changes and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or purchase or otherwise acquire (in one transaction or a series of related transactions) all or any substantial part of the assets of any other Person, except:

(a)            (i) the merger, amalgamation or consolidation of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation (including a merger, amalgamation or consolidation, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, (ii) the merger, amalgamation or consolidation of any Restricted Subsidiary into any other Restricted Subsidiary (provided, that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person), (iii) the liquidation, winding up, or dissolution or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (iv) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(b)            any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary of the Borrower; provided that, if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) if the transferee is not a Guarantor or the Borrower, such Disposition shall not be prohibited by Section 6.04;

(c)            subject to Section 6.08, (i) so long as no Payment or Bankruptcy Event of Default exists or would immediately result therefrom (or on the LCT Test Date in accordance with Section 1.02(d), as applicable), the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Company”), (1) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Company shall not be an Immaterial Subsidiary, (3) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (5) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Collateral Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (6) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (7) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Security Document preserves the enforceability of this Agreement, the Guaranty and the Security Documents and the perfection of the Liens under the Security Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement, and

(ii)            so long as no Payment or Bankruptcy Event of Default exists or would immediately result therefrom (or on the LCT Test Date in accordance with Section 1.02(d), as applicable) (in the case of a merger, amalgamation or consolidation involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary (unless such continuing or surviving Person could be designated as an Unrestricted Subsidiary in accordance with Section 5.14);

(d)            (i) Dispositions of inventory, supplies, materials and equipment in the ordinary course of business, (ii) Dispositions of surplus, obsolete or worn out equipment or other property, (iii) Dispositions of property not used or not useful or no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries or (iv) Dispositions, liquidations or use of Permitted Investments;

(e)            Investments permitted by Section 6.04, Liens permitted by Section 6.02, and Restricted Payments permitted by Section 6.06;

(f)            (i) licensing and cross-licensing arrangements involving any IP Rights of the Borrower or its Restricted Subsidiaries in the ordinary course of business or (ii) abandonment, cancellation or Disposition of any IP Rights in the ordinary course of business;

(g)            issuances of common Equity Interests (x) by any Restricted Subsidiary to the Borrower or any Loan Party, (y) by any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party and (z) by the Borrower to Holdings (so long as, in the case of either clause (x) or clause (z), all such common Equity Interests are subject to the Liens granted under the Security Documents in accordance with, and to the extent required by, the terms of the Collateral and Guarantee Requirement);

(h)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) all of the proceeds of such sale, transfer or other disposition are promptly applied to the purchase price of such replacement property;

(i)            Dispositions of property subject to casualty and condemnation events;

(j)            any Dispositions of assets; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default exists and (ii) with respect to any such Disposition for a purchase price in excess of $40,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (j)(ii), each of the following will be deemed to be cash:

(A)            any securities, notes or other obligations received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition; and

(B)            any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary having an aggregate fair market value, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B), not to exceed 10.0% of the Total Assets (determined at the time of receipt of such Designated Non-Cash Consideration), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(k)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(l)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(m)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n)           the unwinding of any Swap Agreement;

(o)           Dispositions of Investments (i) in Unrestricted Subsidiaries and (ii) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)           Dispositions of assets (including assets acquired in a Permitted Acquisition or other Investment hereunder) which are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries;

(q)           Sale and Lease-Back Transactions permitted by Section 6.03;

(r)            Dispositions of any property or asset with a fair market value (as determined by the Borrower in good faith) not to exceed $40,000,000 in the aggregate for all such transactions in any fiscal year;

(s)            Permitted Line Dispositions;

(t)            Dispositions, liquidations or uses of cash or Permitted Investments;

(u)           any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims, in each case, in the ordinary course of business; and

(v)            Dispositions required to be made to comply with the order of any Governmental Authority or applicable Laws.

Section 6.06.            Restricted Payments. Pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose (each, a “Restricted Payment”); provided, however, that:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Borrower and each of its Restricted Subsidiaries may make Restricted Payments in an amount equal to the Available Equity Amount;

(c)            the Borrower and each of its Restricted Subsidiaries may make Restricted Payments in any amount so long as after giving effect to such Restricted Payment (i) no Event of Default exists and (ii) the Consolidated Net Leverage Ratio as of the most recently ended Test Period determined on a Pro Forma Basis does not exceed 4.75:1.00;

(d)            [reserved];

(e)            repurchases of Equity Interests in the Borrower (or any Company Party) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)            with the proceeds of all issuances of Qualified Equity Interests of the Borrower (other than any Specified Equity Contribution but including amounts funded pursuant to an option agreement in respect of equity in the Borrower), in each case, Not Otherwise Applied;

(g)           the Borrower and each of its Restricted Subsidiaries may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any Company Party) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower or any Company Party) upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower or any Company Party); provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.06(g) shall not exceed the greater of (x) $11,000,000 and (y) 5% of LTM Consolidated Adjusted EBITDA in any calendar year (which shall increase to the greater of (x) $22,000,000 and (y) 10% of LTM Consolidated Adjusted EBITDA subsequent to the consummation of a Qualified IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)            to the extent contributed to the Borrower (and not in respect of the Specified Equity Contributions), the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any Company Party, in each case to members of management, managers, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)            the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) of this Section 6.06(g);

(h)           the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower for the following purposes and subject to the following limitations:

(i)            (x) to pay its operating costs and expenses incurred in the ordinary course of business (including to maintain corporate existence) and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and, expenses in connection with the Transactions and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and (y) as reimbursement for reasonable out-of-pocket expenses incurred in connection with or for the benefit of the management and operation of Holdings, the Borrower or any of its Restricted Subsidiaries and any reasonable and customary indemnification to the extent required or permitted pursuant to Holdings Partnership Agreement (but excluding, for the avoidance of doubt, cash distributions to pay any amounts due to any Sponsor as consideration for the provision of management, consulting or similar services to Holdings, the Borrower or any Restricted Subsidiary);

(ii)           the proceeds of which shall be used by Holdings and/or any of its direct or indirect owners to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii)           with respect to each taxable year ending after the Closing Date (a) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes (in which Holdings or Holdings’ direct or indirect parent is the common parent), distributions by the Borrower to Holdings in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a standalone corporate group, and (b) with respect to any taxable period for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, distributions to the holders of the equity interests of the Borrower, at such times and in such amounts as necessary to enable Holdings and Parent to timely satisfy all of their U.S. federal, state and local and non-U.S. tax liabilities and tax distribution obligations to the extent attributable to the Borrower and its Subsidiaries (any such Restricted Payment permitted under this clause (iii), a “Permitted Tax Distribution”); and

(iv)          the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of, and would have been invested in, the Borrower and its Restricted Subsidiaries;

(i)            the Borrower or any of its Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition permitted under Section 6.04 and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)            Restricted Payments made in order to satisfy indemnity and other similar obligations under any permitted Investment or other acquisition permitted pursuant to this Agreement;

(k)            payments or distributions to satisfy dissenters rights, pursuant to a merger, consolidation, or transfer of assets permitted hereunder;

(l)            payments pursuant to the Borrower’s parent company’s long term incentive plan in respect of equity incentive awards issued in accordance with the terms of such plan as of the Closing Date;

(m)           after a Qualified IPO, restricted payments in an amount, on an annual basis, equal to the sum of (a) an amount equal to 6.00% of the net proceeds received by (or contributed to) the Borrower from such Qualified IPO plus (b) an amount equal to 6.00% of the market capitalization of the Borrower or its direct or indirect parent company (in the case of any direct or indirect parent, such percentage to be based off the market capitalization attributable to the Borrower and its Restricted Subsidiaries) at the time of such Qualified IPO;

(n)           distributions of Investments in Unrestricted Subsidiaries;

(o)           the Borrower and each of its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that, after giving effect thereto, no Event of Default shall have occurred and be continuing;

(p)           [reserved]; and

(q)           other Restricted Payments not specified above in an aggregate amount not to exceed the greater of (i) $110,000,000 and (ii) 50% of LTM Consolidated Adjusted EBITDA.

The amount set forth in Section 6.06(q) (without duplication) may, in lieu of Restricted Payments, be utilized by the Borrower or any of its Restricted Subsidiaries to (i) make or hold any Investments without regards to Section 6.04 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Indebtedness without regards to Section 6.09.

For purposes of determining compliance with this Section 6.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such Restricted Payment is made, divide, classify or reclassify, or at any later time divide, classify, or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this covenant on the date such Restricted Payment is made or such later time, as applicable.

Section 6.07.            Transactions with Affiliates.

(a)            Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates involving aggregate consideration in excess of the greater of (x) $30,000,000 and (y) 13.5% of LTM Consolidated Adjusted EBITDA, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (as determined by the Borrower in good faith) or, if in the good faith determination of the Borrower, no comparable transaction is reasonably available with which to compare such Affiliate transaction, such contract is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(b)           The foregoing Section 6.07(a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)            transactions among Holdings, the Borrower and its Restricted Subsidiaries otherwise permitted by this Agreement or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(ii)            (A) any agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment, restatement, waiver, supplement, or other modification thereto to the extent such amendment, restatement, waiver, supplement, or other modification thereto is not, when taken as a whole as compared to the agreement in effect on the Closing Date, materially adverse to the Lenders, and (B) other transactions described on Schedule 6.07 (collectively, the “Closing Date Affiliate Transactions”),

(iii)           transactions otherwise permitted under Section 6.04 and Section 6.06,

(iv)          any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or any of its Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(v)           arrangements or agreements for customary payments by the Borrower and any of its Restricted Subsidiaries to Holdings, Parent or any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures);

(vi)          the issuance of Equity Interests to Holdings or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof,

(vii)         Dispositions of rights of way, easements or other Real Property interests to EPIC Crude Holdings, LLC or any of its Subsidiaries at cost, provided that such Disposed of Real Property does not constitute Material Real Property and would not interfere in any material respect with the operations of the Project or the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries,

(viii)        shipping or transportation arrangements or other transactions entered into with Affiliates for the use of capacity of the Project for reasonable consideration to the Loan Parties (as reasonably determined by the Borrower in good faith), provided that transactions would not interfere in any material respect with the operations of the Project or the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries,

(ix)           if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or its Restricted Subsidiaries where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B) at any time after an initial public offering of Equity Interests of the Borrower, of Equity Interests of the Borrower or any of its Restricted Subsidiaries where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary,

(x)            the payment of customary fees and reasonable out-of-pocket costs to, and the indemnification of, directors (or persons holding similar positions for non-corporate entities) of Holdings, the Borrower or its Subsidiaries (or any Parent Company thereof) in accordance with customary practice,

(xi)           employment and severance agreements between the Borrower and any of its Restricted Subsidiaries and their (or their direct or indirect parent’s) respective directors, officers, employees and members of management or consultants in the ordinary course of business,

(xii)          a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an Equity Interest or otherwise controlling such joint venture or similar entity, and

(xiii)         the formation or maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business, and other transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.

Section 6.08.            Business of the Borrower and its Restricted Subsidiaries. Fundamentally alter the character of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, from the business conducted by, contemplated to be conducted by or proposed to be conducted by, the Borrower and its Subsidiaries, taken as a whole, on the Closing Date, other Similar Businesses and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in compliance with Section 6.04).

Section 6.09.            Prepayments of Junior Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity with assets of the Borrower and its Restricted Subsidiaries (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Junior Indebtedness or make any payment in violation of any subordination terms of any documentation governing any Junior Indebtedness and the Obligations (each, a “Restricted Junior Payment”), except (a) the refinancing thereof with the net cash proceeds of, or in exchange for, any Indebtedness (to the extent such Indebtedness constitutes Permitted Refinancing Indebtedness thereof and, if such Indebtedness was originally incurred under Section 6.01(i), is permitted pursuant to Section 6.01(i)), (b) the conversion of any Junior Indebtedness to, or the exchange of any Junior Indebtedness for, Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (c) the prepayment of Indebtedness of the Borrower or any of its Restricted Subsidiaries to the Borrower or any of its Restricted Subsidiaries to the extent not prohibited by the terms thereof, (d) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Indebtedness prior to their scheduled maturity in an aggregate amount not to exceed the sum of (i) the greater of (A) $110,000,000 and (B) 50% of LTM Consolidated Adjusted EBITDA plus (ii) the Available Equity Amount plus (iii) so long as no Event of Default shall have occurred and be continuing after giving effect thereto, the Available Amount plus (iv) any amount so long as after giving effect thereto, (A) no Event of Default shall have occurred and be continuing and (B) the Consolidated Net Leverage Ratio as of the most recently ended Test Period as determined on a Pro Forma Basis does not exceed 4.75:1.00, and (e) prepayments, redemptions, purchases, defeasances and other payments of Junior Indebtedness or any Permitted Refinancing Indebtedness thereof with Declined Proceeds as required thereby. For purposes of determining compliance with this Section 6.09 in the event that any prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made, divide, classify, or reclassify, or at any later time divide, classify or reclassify, such prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) in any manner that complies with this covenant on the date it was made or such later time, as applicable. In addition, the Borrower, may, in its sole discretion, reallocate amounts available for Restricted Junior Payments under Section 6.09(d) to make additional Investments and additional Restricted Payments.

The amount set forth in Section 6.09(d)(i) (without duplication) may be, in lieu of prepayments, repayments, redemptions, purchases, defeasances or satisfactions, utilized by the Borrower or any of its Restricted Subsidiaries to make or hold any Investments without regards to Section 6.04.

Section 6.10.            Financial Performance Covenants.

(a)            Commencing with the first full fiscal quarter ending after the Closing Date, permit the Debt Service Coverage Ratio for the Test Period ending as of the end of each fiscal quarter to be less than 1.10:1.00.

(b)            With respect to the Revolving Facility, commencing with the first full fiscal quarter ending after the Closing Date, permit the Consolidated Superpriority Leverage Ratio for the Test Period ending as of the end of each fiscal quarter to be greater than 1.00 to 1.00 (this clause (b), the “RC Financial Covenant”).

Section 6.11.            Dividend and Other Payment Restrictions Affecting Subsidiaries; Negative Pledge Agreements. Enter into any agreement or instrument that by its terms prohibits (a) the payment of dividends or distributions or the making of cash advances by a Restricted Subsidiary to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (b) the granting of Liens by Loan Parties pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)            any restrictions that apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over Holdings, the Borrower or any Restricted Subsidiary of the Borrower;

(ii)            contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(iii)           any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(iv)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or other non-wholly owned Persons;

(v)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)          any restrictions imposed by any agreement relating to Indebtedness of a Restricted Subsidiary that is not a Guarantor that is permitted by Section 6.01;

(vii)         customary provisions contained in leases, subleases, licenses or sublicenses and other similar agreements entered into in the ordinary course of business so long as such restrictions relate to the assets subject thereto;

(viii)        customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix)           provisions that comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any of its Restricted Subsidiaries than customary market terms for agreements of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), or that the Borrower shall have determined in good faith will not affect (x) its obligation or ability to make any payments required hereunder or (y) the ability of the Loan Parties to create and maintain the Liens on the Collateral pursuant to the Security Documents to the extent required thereby (subject at all times to any limitations set forth in the definition of “Collateral and Guarantee Requirement”);

(x)            customary provisions restricting assignment of any agreement;

(xi)           customary restrictions and conditions contained in any agreement relating to any Disposition permitted hereunder pending the consummation of such Disposition;

(xii)          any agreement in effect at the time such Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and in the case of any agreement related to Indebtedness, any agreement related to any Permitted Refinancing Indebtedness thereof;

(xiii)         [reserved]; or

(xiv)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or that arise in connection with cash or other deposits permitted under Section 6.02 and limited to such cash or deposit.

Section 6.12.            Swap Agreements. Enter into any Swap Agreement, other than Swap Agreements that are entered into not for speculative purposes.

Article VII
Events of Default

Section 7.01.            Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (“Events of Default”):

(a)            any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation or warranty contained in any certificate, furnished in connection with and pursuant to any Loan Document, shall prove to have been incorrect in any material respect when so made or deemed made and 30 days have elapsed from the date a Responsible Officer of any Loan Party obtains knowledge thereof; provided that, if (i) such fact, event or circumstance resulting in such incorrect representation or warranty is not capable of being cured, corrected or otherwise remedied prior to the expiration of such 30-day period, (ii) the Borrower or other Loan Party is proceeding with diligence in good faith to cure such default and (iii) the existence of such failure is capable of being cured and has not resulted in a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period);

(b)           default shall be made in the payment of any principal of any Loan when and as the same is due and payable;

(c)            default shall be made in the payment of any interest on any Loan or reimbursement obligation or any other amount (other than an amount referred to in Section 7.01(b)) due under any Loan Document, when and as the same is due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (solely with respect to the Borrower) or 5.05(a)(i) or in Article VI (subject to Section 7.02) after receipt by the Borrower of written notice thereof from the Administrative Agent or Lenders holding at least 25% of the aggregate principal amount of the Loans and Commitments at such time, provided that an Event of Default that results from a failure of the Borrower to comply with the RC Financial Covenant shall not constitute an Event of Default for purposes of any Facility other than the Revolving Facility unless and until all of the Revolving Loans have been declared due and payable and all of the Revolving Commitments have been terminated by the Required Revolving Lenders pursuant to Section 7.01; provided however that, if (x) Required Revolving Lenders irrevocably rescind such acceleration and termination in a writing delivered to the Administrative Agent within 20 Business Days after such acceleration and termination and (y) Required Lenders (including the Term Lenders) have not accelerated the Loans, the Event of Default in respect of the RC Financial Covenant shall automatically cease to constitute an Event of Default with respect to the Term Loans and the Revolving Loans from and after such date;

(e)            default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant or agreement of such Person contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) and 7.01(d)) after receipt by the Borrower of written notice thereof from the Administrative Agent or the Lenders holding at least 25% of the aggregate principal amount of the Loans and Commitments at such time, and, such default shall continue unremedied for a period of 30 days thereafter; provided that, if (i) if such default is not capable of being cured, corrected or otherwise remedied prior to the expiration of such 30-day period, (ii) if the Borrower or other Loan Party is proceeding with diligence in good faith to cure such default and (iii) the existence of such failure is capable of being cured and has not resulted in a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (180 days in the aggregate for any failure to perform any covenant or agreement contained in Section 5.04(a) or (b)) (inclusive of the original 30-day period);

(f)            (i) any event or condition occurs that results in the acceleration of any Material Indebtedness of the Borrower or any of its Material Subsidiaries prior to its scheduled maturity or (ii)  the Borrower or any of its Material Subsidiaries shall fail to make any payment beyond the applicable grace and notice period with respect thereto, if any in respect of any Material Indebtedness at the final stated maturity thereof; provided that, for avoidance of doubt, this Section 7.01(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) any event requiring a prepayment or offer to purchase pursuant to customary asset sale, casualty or condemnation event, change of control provision or excess cash flow sweeps;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any of its Material Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Material Subsidiaries, or for a substantial part of the property or assets of Holdings, the Borrower or any of its Material Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of Holdings, the Borrower or any of its Material Subsidiaries; and, in each case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings, the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(h), (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its Material Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)            the failure of the Borrower or any Material Subsidiary to pay one or more final, non-appealable monetary judgments aggregating in excess of $75,000,000 (net of any amounts which are covered by insurance or contractual indemnity or bonded), which judgments are not satisfied or discharged or effectively waived or stayed for a period of 60 consecutive days;

(k)           one or more ERISA Events and/or Foreign Plan Events shall have occurred that, when taken together with all other ERISA Events and/or Foreign Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(l)            other than in accordance with the terms of the Loan Documents, (i) any Loan Document shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is material to the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except (x) pursuant to the term thereof (including any exclusion from the perfection of de minimis collateral permitted thereunder), (y) to the extent resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document, or from the failure of UCC continuation statements or UCC-3 or comparable documents to be filed by the Persons who have agreed to be responsible for such filings under the Loan Documents or (z) to the extent resulting from any failure by the Required Lenders to cause the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the Liens, or (iii) the Guarantees pursuant to the Security Documents by the applicable Loan Parties of any of the Obligations shall cease to be in full force and effect or shall be asserted in writing by any Loan Party or not to be in effect or not to be legal, valid and binding obligations of any Loan Party party thereto.

Section 7.02.            The Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of either or both of the Financial Performance Covenants, (i) the Borrower shall be permitted, on or prior to the 15th Business Day following the date the certificate calculating such Financial Performance Covenant(s) is required to be delivered pursuant to Section 5.04(c), to cure such failure to comply by receiving cash contributions to its equity capital (collectively, the “Specified Equity Contribution”) and (ii) after receipt by the Borrower of such cash from such Specified Equity Contribution, the applicable Financial Performance Covenant(s) shall be recalculated by increasing Consolidated Adjusted EBITDA (after giving effect to any applicable annualization election by the Borrower pursuant to Section 1.10) by the Cure Amount (and such increase to Consolidated Adjusted EBITDA shall be taken into account in subsequent Test Periods that include the fiscal quarter with respect to which the Specified Equity Contribution was exercised, including, for the avoidance of doubt, if any applicable annualization election is made by the Borrower pursuant to Section 1.10); provided that Consolidated Adjusted EBITDA shall not be increased by more than the amount necessary for the Borrower to be in compliance with the applicable Financial Performance Covenant(s). Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) there shall be no more than five (5) fiscal quarters during the term of this Agreement with respect to which a Specified Equity Contribution is received (it being understood that any “top up” Specified Equity Contributions received in respect of the same fiscal quarter shall count as a single exercise of the Borrower’s rights under this Section 7.02), (c) the increase to Consolidated Adjusted EBITDA represented by the Cure Amount shall be solely for the purpose of curing the failure to comply with the Financial Performance Covenant(s) in question (and shall be taken into account in subsequent Test Periods that include the fiscal quarter with respect to which the Specified Equity Contribution was exercised, including, for the avoidance of doubt, if any applicable annualization election is made by the Borrower pursuant to Section 1.10) and not for any other purpose under this Agreement, including determining the availability of any basket amounts, (d) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default of the Financial Performance Covenants and resulting Event of Default that had occurred shall be deemed cured for the purposes of this Agreement and (e) there shall be no pro forma reduction of Indebtedness in connection with such Specified Equity Contribution for the fiscal quarter with respect to which such Specified Equity Contribution was made, provided that, to the extent such net cash proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter. “Cure Amount” shall mean an amount which, if added to Consolidated Adjusted EBITDA for the Test Period in respect of which a default in respect of the Financial Performance Covenants occurred, would cause the applicable Financial Performance Covenant(s) for such Test Period to be satisfied.

Section 7.03.            Remedies Upon Event of Default. Subject to the First Lien Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in clause (h) or (i) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request (i) of the Required Lenders (except with respect to an Event of Default related to the RC Financial Covenant when such Event of Default does not exist with respect to the Term Loans) or (ii) with respect to an Event of Default related to the RC Financial Covenant which only applies to the Revolving Loans, the Required Revolving Lenders (but solely with respect to the Revolving Loans, Revolving Commitments and Letters of Credit), shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Commitments and thereupon the Commitments shall terminate immediately, (b) declare the Loans and Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid fees accrued hereunder and under any other Loan Document, shall become forthwith due and payable and (c) subject to the provisions of the First Lien Intercreditor Agreement, direct the Collateral Agent to exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC), and in the case of any event with respect to any Event of Default under clause (h) or (i) of Section 7.01, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees under the Loan Documents and all other Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.04.            Application of Funds. (a) Subject to the First Lien Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts or other distributions received on account of the Secured Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including counsel fees payable under Section 8.12 and amounts payable under Sections 2.13 and 2.15) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including counsel fees payable under Section 8.12 and amounts payable under Sections 2.13 and 2.15), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans under any Superpriority Facility, ratably among the Superpriority Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans under any Superpriority Facility and to Cash Collateralize Letters of Credit under any Superpriority Facility, ratably among the Superpriority Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on any Term Loans or other Loans not included in clause third above, and any fees, premiums and scheduled periodic payments due under Cash Management Agreements or Secured Swap Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Secured Obligations constituting unpaid principal of any Term Loans or other Loans not included in clause fourth above, and any breakage, termination or other payments under Cash Management Agreements or Secured Swap Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other Secured Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Laws.

Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

(b)            Solely as among the Secured Parties, without limiting the generality of the foregoing, the Secured Parties hereby agree as follows. This Section 7.04 is intended by the Secured Parties to constitute and shall be deemed to constitute a “subordination agreement” among the Secured Parties within the meaning of Section 510(a) of the Bankruptcy Code and shall be effective before, during and after the commencement of any proceeding by or against any Loan Party under any Debtor Relief Law. Amounts applied pursuant to clauses First through Last of this Section 7.04 are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Secured Obligations referred to in the applicable clause. No Secured Party that is not a Superpriority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any proceeding under the Bankruptcy Code), the validity, extent, or enforceability of the priority of payment set forth in clauses First through Last of this Section 7.04. If any Secured Party collects or receives any amounts received on account of the Secured Obligations to which it is not entitled under Section 7.04 hereof, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured Parties, to be applied in accordance with Section 7.04 hereof, in each case until the prior payment in full in cash of the applicable Secured Obligations of such Secured Parties. Without limiting the foregoing, it is the intention of the Secured Parties that (and to the maximum extent permitted by law the parties hereto agree that) the Secured Obligations in respect of the Superpriority Facilities (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Secured Obligations (and security therefor). Each Secured Party that is not a Superpriority Secured Party further agrees that it shall not propose, support or vote any claims to accept any bankruptcy plan, similar arrangement or disclosure statement of any Loan Party in any proceeding under the Bankruptcy Code, and shall not join with or support any Person in doing so, unless such plan or arrangement provides for the payment in full in cash of all Secured Obligations on the effective date of such plan or arrangement in accordance with the priority of payment set forth in clauses First through Last of this Section 7.04, unless Superpriority Secured Parties holding a majority of the Secured Obligations under the Superpriority Facility consent to such plan, arrangement or disclosure statement. Each Secured Party further agrees that any distribution made by any Loan Party to a Secured Party pursuant to any bankruptcy plan, similar arrangement or otherwise in any proceeding under the Bankruptcy Code shall be deemed to be a distribution on account of the Secured Obligations, and shall be subject to the priority of payment set forth in clauses First through Last of this Section 7.04. For the avoidance of doubt, the provisions of this Section 7.04(b) are solely as among the Secured Parties.

Article VIII
The Agents

Section 8.01.            Appointment and Authority.

(a)            Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Swap Agreements and Cash Management Agreements) hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases and subordinations) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            Except as provided in Sections 8.06, 8.10 and 8.17, the provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 8.02.            Agents in Their Individual Capacities. Goldman Sachs Bank USA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Goldman Sachs Bank USA were not the Administrative Agent and the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs Bank USA or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent and the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), Goldman Sachs Bank USA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent and the Collateral Agent and the terms “Lender” and “Lenders” include Goldman Sachs Bank USA in its individual capacity. Any successor to Goldman Sachs Bank USA as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Goldman Sachs Bank USA under this Section 8.02.

Section 8.03.            Liability of Agents. No Agent shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct or that of its sub-agents, as determined by the final non-appealable judgment of a court of competent jurisdiction), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent shall confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 8.04.            Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Upon the request by the Administrative Agent at any time the Lenders will promptly confirm in writing any action taken or to be taken by the Administrative Agent.

Section 8.05.            Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct (including gross negligence or willful misconduct) of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 8.06.            Successor Agents. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders, the Borrower and each other Agent and if the Administrative Agent is a Defaulting Lender or during an Agent Default Period, the Borrower may remove such Defaulting Lender from such role upon 10 days’ notice to the Administrative Agent, the Lenders and each other Agent. If the Administrative Agent is an L/C Issuer, its resignation as an L/C Issuer shall be effective upon the effectiveness of its resignation or removal as Administrative Agent. If the Administrative Agent resigns or is removed by the Borrower, the Required Lenders shall appoint a successor agent, which successor agent shall (a) be selected from among the Lenders and (b) be consented to by the Borrower at all times other than during the existence of a Payment or Bankruptcy Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower, a successor agent which, shall be from among the Lenders (subject to the proviso at the end of the immediately preceding sentence). Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent under the Loan Documents and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation or removal in accordance herewith as the Administrative Agent, the provisions of this Article VIII and the provisions of Sections 9.05(a) and (b) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation or 10 days following the Borrower’s notice of removal, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (x) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (y) otherwise ensure that Section 5.13 is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Sections 9.05(a) and (b) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be no greater than those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor.

Section 8.07.            Non-Reliance on the Agents, Arrangers and Other Lenders. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon any Agent, Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 8.09.            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 8.12, and 9.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and (subject to the provisions of Section 7.04) to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10.            Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Specified Swap Counterparty) irrevocably authorizes the Administrative Agent to release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18 and take any other actions contemplated by Section 9.18. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing such Agent’s authority provided for in the previous sentence.

Section 8.11.            Secured Cash Management Agreements and Secured Swap Agreements. No Cash Management Bank or Specified Swap Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Specified Swap Counterparty, as the case may be.

Section 8.12.            Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent Party (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against it in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, including its own ordinary negligence (“Indemnified Liabilities”); provided that no Lender shall be liable for the payment to any Agent Party of any portion of such Indemnified Liabilities resulting from such Agent Party’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken or not taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.12. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.12 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 8.12 shall survive termination of the aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 8.13.            Appointment of Supplemental Agents.

(a)            It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 8.14.            Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason (including, such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 8.14, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

Section 8.15.            Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.16.            Intercreditor Agreement. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into (or ratify, as applicable) (a) to the extent contemplated to be entered into pursuant to this Agreement, the First Lien Intercreditor Agreement, (b) to the extent contemplated to be entered into pursuant to this Agreement, the Junior Lien Intercreditor Agreement and (c) any other intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders. Without limiting any other protections afforded to the Administrative Agent herein, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Administrative Agent or any such successor, shall be authorized, without the consent of any Lender, (i) to execute or to enter into amendments of, amendments and restatements of, waivers or other modifications of the Security Documents, any such intercreditor agreement and any additional and replacement intercreditor agreements, in each case, in order to effect the subordination of, and to provide for certain additional rights, obligations and limitations in respect of, any Liens created by the Security Documents to other Liens on any Collateral that are junior, pari passu or senior in lien priority to the Liens on such Collateral securing Secured Obligations, and incurred as permitted by this Agreement, and (ii) to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens.

Section 8.17.            Collateral Agent. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to appoint the Collateral Agent pursuant to the First Lien Intercreditor Agreement and acknowledges the provisions of Article VI of the First Lien Intercreditor Agreement. Each of the Administrative Agent and each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Collateral Agent to enter into the Security Documents to which the Collateral Agent is a party.

Section 8.18.            Erroneous Payments.

(a)            Each Lender hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) (any such amounts specified in clauses (i) or (ii) of this Section 8.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, an error in payment shall be presumed to have been made and each such Payment Recipient shall be deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 8.18 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)           Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)           Each of the Lenders, the Administrative Agent, the Borrower and the Guarantors hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all of the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.18 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any Guarantor and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided that for the avoidance of doubt, the immediately preceding clauses (y) and (z) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower or any Guarantor for the purpose of a payment on the Obligations; provided, further, that this Section 8.18 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(e)            Each party’s obligations under this Section 8.18 (if any) shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(f)            Nothing in this Section 8.18 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Section 8.19.            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article IX
Miscellaneous

Section 9.01.            Notices.

(a)            Notices and other communications provided for herein shall be in writing (including facsimile or electronic mail) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)            if to the Borrower, to:

EPIC Crude Services, LP

18615 Tuscany Stone, Suite 300

San Antonio, TX 78258

Attention:             Mike Garberding

Facsimile No.:     (210) 568-1130

Email:                    Mike.Garberding@epicmid.com

(ii)            if to the Administrative Agent, to:

Goldman Sachs Bank USA, as Administrative Agent

2001 Ross Ave, 37th Floor

Dallas, TX 75201

Attention: SBD Operations

Telephone: 972-368-2323

Facsimile: (646) 769-7829

Email:        gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com

With copy to:

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

Attention: Bank Debt Portfolio Group

Email:     Luke.Qiu@gs.com

Phone: (212) 902-5717

(iii)            if to the Collateral Agent, to:

Goldman Sachs Bank USA, as Collateral Agent

200 West Street

New York, NY 10282

Attention: Bank Debt Portfolio Group

Email:    Luke.Qiu@gs.com

Phone: (212) 902-5717

(iv)           if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including electronic mail and Internet or intranet websites). Notices or communications posted to an Internet or intranet website, including IntraLinks or other similar information transmission system, shall be deemed received upon the posting thereof.

(c)            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or on the date of the delivery if sent by facsimile or (to the extent permitted by Section 9.01(b)) electronic means (including email) prior to 5:00 p.m. (New York City time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)           Any party hereto may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.            Survival of Representations and Warranties. All representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until Payment in Full. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 9.05) shall survive Payment in Full.

Section 9.03.            Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04.            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than as set forth in Section 6.05) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by Lender not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any (x) Term Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement in respect of the Term Facility (including all or a portion of its Term Loans under the Term Facility), and (y) any Revolving Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement in respect of the Revolving Facility (including all or a portion of its Revolving Loans and Revolving Commitments under the Revolving Facility (including for purposes of this Section 9.04(b), participations in L/C Obligations)), in either case, with the prior written consent of:

(A)            the Borrower (in the case of the assignment of rights and obligations under this Agreement in respect of the Term Facility or in the case of rights and obligations under this Agreement in respect of the Revolving Facility proposed to be assigned to a Commercial Bank, such Borrower consent not to be unreasonably withheld or delayed and the consent of the Borrower shall be deemed given unless the Borrower shall have objected to such assignment within 10 Business Days after a Responsible Officer of the Borrower shall have received notice thereof from the Administrative Agent); provided that no consent of the Borrower shall be required (1) with respect to the Term Facility only, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) with respect to the Revolving Facility only, for an assignment to a Revolving Lender or an Affiliate of a Revolving Lender or (3) if a Payment or Bankruptcy Event of Default (with respect to the Borrower) has occurred and is continuing. The liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender, as applicable, under Section 2.13 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment and the Borrower may withhold its consent if the costs or the taxes payable by the Borrower to the assignee under Sections 2.13 shall be greater than they would have been for the assignor;

(B)            the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Person that is Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment; and

(C)            in the case of an assignment of rights and obligations under the Revolving Facility, the L/C Issuers (such consent not to be unreasonably withheld, conditioned or delayed) in case of any assignment contemplated by Section 9.04(b)(i)(y).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default (with respect to the Borrower) has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a Facility under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E)            no such assignment shall be made to (1) a Defaulting Lender or (2) Non-Debt Fund Affiliates other than in accordance with Section 9.04(e) and Holdings, the Borrower and its Restricted Subsidiaries other than in accordance with Section 9.04(f); and

(F)            notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person.

(iii)           Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans, L/C Obligations (specifying Unreimbursed Amounts) and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and its Affiliates, any L/C Issuer, with respect to the Revolving Facility only, and any Lender, with respect to its own interest only, at any reasonable time and from time to time upon reasonable prior notice.

(v)           The parties to each assignment shall deliver to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”), which entries shall be conclusive absent manifest error, provided that no Lender shall have any obligation to disclose all or any portion of such register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligations, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Each Lender that sells such a participation shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any waiver, amendment or modification of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.08(b)(i), Section 9.08(b)(ii), Section 9.08(b)(iii) or Section 9.08(b)(iv) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.13, 2.14 and 2.15 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed in the case of the Term Loans) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or any other central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(e)            Notwithstanding anything to the contrary in the Loan Documents, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans (other than the Revolving Loans) to any Non-Debt Fund Affiliate through (i) Dutch auctions open to all Lenders in accordance with procedures analogous to those described in Section 2.09(c) or other procedures reasonably acceptable to the Administrative Agent or (ii) open market purchases on a non pro rata basis, subject to the following limitations:

(i)            the assigning Lender and the Non-Debt Fund Affiliate purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent a Non-Debt Fund Affiliate Assignment and Assumption;

(ii)           the aggregate principal amount of Term Loans held at any one time by Non-Debt Fund Affiliates shall not exceed 25% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans or Refinancing Term Loans but excluding Revolving Loans) outstanding at such time under this Agreement (such percentage, the “Non-Debt Fund Affiliate Cap”), provided that to the extent any assignment to a Non-Debt Fund Affiliate would result in the aggregate principal amount of all Term Loans held by Non-Debt Fund Affiliates exceeding the Non-Debt Fund Affiliate Cap, such assignment will be void ab initio; and

(iii)           Non-Debt Fund Affiliates will not receive information provided solely to Lenders by the Administrative Agent (except to the extent such information or materials have been made available to any Loan Party) or any Lender and will not be permitted to attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Article II.

Each Non-Debt Fund Affiliate agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Non-Debt Fund Affiliate.

(f)            Notwithstanding anything in the Loan Documents to the contrary, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans (other than its Revolving Loans) to Holdings, the Borrower or its Subsidiaries through (i) Dutch auctions open to all Lenders in accordance with procedures analogous to those described in Section 2.09(c) or other procedures reasonably acceptable to the Administrative Agent or (ii) open market purchases on a non pro rata basis, in each case, subject to the following limitations:

(i)            if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower;

(ii)            if the assignee is the Borrower (including through contribution or transfers set forth in Section 9.04(e)(i)), (A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned, or transferred to the Borrower or its Subsidiaries shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of the Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrower or its Subsidiaries; and

(iii)           the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

(g)            Notwithstanding anything in Section 9.08 or the definition of “Required Lenders,” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any waiver, amendment or modification or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Non-Debt Fund Affiliate in a disproportionate manner then its effect on other Lenders, or subject to Section 9.04(h), any plan of reorganization pursuant to Debtor Relief Laws, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Non-Debt Fund Affiliate shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i)             all Loans held by any Non-Debt Fund Affiliates shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii)            all Loans held by Non-Debt Fund Affiliates shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Non-Debt Fund Affiliate in a disproportionate manner than its effect on other Lenders.

(h)            Notwithstanding anything in the Loan Documents to the contrary, each Non-Debt Fund Affiliate hereby agrees that and each Non-Debt Fund Affiliate Assignment and Assumption shall provide a confirmation that, if a proceeding under Debtor Relief Laws shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Non-Debt Fund Affiliate, such Non-Debt Fund Affiliate irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Non-Debt Fund Affiliate with respect to the Loans held by such Non-Debt Fund Affiliate in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Non-Debt Fund Affiliate to vote, in which case such Non-Debt Fund Affiliate shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Non-Debt Fund Affiliate shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Non-Debt Fund Affiliate in a disproportionate manner to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Non-Debt Fund Affiliates.

(i)              Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any waiver, amendment or modification, or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Debt Fund Affiliates may not account for more than 49.9% of the principal amount of the Loans voting on whether the Required Lenders have consented to any action pursuant to Section 9.08.

(j)              Notwithstanding any other provision in any Loan Document, Lenders that are Non-Debt Fund Affiliates (i) will not receive, and are not entitled to receive notices, information, reports or other materials provided by the Administrative Agent, any Lender, Holdings or any Restricted Subsidiary without the prior written consent of the Borrower (other than Borrowing Requests and other administrative notices in respect of its Loans or Commitments necessary to be delivered to effectuate their borrowing, conversion and continuance or issuance or repayment), (ii) will not attend or participate in meetings or conference calls among the Administrative Agent, the Lenders and/or the Borrower in connection with any Facility without the prior written consent of the Borrower or (iii) will not access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders without the prior written consent of the Borrower.

(k)             Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that in no event shall any failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer. On or prior to the expiration of the 30 day period with respect to such resignation described in the first sentence of this clause (k), the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer; provided that notwithstanding the foregoing, in the event of any Incremental Revolving Facility, Refinancing Amendment with respect to Other Revolving Commitments or Extension Amendment in respect of Extended Revolving Commitments, in each case, that (i) extends the time period during which an L/C Issuer is required to issue Letters of Credit or (ii) results in a new Person becoming a Revolving Lender hereunder and which Revolving Lender is not reasonably acceptable to the L/C Issuer (but only to the extent the L/C Issuer would have a consent right under Section 9.04(b)(i)(C) with respect to such Person becoming a Revolving Lender), any L/C Issuer may upon 30 days’ notice to the Borrower and the Lenders resign as an L/C Issuer without having identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.24(c)).

(l)              Disqualified Institutions.

(i)              No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause 9.04(l)(i) shall not be void (without limitation of any rights the Borrower may have under applicable Law or at equity), but the other provisions of this clause (l) shall apply. For the avoidance of doubt, the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce the provisions of this Section 9.04(l), and nothing herein shall be deemed to constitute a waiver of any rights or remedies of the Loan Parties in connection with any assignment or participation made to a Disqualified Institution.

(ii)             If any assignment or participation is made to any Disqualified Institution, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees permitted hereunder at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Administrative Agent or any other Lender or by or on behalf of the Borrower, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Institution party hereto hereby agrees (1) not to vote on such any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Institution does vote on such any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall not post the list of Disqualified Institutions provided by the Borrower (together with any updates thereto provided from time to time, collectively, the “DQ List”) but may provide the DQ List to each Lender requesting the same.

Section 9.05.      Expenses; Indemnity.

(a)            The Borrower agrees (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (but limited in the case of Attorney Costs to (x) one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers (which shall be Simpson Thacher & Bartlett LLP) for any and all of the foregoing in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date and (y) one local counsel for the Administrative Agent, the Collateral Agent and the Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lenders)) and (ii) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, Arrangers, L/C Issuers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), but limited with respect to Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent and the Arrangers (and one local counsel to the Administrative Agent, the Collateral Agent and the Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Lenders and L/C Issuers)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other related reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 9.05(a) shall survive Payment in Full and the resignation or removal of the Administrative Agent and the Collateral Agent. All amounts due under this Section 9.05(a) shall be paid within 30 days after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 9.05(a) shall be paid on the Closing Date solely to the extent invoiced to the Borrower at least three Business Days prior to the Closing Date (or such shorter time as the Borrower may agree).

(b)             The Borrower agrees to indemnify and hold harmless the Agents, the Arrangers, the L/C Issuers and each Lender and each Agent Party of any of the foregoing Persons (each such Person, without duplication, being called an “Indemnitee”) from and against any and all liabilities (including Environmental Claims or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, or from any property currently or formerly owned, leased or operated by any Loan Party, or any property to which any Loan Party has transported or arranged for the transport of Hazardous Materials for treatment, storage or disposal), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (iii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING), WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, (X) OUT OF THE ORDINARY NEGLIGENCE OF THE INDEMNITEE (AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER (WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS) OR ONE OR MORE OF THE OTHER INDEMNITEES) OR (Y) BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Sponsors or any of their Affiliates). Neither any Indemnitee nor the Borrower and its Affiliates shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Indemnitee, the Borrower or their respective Affiliates have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 9.05(b)); it being agreed that this sentence shall not limit the indemnification or reimbursement obligations of Holdings, the Borrower or any Restricted Subsidiary of the Borrower. In the case of action, suit, litigation, investigation, or proceeding to which the indemnity in this action, suit, litigation, investigation, proceeding or any governmental or regulatory action Section 9.05(b) applies, such indemnity shall be effective whether or not such action, suit, litigation, investigation, or proceeding is brought by any Loan Party, any Restricted Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 9.05 shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05(b). The agreements in this 9.05(b) shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement or resignation of any L/C Issuer, the replacement of any Lender and Payment in Full. For the avoidance of doubt, this Section 9.05(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 9.06.      Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any guarantor shall be applied to any Excluded Swap Obligations of such guarantor. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07.      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.      Waivers; Amendment.

(a)             No failure or delay of the Agents or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)            Subject to Section 2.20, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (w) in the case of any Fee Letter, by the Persons party thereto in accordance with the terms thereof, (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided that waivers, amendments or modifications of the RC Financial Covenant (or any of financial definitions or provisions used for the implementation of the RC Financial Covenant) will require only the consent of the Required Revolving Lenders, and waivers, amendments or modifications of the Loan Documents that affect solely the Revolving Lenders under the Revolving Facility (including any waiver, amendment or modification of any conditions to extensions of credit under the Revolving Facility, the making of any representations and warranties in respect thereof and the operation of the Revolving Facility) or solely the Term Lenders under the Term Facility, will require only the consent of the Required Revolving Lenders or Required Term Lenders, as applicable; provided, further, that no such agreement shall:

(i)              increase the amount of, or extend the, Commitments of a Lender, without the prior written consent of such Lender holding such Commitments (it being understood that a waiver, amendment or modification of any condition precedent or of any Default, mandatory prepayment or mandatory reductions of the Commitments shall not constitute an increase or extension of any Commitment of any Lender),

(ii)             decrease or forgive the principal amount of, or decrease the rate of interest on, any Loan (provided that only the consent of the Required Lenders shall be necessary to waive, amend or modify any obligation to pay the Default Rate, any provisions implementing the Default Rate as they relate to the Default Rate, any provisions relating to the MFN Protection, any mandatory prepayment or any financial ratio (in each case, any component definition thereof or with respect thereto), including the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Superpriority Leverage Ratio and Debt Service Coverage Ratio) or decrease fees payable to all Term Lenders or Revolving Lenders, without the prior written consent of each Lender directly and adversely affected thereby,

(iii)            extend or waive any scheduled amortization payments under Section 2.08(a), extend the final maturity date of any Facility or extend or waive any fixed payment date for principal, interest and commitment fees under Section 2.08, Section 2.10(b) or Section 2.11 (subject to the proviso of Section 9.08(b)(ii)), without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any waiver, amendment or modification of any mandatory prepayment of the Term Loans shall not constitute an extension or waiver of any such fixed payment date),

(iv)           except as permitted hereunder, release all or substantially all of (A) the Collateral or (B) the aggregate value of the Guarantees provided by the Guarantors, without the prior written consent of each directly and adversely affected Lender,

(v)            waive, amend or modify the provisions of this Section or the definition of the term “Required Class Lenders”, “Required Facility Lenders,” “Required Lenders,” “Required Term Lenders”, “Required Revolving Lenders”, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)           change Section 2.16 or Section 7.04 in a manner that would alter the pro rata sharing of payments and/or application of distributions required thereby (or add or change any other provision of this Agreement or any other Loan Document that has the effect of making any such alteration to such provisions), or modify the definition of “Pro Rata Share,” without the written consent of each directly and adversely affected Lender,

(vii)           (A) amend, waive, or otherwise modify any term or provision of this Agreement and the other Loan Documents in a manner that adversely affects the super-priority status (including, for the avoidance of doubt, increases in the aggregate outstanding amount of Superpriority Facilities permitted by this Agreement) of the Revolving Facility or (B) change Section 9.04 in a manner that would alter the assignment provisions, in each case, without the written consent of each directly and adversely affected Lender,

(viii)         amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.20 (but not the conditions to implementing Incremental Term Loans or Incremental Revolving Commitments pursuant to Section 2.20(c)(vii)) with respect to Incremental Term Loans and Incremental Revolving Commitments, under Section 2.21 with respect to Refinancing Term Loans and Other Revolving Commitments and under Section 2.22 with respect to Extended Term Loans or Extended Revolving Commitments and, in each case, the rate of interest applicable thereto) which directly and adversely affects Lenders of one or more Incremental Term Loans, Incremental Revolving Commitments, Refinancing Term Loans, Other Revolving Commitments, Extended Term Loans or Extended Revolving Commitments and does not directly and adversely affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Commitments, Refinancing Term Loans, Other Revolving Commitments, Extended Term Loans or Extended Revolving Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the amendments, waivers and other modifications described in this clause (viii) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Commitments, Refinancing Term Loans, Other Revolving Commitments, Extended Term Loans or Extended Revolving Commitments, as the case may be, and

(ix)            except as provided by operation of any applicable Law, subordinate the Obligations or the Liens granted hereunder or under the other Loan Documents to any other Indebtedness (other than the subordination of the Liens granted hereunder (A) as provided under Section 9.18(b)(vii) or (B) as otherwise permitted under this Agreement on the Closing Date), in each case without the prior written consent of each directly and adversely affected Lender; provided, however, that neither this clause (ix) nor clause (vii) above shall restrict the “first out” revolving loans and commitments under the Superpriority Facility up to a stated principal amount outstanding of $175,000,000 in the aggregate or any “debtor in possession” financing.

provided further that no such agreement shall amend, modify or otherwise affect the rights (including the payment of fees to) or duties of an L/C Issuer, the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of such L/C Issuer, the Administrative Agent or the Collateral Agent, as applicable; provided further that for purposes of any amendment or modification that increases the aggregate outstanding amount of Superpriority Facilities permitted by this Agreement, Exiting Term Lenders shall be disregarded in determining Required Term Lenders. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. Notwithstanding anything to the contrary in the Loan Documents, no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder (and any waiver, amendment or modification which by its terms requires the consent of all Lenders, each affected Lender or each directly and adversely affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders, each affected Lender or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders.

(c)             Notwithstanding anything to the contrary in the Loan Documents, without the consent of any other Person, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (it being understood that entry into any such new agreement or instrument may be in any form reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable).

(d)             Notwithstanding anything to the contrary in any Loan Document, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.20, any Refinancing Amendment in accordance with Section 2.21 and any Extension Amendment in accordance with Section 2.22 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document. In addition, in connection with the incurrence of any Loans or other Indebtedness intended to be secured by Parity Liens or Junior Liens or intended to be unsecured pursuant to any Incremental Amendment or Refinancing Amendment or any Permitted Debt Exchanges, the Borrower, the Administrative Agent and/or the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrower, the Administrative Agent and/or the Collateral Agent to reflect the provisions of this Agreement, including but not limited to entering into, amending, amending and restating or otherwise modifying any intercreditor agreement contemplated by this Agreement by the Administrative Agent and/or the Collateral Agent to facilitate the incurrence of such Indebtedness in a manner that is not adverse to the Lenders in any material respect.

(e)             Notwithstanding anything to the contrary in any Loan Document, without the consent of any other Person, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document), waive, amend or otherwise modify any Loan Document with the written consent of the Administrative Agent and/or Collateral Agent and the Borrower to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or manifest error therein (including for the foregoing, in respect of accounting or financial matters), (ii) address matters of an immaterial nature in such Loan Document, (iii) make administrative and operational changes not adverse to any Lender, (iv) to otherwise enhance the rights and benefits of Lenders, or (v) adhere to local law or the reasonable advice of local counsel; provided that, in the case of Section 9.08(e), in all events any such waiver, amendment or modification shall become effective without any further action or the consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(f)             Notwithstanding anything to the contrary in any Loan Document, any amendment contemplated by Section 2.11(g) or Section 2.12 in connection with the use or administration of Term SOFR or a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Section 2.11(g) or Section 2.12, as applicable.

Section 9.09.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10.      Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.      Jurisdiction; Consent to Service of Process.

(a)             Each of the Borrower, its Restricted Subsidiaries, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09 or Section 8.15) shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b)            Each of the Borrower, the Agents, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County, Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16.      Confidentiality. Each of the Lenders, the L/C Issuers, and the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries, their respective Affiliates and their respective Affiliates’ directors, managers, officers, trustees, investment advisors or agent, furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was available to such Lender, such L/C Issuer or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16) in accordance with the standard processes of the Agent or customary market standards for dissemination of such type of information, (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16) in accordance with the standard processes of the Agent or customary market standards for dissemination of such type of information, (vii) on a confidential basis to (x) any rating agency when required by such rating agency in connection with rating the Borrower or its Subsidiaries or the Loans (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties and their Subsidiaries received by it) or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; and (viii) with the prior written consent of the Borrower. In addition, each of the Agents, the L/C Issuers and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents, the L/C Issuers and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions. If a Lender, an L/C Issuer or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order at the Borrower’s sole expense and such Lender, L/C Issuer or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17.      Communications.

(a)            Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(i)              Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)            Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC”. By marking Borrower Materials “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower or its Subsidiaries were a public reporting company (in each case, as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its Subsidiaries or their securities for purposes of United States federal or state securities laws. The following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents (excluding schedules, certificates, computations and any documents related to the foregoing, unless consented to by the Borrower in writing), and (2) the information delivered pursuant to Sections 4.02(g), 5.04(a) and (b).

(c)             Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Platform. In no event shall any Agent Party have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18.      Release of Liens and Guarantees. Notwithstanding anything to the contrary in the Loan Documents:

(a)            after Payment in Full, the Collateral shall be automatically released from any Liens created by the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the L/C Issuers, the Lenders and each Loan Party under the Loan Documents shall automatically terminate and each Guarantor shall be released from any Guaranty provided under the Loan Documents for the benefit any Secured Party, all without delivery of any instrument or performance of any act by any Person.

(b)            the following Collateral shall be automatically released, or in the case of clause (vii) below, subordinated from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any Person:

(i)             upon a Disposition of Collateral permitted hereunder to a non-Loan Party, the Disposed of Collateral;

(ii)            upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, the Collateral owned by such Unrestricted Subsidiary;

(iii)           with respect to the Person acting as Holdings, upon such Person being replaced as Holdings pursuant to the definition thereof, the Collateral owned by such Person;

(iv)           upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(iv)) of the release of any Collateral, such Collateral;

(v)            upon a release of any Collateral under the terms of each applicable Security Document or upon such Collateral no longer being required to be perfected under the Collateral and Guarantee Requirement, such Collateral;

(vi)            upon a Guarantor no longer being a Guarantor due to the satisfaction of the requirements set forth in Section 9.18(c), the Collateral owned by such Guarantor; or

(vii)          subordinate any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement affecting the Mortgaged Property provided such lease, easement, right of way or similar agreement is permitted by Section 6.02.

(c)             a Guarantor shall be automatically released from the Guaranty without delivery of any instrument or performance of any act by any Person:

(i)              upon a designation of such Guarantor as an Unrestricted Subsidiary permitted hereunder;

(ii)             upon such Guarantor no longer being a Guarantor by virtue of the definition thereof, of becoming an Excluded Subsidiary or of a transaction permitted hereunder; provided that in the case of any such Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary, such Guarantor shall only be released from its obligations under the Guaranty pursuant to this clause (ii) if such Subsidiary ceases to be Controlled by the Borrower;

(iii)            with respect to the Person acting as Holdings, upon such Person being replaced as Holdings pursuant to the definition thereof, the Collateral owned by such Person;

(iv)            upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 9.08(b)(iv)); or

(v)            upon the release of such Guarantor under the terms of the Guaranty, or upon such Guarantor no longer being required to be a Guarantor under the Collateral and Guarantee Requirement; provided that no Guarantor shall be automatically released from the Guaranty solely by virtue of becoming a non-Wholly Owned Subsidiary of the Borrower or any other Guarantor unless such Guarantor ceases to be Controlled by the Borrower.

(d)            In connection with any termination or release of Collateral (including of property no longer constituting Collateral by virtue of any property becoming an Excluded Asset) from the Liens securing the Secured Obligations and in connection with any sale, transfer or other Disposition or a release of a Guarantor from the Guaranty (including Subsidiaries no longer constituting a Guarantor by virtue of the definition thereof, of becoming an Excluded Subsidiary or of a transaction permitted hereunder (subject to Section 9.18(c))), the Agents shall, in each case:

(i)             in the case of termination or release of Collateral from the Liens securing the Secured Obligations, (A) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements or (2) in the case of a release of Mortgages, a release) and (B) return to the Borrower the possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release (provided that, upon request by the Administrative Agent, the Borrower shall deliver to the Collateral Agent a certificate of a Responsible Officer certifying that such transaction has been or was consummated in compliance with the Loan Documents), and

(ii)             in the case of a release of a Guarantor, at the Borrower’s expense, execute and deliver a written release in form and substance reasonably satisfactory to the Collateral Agent, to evidence the release of the Guarantor promptly upon the reasonable request of the Borrower.

(e)            Any representation, warranty or covenant contained in any Loan Document relating to any such Guarantor or Collateral subject to release pursuant to this Section 9.18 shall no longer be deemed to be made upon such release.

(f)             Any execution and delivery of documents, or the taking of any other action, by the Agents pursuant to this Section 9.18 shall be without recourse to or warranty by the Agents.

Section 9.19.      U.S.A. PATRIOT Act and Similar Legislation. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation (including applicable anti-money laundering laws), as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20.      Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in New York City on the Business Day preceding that on which final judgment is given.

Section 9.21.      No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties. The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equityholders or their Affiliates. The Borrower hereby acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (b) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other person, (c) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (d) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (e) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23.      Certain ERISA Matters.

(a)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and their respective Affiliates that:

(i)            none of the Agents or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Agents or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, Letters of Credit, the Commitments or this Agreement.

(c)            The Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.24.      Non-Recourse. Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed, furnished or delivered by any Loan Party pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against Parent, any Sponsor, any present or future holder (whether direct or indirect) of any Equity Interests of any Loan Party (other than the Loan Parties), or, in each case, any of their respective Affiliates (other than the Loan Parties) (except, in each case, in accordance with and to the extent expressly set forth in the Loan Documents to which such holder of Equity Interests is a party), shareholders, officers, directors, employees representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provisions of this Section 9.24 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Secured Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed or performed, (b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral in accordance with the terms of the Loan Documents), (c) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Secured Party (or any permitted assignee, beneficiary or successor to any of them) to name any Loan Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to (and, in each case, to the extent expressly set forth in) any Loan Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person or (d) release any Non-Recourse Person from liability (to the extent it would otherwise be liable) for its own gross negligence, fraudulent actions or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction.  The limitations on recourse set forth in this Section 9.24 shall survive the Payment in Full and the earlier termination of this Agreement.

Section 9.25.      Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (as defined below) (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity (as defined below) that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate (as defined below) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.26.      Electronic Signatures. The words “execution,” “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, amendments, supplements, modifications, waivers, joinders, notices and consents) shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties to this Agreement consent to conduct the transactions contemplated hereunder by electronic means. Each party hereto represents and warrants to the other parties that it has the corporate or other organizational capacity and authority to execute this Agreement and such other documents through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

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